EXHIBIT 99.4

2013

British Columbia

Financial and Economic

Review

73rd Edition

(August 2013)

2013 Financial and Economic Review — August 2013

Chapter One — Economic Review		1
2012 Overview		3
British Columbia Economy		4
External Trade and Commodity Prices		5
Population		7
Labour Developments		8
Inflation		8
Consumer Expenditure and Housing		9
Tourism		10
External Environment		10
United States Economy		10
Canadian Economy		11
International Economy		12
Financial Markets		13
Conclusion		14

Charts
1.1	Provincial economic growth	3
1.2	Composition of British Columbia real GDP by industry	4
1.3	British Columbia real GDP growth by industry	5
1.4	Export shares by market	6
1.5	Lumber and natural gas prices	7
1.6	Retail sales	9
1.7	Visitor entries to British Columbia	10
1.8	External economic growth	12
1.9	Canadian dollar	13

Map
1.1	Net interprovincial and international migration in BC, 2012	7

Tables
1.1	British Columbia Population and Labour Market Statistics	8
1.2	Price and Earnings Indices	9

Chapter Two — Financial Review		15
2012/13 Overview		17
Revenue		18
Expense		24
Provincial Capital Spending		26
Taxpayer-supported Capital Spending		27
Self-supported Capital Spending		28
Major Capital Projects		29
Financing Capital Spending		32
Provincial Debt		32
Taxpayer-supported Debt		33
Self-supported Debt		34
Debt Indicators		35
Credit Rating		36
Statement of Financial Position		36
Pension Plans		38
Contractual Obligations		39
2012/13 Public Accounts Audit Qualification		41

2013 Financial and Economic Review — August 2013

i

Charts
2.1	2012/13 deficit — major changes from Budget 2012	17
2.2	Revenue changes from Budget 2012	18
2.3	Expense changes from Budget 2012	24
2.4	Capital spending, 2012/13	26
2.5	Capital spending changes from Budget 2012	27
2.6	Financing taxpayer-supported capital spending	32
2.7	Provincial debt components	33
2.8	Debt changes from Budget 2012	33
2.9	Taxpayer-supported debt to GDP ratio	34
2.10	2012/13 changes in financial position	37

Tables
2.1	Operating Statement	17
2.2	Consumption and Other Tax Revenue Changes from Budget 2012	19
2.3	Energy and Mineral Revenue Changes from Budget 2012	20
2.4	Forest Revenue Changes from Budget 2012	20
2.5	Other Revenue Changes from Budget 2012	21
2.6	Revenue by Source	22
2.7	Expense by Ministry, Program and Agency	23
2.8	Capital Spending	28
2.9	Capital Expenditure Projects Greater Than $50 Million	30
2.10	Provincial Debt Summary	34
2.11	Key Debt Indicators — 2008/09 to 2012/13	35
2.12	Interprovincial Comparison of Credit Ratings, July 2013	36
2.13	Net Liabilities and Accumulated Surplus	37
2.14	Pension Plan Balances	38
2.15	Taxpayer-supported Contractual Obligations	39
2.16	Financial Statement Impact of Auditor General Qualifications	41

Chapter Three — Commercial Crown Corporations Review		43

Introduction		45

BC Hydro and Power Authority		45

BC Liquor Distribution Branch		49

BC Lottery Corporation		51

Insurance Corporation of BC		54

Columbia Power Corporation		57

Transportation Investment Corporation		58

British Columbia Railway Company		59

Charts
3.1	Domestic electricity supply versus demand	47
3.2	Liquor sales by category	50
3.3	Interprovincial gaming comparisons	53
3.4	ICBC bodily injury claims loss cost trend	56
3.5	ICBC collision claims loss cost trend	56

Map
3.1	500 kV transmission system and major generating stations	46

2013 Financial and Economic Review — August 2013

Tables
3.1	British Columbia Hydro and Power Authority Five-Year Income Statement	48
3.2	Liquor Distribution Branch Five-Year Income Statement	49
3.3	British Columbia Lottery Corporation Five-Year Income Statement	51
3.4	Insurance Corporation of British Columbia Five-Year Income Statement	54
3.5	Columbia Power Corporation Five-Year Income Statement	57
3.6	Transportation Investment Corporation Five-Year Income Statement	59
3.7	British Columbia Railway Company Five-Year Income Statement	60

Appendix 1 — Economic Review Supplementary Tables		61

Tables
A1.1A	Aggregate and Labour Market Indicators	62
A1.1B	Prices, Earnings and Financial Indicators	63
A1.1C	Other Indicators	64
A1.1D	Commodity Production Indicators	65
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	66
A1.3	British Columbia GDP at Basic Prices, by Industry	66
A1.4	British Columbia GDP, Income Based	66
A1.5	Employment by Industry in British Columbia	67
A1.6	Capital Investment by Industry	68
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2012	69
A1.8	British Columbia International Goods Exports by Market Area	70
A1.9	Historical Commodity Prices (in U.S. Dollars)	71
A1.10	British Columbia Forest Sector Economic Activity Indicators	72
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	73
A1.12	Petroleum and Natural Gas Activity Indicators	73
A1.13	Supply and Consumption of Electrical Energy in British Columbia	74
A1.14	Components of British Columbia Population Change	75

Appendix 2 — Financial Review Supplementary Tables		77

Tables
A2.1	2012/13 Forecasts — Year in Review	78
A2.2	Operating Statement — 2001/02 to 2012/13	79
A2.3	Statement of Financial Position — 2001/02 to 2012/13	80
A2.4	Changes in Financial Position — 2001/02 to 2012/13	81
A2.5	Revenue by Source — 2001/02 to 2012/13	82
A2.6	Revenue by Source Supplementary Information — 2001/02 to 2012/13	83
A2.7	Expense by Function — 2001/02 to 2012/13	84
A2.8	Expense by Function Supplementary Information — 2001/02 to 2012/13	85
A2.9	Full-Time Equivalents (FTEs) — 2001/02 to 2012/13	86
A2.10	Capital Spending — 2001/02 to 2012/13	87
A2.11	Provincial Debt — 2001/02 to 2012/13	88
A2.12	Provincial Debt Supplementary Information — 2001/02 to 2012/13	89
A2.13	Key Provincial Debt Indicators — 2001/02 to 2012/13	90
A2.14	Historical Operating Statement Surplus (Deficit)	91
A2.15	Historical Provincial Debt Summary	92

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review: 2001/02 to 2012/13		93
Introduction		95
Operating Overview		96
Revenue Trends		97
Expense Trends		99
Capital Spending Trends		102
Debt Trends		105

Charts
A3.1	Nominal GDP, Revenue and Base Expense Trends	96
A3.2	Revenue Share Trends	97
A3.3	Real Per Capita Revenue Trends	99
A3.4	Base Expense Share Trends	100
A3.5	Real Per Capita Base Expense Trends	101
A3.6	Historical Taxpayer-supported Capital Spending	102
A3.7	Financing Taxpayer-supported Capital Spending	103
A3.8	Historical Self-supported Capital Spending	104
A3.9	Historical Taxpayer-supported Debt	105
A3.10	Historical Self-supported Debt	106
A3.11	Debt to GDP ratios	107
A3.12	Components of Changes in Taxpayer-supported Debt	107

Appendix 4 — Supplementary Information		109
General Description of the Province		111
Geography		111
Physiography		111
Climate and Vegetation		111
Population		112
Constitutional Framework		112
Provincial Government		113
Legislature		113
Executive		113
Judiciary		114
Provincial Government Jurisdiction		114
Annual Financial Cycle		114
Planning and Budget Preparation		115
Implementation and Reporting		115
Evaluation		116
Accountability		116
Government’s Financial Statements		116
Government Reporting Entity		116
Compliance with GAAP		117

Topic Box
Summary of Tax Changes Announced in 2013		118

Charts
A4.1	Financial Planning and Reporting Cycle Overview	115

Tables
A4.1	Provincial Taxes (as of July 2013)	122
A4.2	Interprovincial Comparisons of Tax Rates — 2013	127

2013 Financial and Economic Review — August 2013

Chapter One

Economic Review [1]

1 Reflects information available as of July 24, 2013

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

2012 Overview

British Columbia’s economy continued to grow in 2012, and performed well relative to most other Canadian provinces.

Similar to previous years, Statistics Canada published only real dollar industry-side GDP data in the preliminary release of its Provincial Economic Accounts in April 2013. As a result, the following analysis refers to real GDP figures at basic prices, as opposed to the usual market price definition.

BC’s economy grew by 1.7 per cent in 2012 (the fourth highest growth rate among provinces), which was lower than the 2.6 per cent growth observed in 2011. Most indicators of economic performance increased in 2012 relative to 2011, but a broad slowing trend was evident in several key areas of the economy.

Chart 1.1 Provincial Economic Growth2

Source: Statistics Canada, April 2013 Preliminary Industry Accounts

Externally, BC’s international merchandise exports struggled in 2012, falling by 4.2 per cent over 2011. Meanwhile, shipments of manufactured goods grew modestly, rising by 2.0 per cent on the year.

Domestically, BC housing starts increased by 4.0 per cent in 2012 to average about 27,500 annualized units for the year. Retail sales also improved in 2012, climbing 1.9 per cent alongside rising consumer confidence.

Statistics Canada’s provincial and territorial economic accounts periodically undergo historical revisions, which are much broader in scope than the regular revisions undertaken on an annual basis. These historical revisions are reserved for incorporating updated international accounting standards, as well as conceptual, classification, presentational and major statistical changes. The most recent revision (released November 2012) includes major changes to the provincial and territorial expenditure and income accounts. The latest revisions date back to 2007 and include data up to 2011.

2 Provincial and National real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in April 2013. Further information on British Columbia’s economic performance will be available in November 2013, when Statistics Canada releases revised GDP data for 2012 and previous years for the full income and expenditure accounts, including nominal data.

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

It is anticipated that revisions dating back to 1981 may be released later in 2013. Some of these conceptual changes involve providing more disaggregation of existing information, while other changes involve the inclusion of new categories that were not previously being captured in the data. Updated economic accounts data for 2007 to 2011 can be found in the Appendix 1 tables (Tables A1.1A, A1.1B, A1.2, A1.3 and A1.4).

British Columbia Economy

BC has a mature, diversified economy. In 2012, services-producing industries accounted for 75.6 per cent of BC’s real GDP and goods-producing industries accounted for 24.4 per cent. The two biggest service industries were real estate, rental and leasing (17.4 per cent of BC’s total real GDP) and wholesale and retail trade (10.0 per cent of BC’s total real GDP). At the same time, construction and manufacturing produced the highest amount of GDP in the goods sector in 2012, with construction accounting for 8.1 per cent of BC’s total GDP and manufacturing making up 7.2 per cent.

Chart 1.2 Composition of British Columbia real GDP by industry

Source: Statistics Canada

In total, BC’s real GDP increased by 1.7 per cent in 2012 after growing by 2.6 per cent in 2011. Growth slowed in 2012 compared to 2011 in both the service-producing and goods-producing industries.

Output in the province’s service-producing sectors increased by 1.8 per cent in 2012, down slightly from the 2.1 per cent rise recorded in 2011. Notable real GDP growth in 2012 on the service side was recorded in the professional, scientific and technical services sector (+2.7 per cent), real estate, rental and leasing sector (+2.7 per cent) and transportation and warehousing sector (+2.5 per cent).

Meanwhile, output in BC’s goods-producing sectors increased just 1.6 per cent in 2012, a substantial drop from the 4.3 per cent growth recorded in 2011. Growth in the construction sector (+4.5 per cent) and manufacturing sector (+0.9 per cent) on the year helped offset contractions in the agriculture, forestry, fishing and hunting sector (-1.9 per cent) and mining, quarrying, and oil and gas extraction sector (-0.5 per cent).

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Chart 1.3  British Columbia real GDP growth by industry

Source: Statistics Canada, April 2013 Preliminary Industry Accounts

External Trade and Commodity Prices

Exports by destination:

BC’s merchandise exports fell 4.2 per cent in 2012, after surging by 14.1 per cent in 2011 and 13.5 per cent in 2010. The decline in export activity reflected weakening economic conditions abroad, as demand for BC goods fell among many of the province’s main trading partners. A notable exception was China, whose demand for BC exports (primarily coal) continued to grow in 2012.

Exports of BC goods to the US fell 1.1 per cent in 2012 after growing 5.7 per cent in 2011. Tough wood product exports to the US grew 24.8 per cent in 2012 with support from the gradually recovering US housing market, this gain was more than offset by falling US-bound exports of BC’s natural gas (-32.0 per cent) and pulp and paper products (-7.3 per cent).

The value of BC merchandise exports to China grew by 19.8 per cent in 2012 after growing by 25.2 per cent in 2011. The annual gain in 2012 was driven largely by coal exports (+92.2 per cent), while both softwood lumber and pulp exports to China fell on the year (by 1.4 per cent and 4.0 per cent, respectively). Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

The share of BC’s total goods exports to China continued to increase in 2012, with 18.4 per cent sent to that country, up from 14.7 per cent in 2011. In addition, the share of BC’s total exports to the US grew in 2012 for the first time since 2001, while economic weakness in Western Europe, Japan and South Korea limited BC exports to those areas.

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Chart 1.4  Export shares by market

Source: BC Stats

Commodity exports and prices:

The annual decline in BC goods exports in 2012 was mainly the result of falling energy product exports, which were down by 21.1 per cent from 2011. Declines were also observed in exports of pulp and paper products (-6.9 per cent) and metallic mineral products (-1.0 per cent), while exports of wood products (+8.2 per cent) and machinery and equipment (+12.7 per cent) gained on the year.

The price of natural gas continued to fall in 2012. The Plant Inlet natural gas price averaged just $1.36 C/GJ in 2012, over a dollar lower than the average price of $2.47 C/GJ recorded the previous year.

The price of oil fluctuated somewhat through 2012, but remained at historically high levels for a second consecutive year. The West Texas Intermediate daily oil price averaged $94.05 US/barrel on the year, down slightly from the $94.88 US/barrel recorded the previous year.

Buoyed by strengthening US housing starts, prices for SPF lumber improved substantially in 2012, rising by 17.6 per cent on the year after remaining fairly flat in 2011. However, the price of pulp and newsprint both fell in 2012, with pulp down 15.3 per cent and newsprint down 0.5 per cent from 2011.

•                  Lumber prices averaged $299 US per thousand board feet in 2012, an increase from $254 US in 2011;

•                  Pulp prices averaged $814 US per tonne, down from $961 US in 2011; and

•                  Newsprint prices dropped to $621 US per tonne from $625 US per tonne in 2011.

Manufacturing shipments:

BC shipments of manufactured goods grew modestly in 2012, up 2.0 per cent on the year following a gain of 7.4 per cent in 2011. Annual shipments increased for wood products (+7.6 per cent) and transportation equipment (+21.8 per cent), while declines were observed for shipments of manufactured paper products (-13.0 per cent) and primary metal products (-5.9 per cent).

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Chart 1.5  Lumber and natural gas prices

Source: Madison’s Lumber Reporter and Ministry of Natural Gas Development

Population

BC’s population grew by 1.0 per cent as of July 1, 2012. During the 2012 calendar year, BC’s population increased by 45,996 persons. Most of this growth was attributable to the 35,985 persons BC welcomed via net international migration. Meanwhile, interprovincial migration in BC was negative for a second straight year in 2012, as a net total of 8,657 persons left BC for other provinces. A natural increase of 11,615 persons also added to the total population of the province for 2012.

Map 1.1   Net interprovincial and international migration in BC, 2012

Source: BC Stats

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Labour Developments

Employment in BC grew by 1.7 per cent (or 37,800 jobs) in 2012, faster than the 0.8 per cent growth observed in 2011. Full-time employment rose by 2.8 per cent (or 49,200 jobs), while part-time employment fell by 2.2 per cent (or -11,300 jobs). BC’s unemployment rate dropped 0.8 percentage points to average 6.7 per cent in 2012, lower than the national average of 7.2 per cent. Meanwhile, BC’s labour force expanded by 0.9 per cent in 2012 following an increase of 0.6 per cent in 2011.

Employment in BC’s services sector rose by 1.4 per cent (or 26,200 jobs) in 2012 compared to 2011. Major job gains occurred in health care and social assistance (+13,200 jobs), educational services (+10,200 jobs) and information, culture and recreation (+6,600 jobs). On the other hand, service sector job losses were observed in accommodation and food services (-10,200 jobs), professional, scientific and technical services (-9,100 jobs) and public administration (-6,500 jobs).

BC’s goods-producing industries experienced a 2.6 per cent increase in 2012, adding 11,700 jobs compared to 2011. Annual job gains in the manufacturing sector (+15,300 jobs), primary industries sector (+5,900 jobs) and utilities sector (+2,100 jobs) more than offset losses in the construction sector (-11,700 jobs) — see Appendix Table A1.5 for more details.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2008	2009	2010	2011	2012
Population (as of July 1)	(thousands)	4,384	4,460	4,530	4,577	4,623
	(% change)	1.7	1.7	1.6	1.0	1.0

Net Migration
International	(persons)	54,094	50,389	37,193	35,368	35,985
Interprovincial	(persons)	10,849	9,672	6,212	(120)	(8,657)
Labour Force	(thousands)	2,376	2,403	2,443	2,458	2,479
	(% change)	2.4	1.1	1.7	0.6	0.9
Employment	(thousands)	2,266	2,218	2,257	2,275	2,313
	(% change)	2.0	(2.1)	1.7	0.8	1.7
Unemployment Rate	(%)	4.6	7.7	7.6	7.5	6.7

Source: Statistics Canada (CANSIM Tables 051-0005, 051-0012, 051-0037, 282-0087, 282-0002 – accessed June 2013)

Inflation

Consumer prices in BC rose by 1.1 per cent in 2012 compared to 2011, a marked slowdown from the 2.4 per cent inflation rate observed the previous year. The uptick in consumer prices in 2012 occurred as increases in the prices of non-durables, semi-durables and services more than offset price declines for durable goods. Rising gasoline, electricity and food prices pushed up overall prices for non-durables, while higher prices for restaurants, education and public transportation provided upward inflationary pressure on the services side. Higher prices for items such as clothing and footwear contributed to the price inflation in the semi-durables component. Meanwhile, prices for durables fell due to lower prices for home entertainment and furniture.

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Table 1.2 Price and Earnings Indices

	Units	2008	2009	2010	2011	2012
Consumer Price Index	(2002=100)	112.3	112.3	113.8	116.5	117.8
(British Columbia)	(% change)	2.1	0.0	1.3	2.4	1.1

Average Weekly Earnings	($)	777.9	797.9	822.7	837.3	854.4
	(% change)	4.1	2.6	3.1	1.8	2.0

Compensation of Employees [1]	($ millions)	102,192	100,335	102,413	107,496	n/a
	(% change)	4.0	(1.8)	2.1	5.0	n/a

Primary Household Income [1]	($ millions)	137,095	135,575	139,055	146,351	n/a
	(% change)	3.4	(1.1)	2.6	5.2	n/a

Net Operating Surplus (corporations) [1]	($ millions)	25,176	17,091	25,052	25,177	n/a
	(% change)	2.5	(32.1)	46.6	0.5	n/a

1 As of November 2012 Provincial Economic Accounts

Source: Statistics Canada (CANSIM Tables 326-0020, 282-0072, 384-0040, 384-0037 - accessed June 2013)

Consumer Expenditure and Housing

Despite monthly values peaking in February 2012 and trending relatively flat through the remainder of the year, retail sales in BC advanced by 1.9 per cent annually in 2012 after growing by 3.2 per cent in 2011. Notable gains were achieved at clothing and clothing accessories stores, beer, wine and liquor stores, and motor vehicle and parts dealers. BC ranked fifth among provinces in retail sales growth on the year.

Chart 1.6 Retail sales

Source: Statistics Canada

After registering a slight decline in 2011, BC housing starts improved in 2012, rising by 4.0 per cent to reach about 27,500 units. An annual gain of 9.1 per cent in multiple unit starts offset a decline of 6.0 per cent in single unit starts. At the same time, residential building permits (a leading indicator of potential new housing activity) grew by 9.8 per cent in 2012 over 2011.

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Home sales in BC fell by 11.8 per cent in 2012 compared to the previous year, following a 2.8 per cent increase in 2011. Home prices in BC fell in 2012 after two consecutive years of solid increases, with the average home price dropping 8.3 per cent from 2011 levels to reach about $515,000.

Tourism

The number of international travelers to BC remained flat in 2012 compared to the previous year, after falling 3.6 per cent in 2011. The number of non-US visitors grew by 1.9 per cent in 2012, but the number of travelers from the US fell by 0.6 per cent on the year. Since 2001, the number of travelers to BC has decreased in each year except for two (2004 and 2010), and currently registers at levels observed in the early 1990s.

Chart 1.7 Visitor entries to British Columbia

Source: Statistics Canada

External Environment

Considerable economic uncertainty plagued the international environment during 2012, and growth rates slowed in many areas compared to the previous year. Overall, the world economy grew by 3.2 per cent in 2012, down from the 4.0 per cent gain recorded in 2011. GDP in the euro area contracted by 0.6 per cent in 2012 following two years of modest growth. Chinese GDP grew 7.8 per cent on the year, moderating from the 9.3 per cent growth rate observed in 2011. Meanwhile, growth in the Japanese and US economies each accelerated in 2012, yet both remained at low rates.

United States Economy

In 2012, the US economic landscape was characterized by an ongoing, sluggish recovery from the 2008/09 recession and substantial fiscal uncertainty due to political gridlock in Congress. US real GDP expanded by 2.2 per cent overall in 2012, a slight improvement from the 1.8 per cent growth observed in 2011.

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

The US employment situation remained weak in 2012. Tough the US economy created 2.2 million jobs in 2012, the level of employment in 2012 was still 3.9 million jobs lower than it was in 2007. The unemployment rate dropped from 8.9 per cent in 2011 to 8.1 per cent in 2012, but did so alongside falling participation in the labor force and nevertheless remained high by historical standards.

The US housing market began a nascent recovery in 2012, as housing starts grew by 28.1 per cent on the year to average 780,000 units. Meanwhile, home prices increased by 2.8 in 2012, but were still 29.9 per cent below the historically high level observed in 2006.

The US current account deficit (the combined balances on trade in goods and services income, and net unilateral current transfers) increased in 2012 to reach $475 billion from $466 billion in 2011.

Canadian Economy

The Canadian economy grew by 1.8 per cent in 2012 following a 2.6 per cent increase in 2011, as real GDP advanced in every province except for New Brunswick and Newfoundland and Labrador. Canada’s services-producing industries improved by 1.8 per cent in 2012, slower than the 2.2 per cent growth registered the previous year. At the same time, growth in the country’s goods sector rose by 1.8 per cent in 2012, down from 3.5 per cent in 2011.

Canada’s current account deficit widened in 2012 to reach $62.2 billion after recording a balance of $48.5 billion the previous year. The value of Canadian merchandise exports rose 1.9 per cent in 2012, a notable deceleration from the 12.1 per cent growth observed in 2011 as exporters grappled with a strong currency and weak external demand. The growth of manufactured goods shipments also slowed on the year, with the total value of Canadian shipments increasing by 3.5 per cent in 2012 following a gain of 8.0 per cent in 2011.

Canada’s labour market grew steadily throughout 2012, as the number of jobs in the economy increased by 201,500 jobs (or 1.2 per cent) over 2011. At the same time, the national unemployment rate edged down 0.2 percentage points in 2012 to average 7.2 per cent on the year.

Canadian housing starts grew strongly in 2012, climbing 10.8 per cent to average 214,800 units, after growing by 2.1 per cent in 2011. Residential building permits also advanced on the year, up 8.8 per cent in 2012 following a gain of 2.3 per cent during the previous year. However, national home sales fell by 1.2 per cent in 2012 (likely dampened by stricter mortgage rules introduced by the federal government mid-year) after increasing 2.6 per cent in 2011.

Canadian retail sales advanced 2.5 per cent in 2012 compared to the previous year, after a 4.1 per cent annual increase in 2011. Retail sales in 2012 were likely supported by the gains in national employment and consumer confidence that occurred during the year.

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

International Economy

The European sovereign debt crisis continued to unfold in 2012, weighing on confidence and increasing uncertainty in the euro area and throughout the world. The severity of the crisis eased somewhat during the year as the European Central Bank resolved to preserve the euro currency at all costs. This commitment helped ease interest rates for some heavily indebted countries such as Spain and Italy, but did not prevent many core and peripheral European countries from slipping into recession. Overall, the euro area’s economy shrank by 0.6 per cent in 2012 after growing by 1.4 per cent in 2011.

Japan’s economy rebounded in early 2012 due to rebuilding efforts following the earthquake and tsunami that rocked the country in 2011, but then contracted sharply in the latter half of the year. In total, Japan’s gross domestic product grew 2.0 per cent in 2012 after shrinking by 0.6 per cent in 2011.

Economic growth in China slowed in 2012, hindered by weakening external demand for its products and government policies aimed at cooling the country’s booming property market. The Chinese economy grew 7.8 per cent growth on the year after expanding by 9.3 per cent in 2011 and by 10.4 per cent in 2010.

Overall, the International Monetary Fund estimates that global real GDP grew by 3.2 per cent in 2012, a slower rate than the 4.0 per cent growth observed the year before. Global economic activity in 2012 was constrained by sluggish demand, heightened uncertainty, and policy tightening in many developed and emerging economies.

Chart 1.8 External Economic Growth

Source: International Monetary Fund, April 2013

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Financial Markets

The Bank of Canada held the overnight target rate at 1.00 per cent throughout 2012, where it has remained since September 2010. On several occasions throughout the year, Bank officials cited external headwinds to the Canadian economy (stemming largely from the recession in Europe and slower-than-anticipated growth in emerging markets like China) as the primary reasons for their decision to maintain the target rate at 1.00 per cent.

The slow US economic recovery pushed the US Federal Reserve to hold its intended federal funds rate in the 0.00 to 0.25 per cent range throughout 2012. Reserve officials have held the rate in this highly accommodative range since December 2008 and pledged in 2012 to continue doing so until the US unemployment rate falls below 6.5 per cent, as long as inflation remains contained. The Federal Reserve also embarked on a third bond buying program (dubbed QE3) in September 2012 in advance of tax increases and spending cuts scheduled for January 1, 2013, which never fully materialized (known as the fiscal cliff).

After beginning 2012 at 99.1 US cents, the value of the Canadian dollar remained fairly close to parity throughout the year and averaged 100.1 US cents overall. As in 2011 when the Canadian dollar averaged 101.1 US cents, the dollar’s high value in 2012 was attributed to relative weakness in the US dollar as well as strong commodity prices.

Chart 1.9 Canadian Dollar

Source: Bank of Canada

2013 Financial and Economic Review — August 2013

Chapter 1 — Economic Review

Conclusion

BC’s diverse economy continued to grow in 2012, but at a slower pace than was observed the year before. The province’s real GDP expanded by 1.7 per cent on the year after growing by 2.6 per cent in 2011. While BC’s economic growth in 2012 was higher than most other Canadian provinces, it was slightly below the national average for the year.

Domestically, employment in BC increased by 1.7 per cent in 2012, or by 37,800 jobs, as gains in full-time employment outweighed losses in part-time employment. Meanwhile, BC’s annual unemployment rate dropped 0.8 percentage points to average 6.7 per cent on the year, lower than the national average of 7.2 per cent. BC housing starts improved by 4.0 per cent in 2012 to reach about 27,500 units, and BC retail sales climbed 1.9 per cent on the year.

Internationally, the value of BC merchandise exports sank 4.2 per cent in 2012 following two years of very strong growth, as demand for BC commodities waned among many of the province’s main trading partners. Shipments of manufactured goods also slowed in 2012, growing by just 2.0 per cent on the year after rising 7.4 per cent the previous year.

2013 Financial and Economic Review — August 2013

Chapter Two

Financial Review [1]

1 Reflects 2012/13 Public Accounts released on July 23, 2013.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

2012/13 Overview

Table 2.1 Operating Statement

($ millions)	Budget 2012 [1]	Actual 2012/13	Actual 2011/12 [1]
Revenue	43,101	42,055	41,832
Expense	(43,869)	(43,201)	(42,047)
	(768)	(1,146)	(215)
Liability for repayment of HST transition funding	—	—	(1,599)
Deficit before forecast allowance	(768)	(1,146)	(1,814)
Forecast allowance	(200)	—	—
Deficit	(968)	(1,146)	(1,814)
Capital spending:
Taxpayer-supported capital spending	3,757	3,279	3,565
Self-supported capital spending	3,346	2,764	2,744
	7,103	6,043	6,309
Provincial Debt:
Taxpayer-supported debt	38,736	38,182	34,659
Self-supported debt	18,667	17,634	15,534
Total debt (including forecast allowance)	57,603	55,816	50,193
Taxpayer-supported debt-to-GDP ratio	17.2%	17.0%	15.9%

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2013, and the impact of Statistics Canada methodology change for measuring economic growth.

The provincial government ended the 2012/13 fiscal year with a deficit of $1,146 million, $178 million larger than budget and a $668 million improvement over the previous year’s deficit (see Table 2.1).

Revenues were $1,046 million lower than budget primarily due to a 17 per cent reduction in natural resource revenue compared to budget. Other revenue decreases reflected lower federal transfers and a delay in the sale of the Little Mountain property. (See Revenue section for further details.)

Chart 2.1 2012/13 deficit — major changes from Budget 2012

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Total government expenses were $668 million lower than budgeted as $910 million in ministry savings, prior year liability adjustments, and deferred service delivery agency spending, were partially offset by $242 million in statutory spending, mainly for tax credit transfers and natural disaster related costs. (See Expense section for further details.)

The $200 million forecast allowance absorbed a portion of the above impacts limiting the increase to the budgeted deficit to $178 million.

Financial information in this publication, including this chapter and Appendix 2, is derived from the government’s 2012/13 Public Accounts.

Revenue

In 2012/13, revenue totaled $42.1 billion — $1,046 million lower than budget and up 0.5 per cent from 2011/12. Compared to budget, lower revenues from natural resources, taxation sources, fees, miscellaneous sources and federal transfers were partially offset by higher revenue from personal income, forest, investment earnings and commercial Crown corporations.

Chart 2.2 Revenue changes from Budget 2012

Personal income tax

Personal income tax revenue was up $347 million mainly due to the effects of stronger 2011 tax assessments. This was partially offset by lower estimated 2013 personal income growth reflecting relatively slower employment growth in the first three months of 2013.

Corporate income tax

Corporate income tax revenue was down $62 million mainly due to decreased instalment payments from the federal government reflecting deterioration in the national corporate tax base outlook and lower tax assessments for 2010 and prior years, partly offset by improved 2011 tax results. The 2011 BC corporate income tax base rose only 11.6 per cent annually compared to a 16.3 per cent increase in BC corporate profits, indicating the volatility associated with corporate income tax revenues.

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Harmonized sales tax

Revenue from harmonized sales tax was down $53 million from budget due to higher deductions relating to rebates and lower input tax credits, partially offset by a higher 2012/13 tax base.

Table 2.2 Consumption and Other Tax Revenue Changes from Budget 2012

	Revenue			Public
	changes		Budget	Accounts
	($ millions)	Indicators (annual percent change)	2012	Forecast
Harmonized sales	(53)	Nominal consumer expenditures	4.3%	3.8%
Social service	25	Nominal business investment	4.2%	6.8%
Tax on designated property	(5)
	(33)
		BC Consumer Price Index	1.9%	1.1%
Fuel	(47)	BC housing starts	-5.4%	4.0%
Carbon	(52)	Real GDP	1.8%	1.9%
Tobacco	(38)
Property transfer	(135)
		Gasoline volume growth	1.0%	-2.4%[1]
Other taxes	(18)

1 Reflects 2012/13 actuals.

Fuel tax

Revenue from fuel tax was $47 million lower than budget reflecting lower gasoline consumption, likely due in part to higher pump prices.

Carbon tax

Carbon tax revenue was $52 million lower than budget due to weaker sales of gasoline and natural gas.

Tobacco tax

Tobacco tax revenue was $38 million below budget mainly due to a decline in consumption levels, partly reflecting the shift in public attitudes towards smoking.

Property transfer tax

Revenue from property transfer tax was $135 million lower than budget due to the effects of a weak housing market in latter half of 2012 which continued in 2013, as evident from annual declines in average property prices and the number of transactions.

Natural gas royalties

Natural gas royalties were $229 million below budget as lower prices and production volumes were partly offset by reduced utilization of credit and royalty program offsets. The full-year average price of $1.51 ($Cdn/gigajoule, plant inlet) was 40 per cent below budget reflecting weak North American market demand and high storage levels.

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Coal, metals and other minerals

Revenue from coal, metals and other minerals was $242 million below budget due to a one-time prior year adjustment, the effects of higher mining costs and the impact of lower commodity prices.

Table 2.3 Energy and Mineral Revenue Changes from Budget 2012

	Revenue
	changes		Budget
	($ millions)	Indicators	2012	Actual
Natural gas royalties	(229)	Natural gas price ($ Cdn/GJ, plant inlet)	$2.52	$1.51
		Production (annual change)	12.8%	-1.5%
Coal, metals and other minerals	(242)	Metallurgical coal price ($ US/tonne)	$218	$177
		Copper price ($ US/lb)	$3.68	$3.61
Columbia River Treaty electricity sales	(36)	Electricity price ($ US/Mwh)	$31.58	$24.84
		Oil price ($ US/bbl)	$97.07	$91.99
Petroleum royalties and other [1]	(34)	Bonus bid cash reciepts ($ million)	$294	$115
		Bonus bid price per hectare ($)	$1,200	$1,105
	(541)	Hectares disposed (thousands)	245	104

1 Includes Sale of Crown land tenures where revenue is recognized over nine years.

Columbia River Treaty

Receipts from electricity sales under the Columbia River Treaty were $36 million below budget due to lower electricity prices.

Other energy

Other energy-related revenue sources were $34 million below budget mainly due to weaker sales of Crown land leases and the impact of lower oil prices. Cash sales of Crown land tenures were below budget due to lower hectares disposed and a weaker average bid price per hectare. However, the average bid price during the year at $1,105 per hectare marks the sixth consecutive year that bid prices exceeded $1,000 per hectare.

Forests

Forests revenue was $29 million above budget due to higher stumpage revenue, reflecting higher stumpage rates and lumber prices, and increased recoveries of fire prevention costs, partly offset by the effects of a higher Canadian dollar, lower harvest volumes and reduced entitlement of the federal government border tax collections. Despite higher US lumber shipments, BC’s entitlement of border tax collections under the Softwood Lumber Agreement, 2006 was $18 million below budget reflecting the lower effective export tax rate in the agreement for higher lumber prices.

Table 2.4 Forest Revenue Changes from Budget 2012

	Revenue
	changes		Budget
	($ millions)	Indicators	2012	Actual
Stumpage from timber tenures	39	SPF 2x4 ($ US/1000 bf, calendar year)	$260	$300
BC Timber Sales	(3)	Total stumpage rate ($/m3)	$5.26	$6.01
Softwood Lumber Agreement border tax	(18)	Harvest volumes (million m3)	65.0	62.6
Logging tax and other receipts	11	Export tax rate (percent)	11.3	7.5
	29	US lumber exports (billion bf)	5.1	5.5

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Other taxpayer supported sources

Other taxpayer supported revenue — including fees, licences, investment earnings and other miscellaneous sources — was $361 million below budget mainly due to a delay in the completion date of the sale of the Little Mountain property to the 2013/14 fiscal year. This decline was partly offset by an improvement in investment earnings.

Table 2.5 Other Revenue Changes from Budget 2012

	Revenue
	changes
	($ millions)
Fees and Miscellaneous Sources
Taxpayer supported crowns	(311)	mainly delayed completion date of Little Mountain property sale
Taxpayer supported SUCH entities	(47)	mainly health authorties & post-secondary institutions
Other	(93)	mainly MSP premiums and value of land issued as free Crown grants
Investment earnings	90
Total other	(361)

Federal government

Federal government contributions were down $215 million reflecting a $240 million decrease in the Canada Health Transfer and Canada Social Transfer entitlements mainly due to a lower population share. The reduced population share reflects the impacts of the preliminary Statistics Canada Census net undercount estimates which also included revisions to prior years. The assumed population share in 2012 was 13.11 per cent compared to 13.28 per cent forecast in budget.

The decline in entitlements was partly offset by a $25 million improvement in other federal government transfers mainly due to higher direct funding to the post-secondary institutions.

Commercial Crown corporations

Commercial Crown corporation net income of $2.8 billion was $81 million above budget and $92 million higher than 2011/12.

•             BC Hydro net income was $57 million lower than plan, reflecting a reduction in allowed return on deemed equity for 2012/13 to 11.73 per cent from 12.75 per cent. This return is set by the BC Utilities Commission to reflect the allowed return for the most comparable investor-owned energy utility regulated by the commission — FortisBC Energy Inc.

•             Liquor Distribution Branch income was up $24 million from plan mainly due to stronger sales in wines and spirits and lower operating expenses.

•             BC Lottery Corporation income was up $3 million from plan reflecting higher net income from lottery operations and operating cost savings, partially offset by lower revenue from casino and gaming operations.

•             ICBC results were up $105 million from plan mainly due to increased revenue from higher vehicle growth and average premiums, lower operating costs and higher investment income. These improvements were partially offset by higher claims costs.

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Table 2.6 Revenue by Source

	Budget	Actual	Actual
($ millions)	2012 [1]	2012/13	2011/12 [1]
Taxation
Personal income	6,630	6,977	6,427
Corporate income	2,266	2,204	2,002
Harmonized sales	6,003	5,950	5,779
Other sales [2]	98	118	151
Fuel	937	890	928
Carbon	1,172	1,120	959
Tobacco	652	614	636
Property	2,013	1,985	1,913
Property transfer	893	758	944
Corporation capital	—	1	(5)
Insurance premium	424	433	411
	21,088	21,050	20,145
Natural resource
Natural gas royalties	398	169	339
Forests	533	562	482
Other natural resource [3]	2,055	1,742	1,991
	2,986	2,473	2,812
Other revenue
Medical Services Plan premiums	2,047	2,047	1,919
Other fees [4]	2,876	2,849	2,806
Investment earnings	1,083	1,173	1,022
Miscellaneous	3,047	2,623	2,715
	9,053	8,692	8,462
Contributions from the federal government
Health transfer	4,051	3,887	3,858
Social transfer	1,631	1,555	1,526
Harmonized sales tax transition payments	—	—	580
Other federal contributions	1,575	1,600	1,743
	7,257	7,042	7,707
Commercial Crown corporation net income
BC Hydro	566	509	558
Liquor Distribution Branch	906	930	909
BC Lottery Corporation (net of payments to the federal government)	1,115	1,118	1,099
ICBC	146	251	102
Transportation Investment Corporation (Port Mann)	(48)	(60)	(17)
Other	32	50	55
	2,717	2,798	2,706
Total revenue	43,101	42,055	41,832

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2013.

2 Includes social service tax, the continuation of the tax on designated property and the hotel room tax in 2010/11.

3 Columbia River Treaty, other energy and minerals, water rental and other resources.

4 Post-secondary, healthcare-related, motor vehicle, and other fees.

A detailed review of revenue changes by quarter is available in Appendix Table A2.1. Further information on commercial Crown corporations is provided in Chapter 3.

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Table 2.7 Expense by Ministry, Program and Agency

	2012/13
	Budget	Contingencies	Restated		Actual
($ millions)	2012 [1]	Allocation	Budget	Actual	2011/12 [1]
Office of the Premier	9	—	9	8	9
Aboriginal Relations and Reconciliation	80	17	97	97	92
Advanced Education, Innovation and Technology	1,981	—	1,981	1,977	1,977
Agriculture	68	1	69	65	74
Children and Family Development	1,333	—	1,333	1,327	1,333
Citizens’ Services and Open Government	533	10	543	527	562
Community, Sport and Cultural Development	311	18	329	329	405
Education	5,315	45	5,360	5,360	5,264
Energy, Mines and Natural Gas	449	18	467	465	453
Environment	129	13	142	138	143
Finance	173	10	183	212	189
Forests, Lands and Natural Resource Operations	602	9	611	674	562
Health	16,177	—	16,177	15,930	15,567
Jobs, Tourism and Skills Training	232	35	267	265	261
Justice	1,110	46	1,156	1,190	1,174
Social Development	2,457	—	2,457	2,446	2,426
Transportation and Infrastructure	807	—	807	804	807
Total ministries and Office of the Premier	31,766	222	31,988	31,814	31,298
Management of public funds and debt	1,287	—	1,287	1,197	1,238
Contingencies	300	(248)	52	11	22
Funding for capital expenditures	1,062	16	1,078	946	1,181
Refundable tax credit transfers	1,091		1,091	1,188	931
Legislative and other appropriations	125	10	135	123	132
	35,631	—	35,631	35,279	34,802
Liability for repayment of HST transition funding	—	—	—	—	1,599
Prior year liability adjustments	—	—	—	(159)	(99)
Consolidated revenue fund expense	35,631	—	35,631	35,120	36,302
Expenses recovered from external entities	2,756	—	2,756	2,715	2,576
Funding provided to service delivery agencies	(21,127)	—	(21,127)	(21,165)	(21,210)
Ministry and special office direct program spending	17,260	—	17,260	16,670	17,668
Service delivery agency expense:
School districts	5,569	—	5,569	5,577	5,500
Universities	4,050	—	4,050	3,943	3,807
Colleges and institutes	1,095	—	1,095	1,105	1,095
Health authorities and hospital societies	12,431	—	12,431	12,519	12,116
Other service delivery agencies	3,464	—	3,464	3,387	3,460
Total service delivery agency expense	26,609	—	26,609	26,531	25,978
Total expense	43,869	—	43,869	43,201	43,646

1 Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2013.

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Expense

In 2012/13, government expenses totaled $43 billion; $668 million (1.5 per cent) lower than budget and $1,154 million higher than the previous year (excluding the impact of the $1,599 million one-time HST transition funding repayment in 2011/12).

Chart 2.3 Expense changes from Budget 2012

Consolidated Revenue Fund

Ministries were able to realize a total of $319 million in operating savings.

Health spending was down $247 million, mainly due to lower than anticipated take-up of new initiatives in Regional Health Services, and savings from lower MSP and PharmaCare costs (Ministry of Health).

Other savings included lower spending on corporate services and technology solutions of $16 million (Ministry of Citizens’ Services and Open Government), savings of $11 million from efficiencies in employment programs service delivery (Ministry of Social Development). Expenditure management initiatives in other ministries totaled $45 million.

In addition to the ministry specific savings above, other expense reductions in the Consolidated Revenue Fund included interest cost savings of $90 million due to reduced borrowing requirements (Management of Public Funds and Debt Vote) and $53 million in unused allocations for Contingencies, legislative and other appropriations.

During the year, government invoked standing statutory authority to cover $242 million in unforeseen costs. These included:

•                  $97 million in additional refundable tax credit transfers;

•                  $71 million in direct fire response costs (Ministry of Forests, Lands and Natural Resource Operations);

•                  $39 million for emergency food response costs under the Emergency Program Act (Ministry of Justice);

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•                  $28 million for student loan forgiveness (Ministry of Finance);

•                  $4 million under the Public Inquiry Act (Ministry of Justice); and

•                  $3 million in other areas.

Liabilities accrued in prior years were adjusted downward by $159 million to reflect actuarial valuations and other updated information. These included reductions to:

•                  lower government self insurance claim costs of $28 million and employee long term benefits obligations of $19 million (Ministry of Finance);

•                  a reduction to the Health Benefits Trust liability of $37 million and MSP cost accruals of $25 million (Ministry of Health);

•                  correction of an investment write down in the Children’s Education Fund in a prior year of $19 million (Ministry of Education);

•                  lower integrated workplace and technology solution costs of $12 million (Ministry of Citizen’s Services and Open Government); and

•                  $19 million in other adjustments.

Recovered Expenses

Program spending funded or co-funded by parties outside of government was $41 million lower than budget. This reduction incorporates a $136 million decrease relating to a change in accounting treatment for the flow-through of MSP payments from ICBC and WCB for accident-related medical costs.

Excluding this accounting policy change, expenses recovered from third parties increased $95 million, including a $48 million increase in commissions and allowances, a $17 million increase in employee benefit costs, a $12 million increase in the distribution of gaming proceeds to local governments, a $10 million increase in fiscal agency loan interest costs, and various other increases totaling $8 million.

Operating Transfers

Operating grants paid to government agencies increased by $170 million primarily due to higher grants to health authorities ($96 million) and housing and social services initiatives ($154 million) in support of higher agency spending noted below, offset by lower transportation funding ($46 million) and other grants ($34 million).

The increase in grants resulted in an overall decrease in expense due to the related party nature of these transfers, which represent an expense to ministries, but revenue to service delivery agencies. If there is no increase in service delivery agencies spending resulting from the increase in transfers, as is the case in 2012/13, the overall expense has been deferred to future years.

Service Delivery Agency Spending

Service delivery agency spending was $78 million lower than budget, including a $62 million increase in health organizations’ employee benefit liability. Excluding this adjustment, operating costs were $140 million lower than budget.

School districts’ spending was $8 million higher due to higher salary and wage costs ($18 million), offset by lower other net operating costs ($10 million).

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Post-secondary institution spending was $97 million lower than budget, mainly due to reduced third party research grants and associated spending ($83 million), a reduction to operating costs over and above salary increases ($9 million), lower capital asset amortization ($6 million), offset by other minor cost increases ($1 million).

Health authority and hospital society spending, before a $62 million increase adjustment in employee benefit liability, was up $26 million due to a growing demand for healthcare services delivered by these organizations on behalf of government. This increased spending was funded by additional provincial grants and own-source revenue.

An overall reduction of $77 million in other service delivery agency spending reflects delays in funding issued to regional authorities for transportation infrastructure spending ($70 million) and other capital improvements ($55 million), as well as interest cost savings ($38 million). These reductions were partially offset by increases in community living spending ($48 million), housing subsidy costs ($25 million), and higher spending by other agencies ($13 million).

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2012/13 spending by function is provided in Appendix Table A2.7.

Provincial Capital Spending

Capital spending in 2012/13 totaled $6.0 billion (see Chart 2.4). Spending on power generation and transmission projects is entirely self-supported, reflecting the commercial activities of BC Hydro and Columbia Power Corporation.

Spending on highways and public transportation is primarily taxpayer-supported, but includes the Port Mann Bridge replacement, which is a self-supported project to be funded from tolls. Spending on health facilities, schools and post-secondary institutions includes taxpayer-supported and contributions from external parties. Spending by government ministries is entirely taxpayer-supported; other spending is a mix of taxpayer-supported and self-supported.

Chart 2.4 Capital spending, 2012/13

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Chart 2.5 Capital spending changes from Budget 2012

Taxpayer-supported Capital Spending

In 2012/13, government spent $3.3 billion on taxpayer-supported infrastructure — $478 million below budget.

Education Facilities

Spending was $74 million less than budget, reflecting a $97 million decrease by post-secondary institutions (mainly by universities on their self-funded projects) partially offset by a $23 million increase by school districts.

School district expenditures reflect additional spending due to accelerated project approvals and school districts’ self-funded projects, such as site purchases by the Surrey Board of Education, partially offset by project scheduling changes.

Health Facilities

Spending was $137 million less than budget, reflecting scheduling changes for various projects, including the Children’s and Women’s Hospital, the Surrey Memorial Hospital’s Emergency Department/Critical Care Tower, and the Interior Heart and Surgical Centre.

Highways and Public Transit

Spending in the transportation sector was $106 million less than budget, mainly due to construction schedule changes to the Evergreen Line (reflecting finalization of the P3 contract) and changes in the timing of transit projects, including bus expansion, Expo Line Station upgrades, and the Kelowna Rapid Bus project.

Ministries and Other

Ministries spent $187 million less than budget due to lower than expected spending on government buildings and unused project reserves. This was partially offset by $26 million of higher than planned spending by other taxpayer-supported entities, mainly due to social housing project scheduling changes.

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Table 2.8 Capital Spending

	Budget	Actual	Actual
($ millions)	2012	2012/13	2011/12
Taxpayer-supported
Education
Schools (K–12)	486	509	560
Post-secondary	688	591	655
Health	879	742	732
BC Transportation Financing Authority	1,069	1,005	921
BC Transit	90	48	37
BC Place redevelopment	—	6	194
Government direct (ministries)	454	267	245
Other [1]	91	111	221
Total taxpayer-supported	3,757	3,279	3,565
Self-supported commercial
BC Hydro	2,361	1,929	1,703
Columbia River power projects [2]	122	94	108
Transportation Investment Corporation (Port Mann Bridge/Highway 1)	606	540	734
BC Railway Company	13	10	9
Insurance Corporation of British Columbia	101	73	92
BC Lottery Corporation	116	97	74
Liquor Distribution Branch	27	10	19
Other [3]	—	11	5
Total self-supported commercial	3,346	2,764	2,744
Total capital spending	7,103	6,043	6,309

1 Includes BC Housing Management Commission, Provincial Rental Housing Corporation, and other service delivery agencies.

2 Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3 Includes post-secondary institutions self-supported subsidiaries.

Self-supported Capital Spending

Commercial Crown corporations spent $2.8 billion on capital projects in 2012/13 — $582 million less than budget.

BC Hydro

BC Hydro spent $432 million less than projected in Budget 2012, mainly due to scheduling shifts on the Northwest Transmission Line, Interior to Lower Mainland transmission, Dawson Creek / Chetwynd area transmission, and Mica Units 5 and 6 generation projects.

Port Mann Bridge Replacement

The Transportation Investment Corporation spent $66 million less than planned on this project, mainly reflecting the contractor’s reprioritization of capital spending to ensure Phase 1 completion of the Port Mann Bridge.

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Other Corporations

The Insurance Corporation of BC spent $28 million less than planned, mainly reflecting delays in capital spending for technology enhancements and facilities upgrades. BC Lottery Corporation spending was $19 million less than budget, mainly reflecting delays in the gaming management system project, replacement of slot machines and other capital programs.

The remaining commercial Crown corporations accounted for a net $37 million decrease in spending, mainly due to scheduling impacts.

Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.9. During 2012/13, $2.9 billion was invested in these larger projects that will provide long-term social and economic benefits for the province. As projects are completed, or new ones receive Treasury Board and/or Crown corporation board approval, the projects are removed or added from the $50 million table. During the fiscal year 13 projects were completed and 13 new projects added, as shown below.

Capital expenditure projects greater than $50 million — completions and new projects in 2012/13

Completions	New
School districts
Full-day kindergarten	Belmont Secondary
Burnaby Central Secondary

Post-secondary institutions
UBC — Pharmaceutical Sciences and Centre for Drug Research and Development	University of Victoria — Superconducting electron accelerator at TRIUMF Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way

Health facilities
Fort St. John Hospital and Residential Care	North Island Hospitals
Expansions to Kelowna General and Vernon Jubilee Hospitals	Lakes District Hospital
Jim Pattison Outpatient Care and Surgery Centre	Queen Charlotte/Haida Gwaii Hospital
Royal Inland Hospital

Transportation
Evergreen Line Rapid Transit

Other taxpayer-supported
BC Place redevelopment	Single Room Occupancy Hotels renovations
Vancouver Convention Centre expansion project	Okanagan Correctional Centre

Power generation and transmission
Columbia Valley transmission	Merritt area transmission
Stave Falls spillway gate reliability upgrade	Iskut extension project
Fort Nelson generating station upgrade	Surrey area substation project
Revelstoke Unit 5 generation
Cheakamus spillway gate reliability upgrade

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Table 2.9 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2013	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported

School districts
Revelstoke Elementary and Secondary [2]	2012	57	3	60	58	—	—	2
Alberni District Secondary [2]	2012	52	6	58	54	—	—	4
Southern Okanagan Secondary	2013	40	14	54	52	—	—	2
Chilliwack Secondary	2013	38	20	58	58	—	—	—
Centennial Secondary	2015	5	57	62	62	—	—	—
Oak Bay Secondary	2015	1	51	52	50	—	—	2
Kitsilano Secondary	2015	2	60	62	62	—	—	—
Belmont Secondary	2015	4	52	56	30	—	—	26
Seismic mitigation program	2021	—	1,300	1,300	1,300	—	—	—
Total school districts		199	1,563	1,762	1,726	—	—	36
Post-secondary institutions
University of Victoria
– Superconducting electron accelerator at TRIUMF	2014	49	16	65	31	—	18	16
Emily Carr University of Art and Design
– Campus redevelopment at Great Northern Way	2016	2	132	134	113	—	—	21
Total post-secondary institutions		51	148	199	144	—	18	37
Health facilities
Victoria Royal Jubilee Hospital — Patient Care Centre [2]
– Direct procurement	2013	66	3	69	23	—	—	46
– P3 contract	2011	280	—	280	—	199	—	81
Northern Cancer Control Strategy
– Direct procurement	2013	25	10	35	32	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health)
Redevelopment	2014	15	47	62	38	—	—	24
Surrey Emergency/Critical Care Tower
– Direct procurement	2016	65	129	194	174	—	—	20
– P3 contract	2014	267	51	318	139	179	—	—
Lakes District Hospital	2015	3	52	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2015	1	49	50	31	—	—	19
Royal Inland Hospital	2016	—	80	80	47	—	—	33
North Island Hospitals	2017	8	593	601	365	—	—	236
Interior Heart and Surgical Centre
– Direct procurement	2017	90	165	255	215	—	—	40
– P3 contract	2015	27	85	112	2	79	—	31
Children’s and Women’s Hospital	2019	36	644	680	532	—	—	148
Total health facilities		954	1,908	2,862	1,698	474	—	690
Transportation
South Fraser Perimeter Road
– Direct procurement	2014	1,030	32	1,062	714	—	348	—
– P3 contract	2014	178	24	202	—	202	—	—
Evergreen Line Rapid Transit
– Direct procurement	2016	196	346	542	327	—	74	141
– P3 contract	2016	74	815	889	—	259	343	287
Sierra Yoyo Desan Road upgrade	2014	107	30	137	137	—	—	—
Total transportation		1,585	1,247	2,832	1,178	461	765	428

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Table 2.9 Capital Expenditure Projects Greater Than $50 million 1 (continued )

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2013	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Surrey Pretrial Service Centre expansion					—
– Direct procurement	2013	9	5	14	14	—	—	—
– P3 contract	2013	73	26	99	56	43	—	—
e-Health initiative	2013	261	1	262	155	—	—	107
Integrated Case Management system	2014	127	55	182	179	—	3	—
Single Room Occupancy Hotels renovations
– Direct procurement	2016	6	19	25	23	—	2	—
– P3 contract	2016	13	105	118	—	91	27	—
Okanagan Correctional Centre	2016	3	229	232	101	131	—	—
Total other		492	440	932	528	265	32	107
Total taxpayer-supported		3,281	5,306	8,587	5,274	1,200	815	1,298
	Self-supported
Transportation
Port Mann Bridge / Highway 1	2015	2,997	322	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro [3]
– Vancouver City Central transmission	2014	138	63	201	201	—	—	—
– Smart metering and infrastructure program	2014	583	347	930	930	—	—	—
– Mica gas insulated switchgear replacement	2014	140	59	199	199	—	—	—
– Seymour Arm series capacitor	2014	13	45	58	58	—	—	—
– Northwest transmission line	2014	340	406	746	419	—	130	197
– Merritt area transmission	2014	5	61	66	66	—	—	—
– Dawson Creek/Chetwynd area transmission	2015	24	231	255	255	—	—	—
– Interior to Lower Mainland transmission line	2015	251	474	725	725	—	—	—
– GM Shrum units 1 to 5 turbine upgrade	2015	70	202	272	272	—	—	—
– Iskut extension project	2015	—	180	180	140	—	—	40
– Surrey area substation project	2015	1	93	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability
upgrade	2015	45	78	123	123	—	—	—
– Mica units 5 and 6 project	2015	284	430	714	714	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2018	145	603	748	748	—	—	—
– John Hart replacement	2018	81	1,068	1,149	1,149	—	—	—
Columbia River power projects
– Waneta Dam power expansion [4]	2015	242	108	350	350	—	—	—
Total power generation and transmission		2,362	4,448	6,810	6,443	—	130	237
Other
British Columbia Lottery Corporation
– Gaming management system	2015	44	60	104	104	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	117	104	221	221	—	—	—
Total other		161	164	325	325	—	—	—
Total self-supported		5,520	4,934	10,454	10,087	—	130	237
Total $50 million projects		8,801	10,240	19,041	15,361	1,200	945	1,535

1           Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

2           Assets have been put into service and only trailing costs remain.

3           BC Hydro has revised total capital costs for projects to conform with International Financial Reporting Standards.

4           Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•                  cash balances;

•                  partnerships with the private sector (public-private partnerships or P3s);

•                  cost-sharing with partners; and

•                  borrowing (debt financing).

Chart 2.6 Financing taxpayer-supported capital spending

Chart 2.6 shows that 55 per cent of 2012/13 taxpayer-supported capital spending was financed from direct borrowing, 29 per cent from cash balances and other working capital, 12 per cent from external capital contributions and 4 per cent from public-private partnerships.

Commercial Crown capital spending of $2.8 billion was financed 76 per cent from direct borrowing ($2.1 billion), and 24 per cent from operating surpluses and cash balances ($0.7 billion).

Provincial Debt

As at March 31, 2013, provincial debt totaled $56 billion — 24.8 per cent of provincial GDP (see Chart 2.7). Over 83 per cent of debt was incurred to finance capital spending, and 32 per cent is self-supported by the commercial activities of Crown corporations.

While total debt increased by $5.6 billion in 2012/13, the ending balance was $1.8 billion below budget. The reduction reflects a lower than expected opening balance, reduced requirements for capital spending, and expiry of the forecast allowance, partially offset by declining operating cash flows.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Chart 2.7 Provincial debt components

1  Amount includes debt to finance deficits and borrowing allocated to provincial government general capital expenditures prior to fiscal 08/09 year-end.

Taxpayer-supported Debt

Taxpayer-supported debt totaled $38 billion at year-end — $554 million below budget and an increase of $3.5 billion from the previous year. The change from budget reflected:

•                  opening balance adjustment to reflect actual balances at March 31, 2012 (the Budget 2012 projection was based on a forecast for 2011/12);

•                  reduced borrowing for education facilities, health facilities, and general government (ministries) capital due to lower than expected capital spending;

partially offset by

•                  a slight decline in anticipated operating cash flows, including lower federal transfers.

Chart 2.8 Debt changes from Budget 2012

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Table 2.10 Provincial Debt Summary 1

	Budget	Actual	Actual
($ millions)	2012	2012/13	2011/12
Taxpayer-supported debt
Provincial government direct operating	9,286	9,408	7,813
Other taxpayer-supported debt (mainly capital)
Education facilities [2]	11,334	11,145	10,592
Health facilities [2]	5,864	5,691	5,293
Highways and public transit	9,424	9,421	8,644
Other [3]	2,828	2,517	2,317
Total other taxpayer-supported debt	29,450	28,774	26,846
Total taxpayer-supported debt	38,736	38,182	34,659
Self-supported debt
Commercial Crown corporations and agencies	18,667	17,634	15,534
Forecast allowance	200	—	—
Total provincial debt	57,603	55,816	50,193

1         Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

2         Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), as well as debt directly incurred by these entities.

3         Includes debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and loan guarantee provisions.

The taxpayer-supported debt to GDP ratio stood at 17.0 per cent, up 1.1 percentage points from 2011/12. This ratio is a measure often used by investors and credit rating agencies when analyzing a province’s ability to manage its debt load. British Columbia’s taxpayer-supported debt to gross domestic product ratio is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

Chart 2.9 Taxpayer-supported debt to GDP ratio

Self-supported Debt

Self-supported debt totaled $17.6 billion at year-end — 7.8 per cent of GDP — $1.0 billion below budget and an increase of $2.1 billion from the previous year.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Self-supported debt solely finances capital spending, with the majority on power generation and transmission infrastructure projects and construction of the Port Mann Bridge/Highway 1 project.

Debt Indicators

Table 2.11 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Table 2.11 Key Debt Indicators — 2008/09 to 2012/13 1

					Budget	Actual
	2008/09	2009/10	2010/11	2011/12	2012	2012/13
Debt to revenue (per cent)
Total provincial	77.2	86.5	88.5	94.8	105.1	104.2
Taxpayer-supported	71.0	82.6	78.8	85.1	92.5	93.7
Debt per capita ($) [2]
Total provincial	8,670	9,391	9,969	10,967	12,461	12,075
Taxpayer-supported	6,022	6,719	7,025	7,573	8,379	8,260
Debt to GDP (per cent) [3]
Total provincial	18.7	21.4	21.7	23.1	26.2	24.8
Taxpayer-supported	13.0	15.3	15.3	15.9	17.6	17.0
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.3	4.6	4.2	4.3	4.5	4.4
Taxpayer-supported	4.2	4.2	4.0	4.0	4.1	3.9
Interest costs ($ millions)
Total provincial	2,138	2,205	2,155	2,300	2,455	2,336
Taxpayer-supported	1,570	1,534	1,596	1,625	1,722	1,590
Interest rate (per cent) [5]
Taxpayer-supported	5.9	5.4	5.2	4.9	4.7	4.4
Background Information:
Revenue ($ millions)
Total provincial [6]	49,214	48,434	51,021	52,966	54,831	53,570
Taxpayer-supported [7]	37,195	36,274	40,380	40,738	41,892	40,744
Total debt ($ millions)
Total provincial	38,014	41,885	45,154	50,193	57,603	55,816
Taxpayer-supported [8]	26,402	29,968	31,821	34,659	38,736	38,182
Provincial GDP ($ millions) [9]	203,820	195,670	208,295	217,749	219,759	224,823
Population (thousands at July 1) [10]	4,384	4,460	4,530	4,577	4,623	4,623

1         Figures for prior years have been restated to conform with the presentation used for 2012/13 and to include the effects of changes in underlying data and statistics.

2         The ratio of debt to population (e.g. debt at March 31, 2013 divided by population at July 1, 2012).

3         The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2013 divided by 2012 GDP).

4         The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5         Weighted average of all outstanding debt issues.

6         Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7         Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8         Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9         Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2012 is used for the fiscal year ended March 31, 2013). As nominal GDP for the calendar year ending in 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes.

10    Population at July 1st within the fiscal year (e.g. population at July 1, 2012 is used for the fiscal year ended March 31, 2013).

Further details on provincial debt are provided in Appendix Tables A2.11 to A2.13.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Credit Rating

A credit rating reflects a borrower’s ability to pay interest and to repay principal. A credit rating affects the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.12 provides an interprovincial comparison of credit ratings.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moody’s and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

Table 2.12 Interprovincial Comparison of Credit Ratings, July 2013

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Province	Service	Standard & Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AAA	AA
Manitoba	Aa1	AA	A (High)
Ontario	Aa2	AA-	AA (Low)
Quebec	Aa2	A+	A (High)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	A+	A (High)
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A+	A

1 The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Statement of Financial Position

The provincial government’s statement of financial position is presented on a net liabilities basis1 (see Table 2.13).

As a result of government operations and capital spending during 2012/13, the province’s financial assets increased by $3.1 billion and liabilities increased by $5.4 billion, resulting in an increase in net liabilities of $2.3 billion. This reflected a $1.2 billion increase in non-financial assets, mainly due to capital outlays, and a $1.1 billion reduction in the accumulated surplus.

The change in financial assets included:

•                  a $2.6 billion increase in the investment in commercial Crown corporations, mainly due to capital infrastructure investments; and

•                  a $0.5 billion increase in receivables and miscellaneous investments, mainly for sinking funds;

partially offset by

•                  a $74 million decrease in cash balances and temporary investments.

1 Other jurisdictions refer to this as the “net debt” basis. In British Columbia, the term “net liabilities” is used to avoid confusion with provincial borrowing in financial markets, which is referred to as “debt”.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Chart 2.10 2012/13 changes in financial position

The change in liabilities included:

•                  a $5.9 billion increase in debt and current liabilities, resulting from capital spending and requirements for direct operations;

partially offset by

•                  a $0.6 billion decrease in deferred revenue.

The change in non-financial assets included an increase of $1.1 billion (net of amortization) in tangible capital assets resulting from investments in healthcare and post-secondary facilities, and improvements to highway infrastructure, a $0.1 billion increase in deferred costs and restricted endowment funds of universities, colleges, school districts, and taxpayer-supported Crown corporations.

The change in accumulated surplus reflects the deficit for the year, partially offset by a $59 million increase in the accumulated comprehensive income of commercial Crown corporations.

Further information on the statement of financial position and annual changes can be found in Appendix Tables A2.3 and A2.4. A topic box on the trends over the last twelve years for key indicators of the province’s financial condition is included at the end of this chapter.

Table 2.13 Net Liabilities and Accumulated Surplus

	2012/13
	Budget		Actual	Annual
($ millions)	2012	Actual	2011/12 [1]	Change [2]
Financial assets	38,469	37,528	34,454	3,074
Less : liabilities	(76,470)	(75,664)	(70,316)	(5,348)
Net assets (liabilities)	(38,001)	(38,136)	(35,862)	(2,274)
Non-financial assets	39,101	39,521	38,334	1,187
Accumulated surplus	1,100	1,385	2,472	(1,087)

1     Comparative figures have been restated to reflect government accounting policies in effect at March 31, 2013.

2     Change between 2012/13 actual and 2011/12 actual. Change in accumulated surplus includes other comprehensive income of $59 million in 2012/13, which is not included in the statement of operations.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in the plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $163 million under the Teachers’ Pension Plan in 2012/13), as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature. No unfunded liability exists for the future indexing of pensions, as the obligation is limited to the amount of available assets in separate inflation accounts.

The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2013 are shown in Table 2.14.

Table 2.14 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal [1]	Teachers’ [2]	College	Other [3]	2012/13	2011/12
Accrued benefit obligation	(15,561)	(19,499)	(16,690)	(2,763)	(684)	(55,197)	(52,617)
Pension fund assets	15,924	19,221	14,900	2,836	582	53,463	51,294
Subtotal	363	(278)	(1,790)	73	(102)	(1,734)	(1,323)
Unamortized actuarial (gain) loss	1,254	1,235	1,464	138	79	4,170	3,139
Accrued net asset (obligation)	1,617	957	(326)	211	(23)	2,436	1,816

1     The balance shown for the Municipal Pension Plan (MPP) is based on an extrapolation of the December 31, 2009 actuarial valuation. The MPP recently underwent an actuarial valuation that was not completed in time for the Public Accounts. The assessment shows the plan to be in deficit, but the amount of the deficit has yet to be finalized. Government will be making the necessary adjustments to unfunded pension liability in its financial statements once the final amount is known.

2     The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2012/13 accounts. The liability will be settled in future periods through increased employer contributions.

3     Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

Actuarial valuations are performed on the pension plans normally every three years. The pension plans and the dates of their last actuarial valuation are:

•                  Public Service Pension Plan, March 31, 2011;

•                  Municipal Pension Plan, December 31, 2009;

•                  Teachers’ Pension Plan, December 31, 2011; and

•                  College Pension Plan, August 31, 2009.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

Key actuarial assumptions used for valuation purposes are generally conservative. The assumptions currently being used for all of the pension plans are: long-term annual rate of return on fund assets 6.50 per cent and long-term annual salary increase 3.75 per cent.

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the initial obligations represent the accrued liabilities as the assets are constructed despite no cash outlay on the part of government.

As at March 31, 2013, taxpayer-supported entities have incurred $41.5 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $58.3 billion in contractual obligations, for a total of $99.8 billion in contract payments that will be made over the next 50 years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt; nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

Table 2.15 Taxpayer-supported Contractual Obligations

($ millions)	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19+	Total
Coastal ferry services agreement	198	192	193	193	193	9,071	10,040
Capital construction and maintenance P3s	746	625	393	268	267	5,318	7,617
Provincial policing contracts	344	343	343	343	343	4,804	6,520
Housing subsidy agreements	319	334	337	339	338	1,700	3,367
Program delivery agreements	2,004	525	489	452	140	917	4,527
Operating and maintenance agreements	633	609	504	403	312	779	3,240
Service delivery agreements	664	664	674	691	609	1,437	4,739
Capital and economic development agreements	451	189	126	100	99	537	1,502
	5,359	3,481	3,059	2,789	2,301	24,563	41,552

Taxpayer-supported contractual obligations can be grouped into eight categories (see Table 2.15) as follows:

•                  Coastal ferry services agreement — annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

•                  Capital construction and maintenance P3s — the initial two years reflect accrued liabilities for projects under construction, the annual amounts smooth out in later years to reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•                  Provincial policing contracts — annual operating cost of the policing contract with the RCMP (most of the policing in British Columbia is provided by the RCMP under contract).

•                  Housing subsidy agreements — annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

•                  Program delivery agreements — annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•                  Operating and maintenance agreements — annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. Over three-fourths of this category relates to the road and bridge maintenance agreements with the Ministry of Transportation and Infrastructure.

•                  Service delivery agreements — annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with BC Tel.

•                  Capital and economic development agreements — annual cost of agreements to build infrastructure, such as Columbia Basin Trust’s share of the Waneta expansion project, or to share economic benefits, such as the Ministry of Forests and Range First Nations agreements.

While the contractual obligations rest entirely with the government, in some cases the costs outlined in Table 2.15 will be shared with other levels of government. Up to $2.5 billion of the contractual obligations for P3 contracts and capital development agreements over $50 million will be funded from outside of government.

Almost all (94 per cent or $55.0 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

BC Hydro’s process for selecting IPP contracts was competitive and featured robust industry participation, providing BC Hydro with the ability to select some of the least-cost, best-value proposals from a large pool of submissions.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements. See Chapter 3 for further information on BC Hydro IPP costs.

2013 Financial and Economic Review — August 2013

Chapter 2 — Financial Review

2012/13 Public Accounts Audit Qualification

The Auditor General disagreed with BC’s Comptroller General on the application of Canadian GAAP in the 2012/13 Public Accounts in three areas, and advocated the following:

•                  treating the Transportation Investment Corporation (TI Corp) as a taxpayer-supported entity rather than a commercial Crown corporation (i.e. government business enterprise) — government bases its accounting treatment on the multi-year business case for the project rather than annual financial results during the construction phase of the project;

•                  reporting transfers received from the federal government for the purchase or construction of assets in the period the transfers are made rather than deferring the transfers and amortizing them to revenue on the same basis as the related expenditure — government feels PSAB guidance still supports deferral in situations where use of the funds are externally restricted to expenditures of this nature; and

•                  reporting restricted funds received from non-government sources for the purchase or construction of assets in the period they are used rather than deferring the transfers and amortizing them to revenue on the same basis as the related expense — government feels PSAB guidance still supports deferral in situations where use of the funds are externally restricted to expenditures of this nature.

Table 2.16 shows the impact the Auditor General’s qualifications would have had on the 2012/13 Public Accounts if government had adopted his approach in these areas.

Table 2.16 Financial Statement Impact of Auditor General Qualifications

	Fully	Deferral of	Deferral of
	Consolidate	Government	Restricted
($ millions)	TI Corp	Transfers	Revenue	Total
Non-financial assets - increase (decrease)	2,684	nil	nil	2,684
Net liabilities - increase (decrease)	2,612	(1,945)	(1,010)	(343)
Surplus (deficit)	(60)	1,945	1,010	2,895

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2012/13 Public Accounts.

2013 Financial and Economic Review — August 2013

Chapter Three

Commercial Crown
Corporations Review

2013 Financial and Economic Review — August 2013

Chapter 3 — Commercial Crown Corporations Review

Introduction

Over the years, British Columbia’s governments have created or acquired a number of commercial Crown corporations as a means of combining public policy goals with private sector management practices. The Crown corporations vary greatly in terms of size and scope, from large companies such as the BC Hydro and Power Authority and the Insurance Corporation of British Columbia to the more limited scope of entities such as the Transportation Investment Corporation.

The provincial government’s commercial Crown corporations report on their operations through the usual corporate publications such as audited financial statements and annual reports. However, under the Budget Transparency and Accountability Act (BTAA), they also are required to table annually in the BC Legislature a three-year Service Plan outlining financial and non-financial performance targets. The Service Plan is based on the Government’s Letter of Expectations, which outlines government’s high-level performance expectations, public policy issues and strategic priorities.

Under the BTAA, the commercial Crown corporations also must table an Annual Service Plan Report on the results achieved in relation to the previous year’s Service Plan. Usually, the Service Plans are tabled each February in conjunction with the provincial government’s Budget and Fiscal Plan. The Annual Service Plan Reports are tabled at the same time as, or shortly after, the release of the provincial government’s Public Accounts. The commercial Crown corporations also post the above reports on their websites.

BC Hydro and Power Authority

BC Hydro is one of North America’s leading providers of clean, renewable energy, and the largest electric utility in British Columbia, serving 95 per cent of the province’s population and approximately 1.9 million customers. Residential clients account for 90 per cent of BC Hydro’s accounts while the remaining 10 per cent is made up of commercial or industrial operations. Each of these three groups consume roughly one-third of the electricity supplied by BC Hydro.

The utility operates and maintains 75 dams at 41 sites mainly on the Peace and Columbia River Systems and on the Pacific Coast. Over 95 per cent of BC Hydro’s 12,000 MW generating capacity is produced at 31 hydroelectric facilities, while the remaining capacity comes from 3 thermal generating plants. Power is delivered to customers through a network consisting of nearly 76,000 kilometers of transmission and distribution lines. The transmission network connects with systems in Alberta and Washington State, which both improves the overall reliability of the power grid and provides opportunity for trade.

BC Hydro’s mandate includes generating, manufacturing, conserving, supplying, purchasing and selling electricity to meet the need in British Columbia in a cost-effective and reliable manner. BC Hydro’s general powers and governance are established under the terms of the Hydro and Power Authority Act. The BC Hydro Public Power Legacy and Heritage Contract Act ensures public ownership of BC Hydro’s heritage resources, which includes BC Hydro’s transmission and distribution systems, as well as all of BC Hydro’s existing generation and storage assets.

As well, BC Hydro is regulated by the British Columbia Utilities Commission (BCUC) under the terms of regulations to the Utilities Commission Act. The BCUC is responsible for ensuring that energy utilities under its jurisdiction charge fair, just and reasonable rates for energy, and provide safe, adequate and secure service to customers.

2013 Financial and Economic Review — August 2013

Chapter 3 — Commercial Crown Corporations Review

Map 3.1 500 kV transmission system and major generating stations

BC Hydro participates in the western North America energy trade market through the activities of its subsidiary Powerex Corp. BC Hydro uses the energy trade market to maximize the financial benefits of its generation capacity by selling power when energy prices are high, and acquiring electricity for domestic demand or later re-sale when energy prices are low.

BC Hydro’s ability to both meet domestic demand and maximize long-term net revenue from its hydroelectric generation capability is largely dependent on water inflows into reservoirs. Inflows into system reservoirs can vary significantly from year to year, depending on the amount of precipitation, and this variability has a large impact on the amount of energy that BC Hydro generates at its hydroelectric facilities.

BC Hydro operates its large reservoirs to maximize the value of the system and to maintain adequate domestic supply through several consecutive drought years. It does this by assessing inflows and market prices and making decisions on when to buy energy from the market and when to generate energy at its own facilities. Usable system water inflow for hydroelectric generation in 2012/13 was approximately 109 per cent of the average over the 1986 to 2011 period.

Under the provincial government’s 2007 Energy Plan, increasing demand is to be met with conservation and demand management, upgrades to BC Hydro’s existing facilities, increased purchases from independent power producers and, potentially, new larger-scale projects such as construction of the Site C dam and generating facility on the Peace River.

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Chart 3.1 Domestic electricity supply versus demand

In addition, the Clean Energy Act provides a framework for electrical self-sufficiency and reduced greenhouse gas emissions powered by investments in clean, renewable energy across the province.

Independent power producers (IPPs) have become a significant source of supply for domestic energy markers. BC Hydro’s weighted average cost of electricity purchased from IPPs currently is $71 per megawatt hour, and is expected to reach $97 per megawatt hour by 2015/16.

The cost of clean electricity has increased over time both for BC Hydro owned generation facilities and for IPPs. For BC Hydro owned facilities, the cost of heritage assets is $25 per megawatt hour whereas the estimate for Site C is $87 to $95 per megawatt hour. Pre-2006 IPPs had an average cost of $56 per megawatt hour whereas new IPPs, as evidenced by the 2010 Clean Power Call, could cost $124 per megawatt hour.

BC Hydro’s net income is based on a regulatory allowed return on assets (i.e. deemed equity). The annual rate of return is set through application to BCUC, which determines the appropriate rate based on the pre-income tax annual rate of return allowed for the most comparable investor-owned energy utility regulated by BCUC — FortisBC Energy Inc. In 2012/13 the allowed return was 11.73 per cent, down from 14.38 per cent in 2011/12.

BC Hydro pays a dividend to government equivalent to 85 per cent of net income unless the payment would result in BC Hydro’s debt to equity ratio falling below 80:20. In such cases the payment is reduced until the ratio is restored. In 2012/13, the corporation’s dividend to government was $215 million, or 42 per cent of net income. BC Hydro has not paid a full dividend since 2005/06.

BC Hydro’s capital spending reflects a two-fold strategy to both upgrade and expand the province’s existing electrical generation facilities (primarily constructed in the 1960s, 1970s and 1980s) and to construct new electrical generation and transmission capacity to meet the demands of population growth and an expanding economy.

Capital spending totaled $1.9 billion during 2012/13, up from $1.7 billion in 2011/12. The increase reflects BC Hydro’s ongoing investments to refurbish its ageing infrastructure and building new assets for future growth. These include the installations of Mica

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Table 3.1                                           British Columbia Hydro and Power Authority

Five-Year Income Statement for the Years Ended March 31

($ millions, unless otherwise indicated)	2009	2010 [1]	2011 [1]	2012	2013 [2]
Domestic energy revenue	2,814	3,289	3,438	3,709	4,038
Domestic energy costs	(1,236)	(1,145)	(1,049)	(1,100)	(1,123)
	1,578	2,144	2,389	2,609	2,915
Trade margin	298	263	212	206	177
Revenue net of energy costs	1,876	2,407	2,601	2,815	3,092
Operations, maintenance and administration	(915)	(795)	(860)	(869)	(894)
Amortization and depreciation	(395)	(487)	(533)	(721)	(953)
EBIT	566	1,125	1,208	1,225	1,245
Interest and taxes	(639)	(678)	(619)	(667)	(736)
Operating results	(73)	447	589	558	509
Net transfer (to) from regulatory accounts	438	—	—	—	—
Net income	365	447	589	558	509
Financial data:
Shareholder’s dividend	—	47	463	230	215
Capital spending	1,397	2,406	1,519	1,703	1,929
Property, plant and equipment (including intangible assets)	12,099	13,995	15,546	16,832	17,664
Regulatory net assets	1,017	1,713	2,160	2,466	4,434
Debt (including current portion)	9,135	10,696	11,520	12,833	13,962
Performance indicators:
Winter Generation Availability Index (per cent)	96.4	97.6	94.4	96.8	98.1
Customer Average Interruption Duration Index (hours) [3]	2.47	2.28	2.20	2.27	2.12

1              In 2010/11, BC Hydro changed its presentation of the impact of regulation on its statement of operations. Previously, operating costs were presented before regulatory transfers, which were a separate line item. Since 2010/11, regulatory transfers are netted against the corresponding expense or revenue line item. 2009/10 was restated to conform to the current presentation. Amounts in prior years were not restated.

2              In 2012/13, BC Hydro applied International Financial Reporting Standards (IFRS), except for the continued application of regulatory accounting in accordance with Treasury Board’s direction. Prior years have not been restated. More information on the impact of this accounting policy change are provided in BC Hydro’s annual report.

3              Excludes major events.

Units 5 and 6, the Northwest Transmission Line project, the Interior to Lower Mainland Transmission project, and the Vancouver City Central Transmission project. Table 2.9 in Chapter 2 provides more information on capital projects greater than $50 million.

BC Hydro uses regulatory accounts to match costs with future benefits by smoothing out the rate impact of non-recurring costs and deferring to future periods variances between forecast and actual costs or revenues. The deferred amounts are included in determining the customer rates in future periods, subject to BCUC approval. The majority of deferred regulatory costs are amortized over a 10 to 40 year period, depending on the nature of the cost.

In 2012/13 the regulatory account balance totaled $4.4 billion — a $2.0 billion increase over the previous year. The majority of this increase reflects BC Hydro’s application of IFRS, which increased the regulatory account balance by $1.6 billion. The increase primarily resulted from changes to the accounting rules for capitalisable costs and experience gains/losses on pension plans, including the reclassification of some existing amounts on BC Hydro’s balance sheet. Of the $4.4 billion:

•             $3.5 billion is being collected in existing rates over a period of time (currently estimated at an average of 14 years);

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•             $0.4 billion relates to provisions where no recovery is required until cash payments are made; and,

•             $0.6 billion relates to balances that have not started to be recovered in rates (mainly smart meters and Site C).

More information about BC Hydro’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bchydro.com.

BC Liquor Distribution Branch

LDB is responsible for the importation, distribution and retailing of beverage alcohol in British Columbia and the operation of government liquor stores and distribution centres in the province. LDB, under the authority of the Liquor Distribution Act, has the sole right to purchase beverage alcohol, both in and out of British Columbia, in accordance with the Importation of Intoxicating Liquors Act (Canada).

LDB has a workforce of approximately 3,500 full and part-time employees, and manages its retail and wholesale business through the operation of 195 government liquor stores throughout the province; two distribution centres located in Vancouver and Kamloops; and a head office facility in Vancouver.

In 2002, over the counter liquor sales were made through 786 retail outlets, with 75 per cent of sales made through 224 government liquor stores. By March 2013, consumer access had expanded to over 1,400 retail outlets. However, LDB’s retail market share had dropped to 48 per cent, and the number of government liquor stores has declined to 195. This policy change reflects a move to bring more private sector competition into the liquor marketplace.

In 2012/13, 46 per cent of LDB’s net income resulted from retail operations (counter sales) while 54 per cent was derived through wholesale activities (including direct deliveries, and revenue from sales through licensed agents). However, net income as a

Table 3.2                                           Liquor Distribution Branch

Five-Year Income Statement for the Years Ended March 31

($ millions)	2009	2010	2011 [1]	2012	2013
Provincial liquor sales	2,794.5	2,854.1	2,810.1	2,889.9	2,950.4
Less: commissions and discounts	190.5	198.3	179.7	187.6	196.3
Net sales	2,604.0	2,655.8	2,630.4	2,702.3	2,754.1
Cost of sales	1,451.2	1,515.3	1,469.8	1,510.8	1,540.8
Gross margin	1,152.8	1,140.5	1,160.6	1,191.5	1,213.3
Operating expenses	(270.0)	(275.9)	(281.6)	(291.0)	(296.2)
Other income	8.3	12.7	11.3	10.6	12.5
Net income	891.1	877.3	890.3	911.1	929.6
Financial data:
Commissions as a per cent of total sales	6.82	6.95	6.39	6.49	6.65
Gross margin percentage	41.25	39.96	41.30	41.23	41.12
Capital spending ($ millions)	16.6	18.9	18.5	19.0	10.5
Performance indicators:
Operating costs per dollar of revenue (cents)	9.66	9.67	10.02	10.07	10.04
Sales per square foot (dollars) [2]	1,269	1,270	1,259	1,262	1,271

1              Amounts for 2010/11 have been restated to reflect the adoption of International Financial Reporting Standards (see note 22 in LDB’s financial statement for details). Years prior to 2010/11 continue to be reported on a Canadian Generally Accepted Accounting Principles basis.

2              Excludes stores that exclusively deal in wholesale transactions.

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percentage of sales was 35 per cent for the retail channel compared to 29 per cent for wholesale operations. This reflects product discounts ranging from 10 to 30 per cent for sales through wholesale activities.

In 2012/13, beer (packaged and draught) accounted for 38 per cent of sales revenue followed by wine (32 per cent) and spirits and other refreshment beverages (30 per cent). While the percentage of sales from spirits, ciders and coolers has remained relatively constant over the last nine years (see Chart 3.2), there has been an ongoing change in consumer preference from beer to wine.

Chart 3.2 Liquor sales by category

Source: BC Liquor Distribution Branch

A significant portion of the increase in wine sales comes from an expansion in the number of BC land-based winery stores, which increased by more than 7 per cent in 2012/13 alone. The increase in direct retailing by BC wineries puts downward pressure on LDB net income as LDB does not retain the markup on 100 per cent BC product wines sold by BC wineries; this markup accrues to the BC wineries.

LDB experienced a number of policy changes over the last decade that affected its gross margin. In addition to the increase in their numbers, licensee retail stores (LRS) were permitted to sell spirits as well as beer and wine beverages, and their product discounts were increased to 16 per cent from 10 per cent ten years ago. As well, a number of government liquor stores were consolidated into larger “Signature” retail outlets, and LDB began direct shipments to LRSs from its warehouses instead of routing them through the local liquor stores.

Other policy changes included moving from a percentage to a flat markup on beer products in 2003/04. The flat markup was not indexed (i.e. formula driven annual increases), which meant any subsequent product price increases accrued entirely to the industry. As a result, declining beer product sales volumes had less of an impact on industry than it did on LDB’s revenue.

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In 2011/12, LDB adopted International Financial Reporting Standards (IFRS) as the basis for presenting its financial statements. Information for 2010/11 was restated for the new presentation, while prior years remain on a Canadian generally accepted accounting principles basis.

More information about LDB’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bcldb.com.

BC Lottery Corporation

British Columbia’s gaming industry is operated and regulated under the authority and direction of the provincial government under the terms of the Criminal Code of Canada. Under the Gaming Control Act (2002), BCLC is designated as the agent of the Crown responsible for conducting, managing and operating all forms of lottery, casino and commercial bingo gaming in the province. BCLC also participates in the marketing of nationwide and regional lottery games in association with other Canadian provinces.

Table 3.3              British Columbia Lottery Corporation

Five-Year Income Statement for the Years Ended March 31

($ millions)	2009	2010	2011 [1]	2012	2013
Gaming revenue:
Lottery operations:
Lottery products	930.7	904.3	1,019.5	995.8	1,020.5
eGaming	23.5	33.6	42.9	65.6	73.3
Casino and community gaming operations:
Slot machines	1,087.4	1,098.6	1,126.6	1,140.7	1,140.1
Table games, poker and bingo	508.6	480.8	489.7	499.3	498.0
Total gaming revenue	2,550.2	2,517.3	2,678.7	2,701.4	2,731.9
Prizes	599.7	577.6	652.3	641.9	649.6
Net win	1,950.5	1,939.7	2,026.4	2,059.5	2,082.3
Expenses:
Direct expenses	619.9	606.8	619.9	630.3	637.2
Gaming support costs & operating expenses	206.2	216.2	219.2	234.9	220.7
Taxes	33.7	37.6	81.6	86.9	96.8
Total expenses	859.8	860.6	920.7	952.1	954.7
Net income before payment to the federal gov’t	1,090.7	1,079.1	1,105.7	1,107.4	1,127.6
Financial data:
Total net income as a percent of net win	55.9%	55.6%	54.6%	53.8%	54.2%
Lottery operations	59.3%	61.7%	60.2%	58.0%	59.7%
Casino and community gaming	55.0%	53.9%	52.8%	52.5%	52.4%
Debt ($ millions)	—	60.0	85.0	90.0	131.7
Capital spending ($ millions)	97.4	92.5	81.3	74.4	96.6
Performance indicators:
Gaming support costs & operating expenses as a percent of net win	10.6%	11.1%	10.8%	11.4%	10.6%
Allocation of net income
Government of Canada	8.7	8.7	8.9	9.2	9.2
Transfers to charities/local governments	255.7	225.9	234.3	235.7	248.1
Contribution to provincial revenue	826.3	844.5	862.5	862.5	870.3
Total allocation	1,090.7	1,079.1	1,105.7	1,107.4	1,127.6

1 Amounts for 2010/11 have been restated to reflect the adoption of International Financial Reporting Standards (see note 26 in BCLC’s financial statement for details). Years prior to 2010/11 continue to be reported on a Canadian Generally Accepted Accounting Principles basis.

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BCLC has two corporate offices — Kamloops (finance, information technology and administration) and Vancouver (sales and marketing) — and a workforce of over 850 FTEs. Retail operations and gaming are provided by a network of licensed and regulated service providers, over 3,800 lottery retailers, 17 casinos, 19 community gaming centres, and 7 commercial bingo halls. It is estimated that the gaming industry in BC directly or indirectly employs 37,000 people.

At its inception, BCLC operated within a limited, traditional lottery market. A number of policy changes in the late 1990s — including the introduction of slot machines in 1997/98 and full casino gaming in 1998/99 — provided opportunity for gaming growth in the province. In 2004/05, BCLC expanded into online gaming with the introduction of its internet platform PlayNow.com. BCLC expects e-Gaming to be a major contributor to revenue growth over the next few years.

In 2012/13, BCLC had gross gaming receipts of $2.7 billion, while its net income amounted to $1.1 billion. Net income exceeded budgeted amounts by $2.6 million and the prior year by $20 million reflecting product enhancements, high lottery jackpots and expansion of internet gaming through PlayNow.com.

BCLC’s revenue is grouped into two main sources — lottery (including e-Gaming), and casinos/community gaming. In 2012/13, casino/community gaming operations accounted for 74 per cent of BCLC’s net income and lotteries contributed 26 per cent.

•             Net income from lottery operations was up $10 million from budget and up $19 million from the prior year. The year-over-year results reflect a higher number of lottery jackpots (LOTTO MAX reached its $50 million maximum 17 times), rejuvenation of the instant win and hospitality (pubs and bars) products, strong performance from casino style games and introduction of sports betting on the PlayNow.com platform, and introduction of Lotto Express which allows purchase of tickets in grocery store checkout lanes.

Over the past five years revenue from traditional lottery products has grown 9.7 per cent reflecting the recovery in consumer discretionary spending and the appeal of refreshed lottery products. Growth in e-Gaming has more than doubled over the same period, as the variety of games available on PlayNow.com increased. Strong growth in e-Gaming revenue is expected over the next few years reflecting continued enhancement of the gaming platform.

As well, the Manitoba Lotteries Corporation engaged with BCLC for the use of the PlayNow platform in that province, with BCLC providing service support. BCLC is considering similar opportunities in other jurisdictions.

•             Net income from casino/community gaming operations was down $7.6 million from budget but up $0.9 million from the prior year. Lower revenue from slot machines accounted for most of the negative variance from budget.

Revenue from casino/community gaming operations has increased a relatively flat 2.6 per cent over the last five years reflecting maturity of this revenue stream.

•             Total expenses (excluding prizes) were down $56 million from budget and up $2.6 million from the prior year. Compared to budget, lower expenses were mainly due to reduced amortization expenses (reflecting delays in the gaming management system project, replacement of slot machines, and other capital programs) and operating efficiencies.

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Expenses have increased 11 per cent over the past five years mainly due to increased commissions paid to service providers and retailers (as a result of revenue growth), and higher regulatory expenses and gaming support costs related to the development of internet gaming. Higher taxes in the past three fiscal years reflect the implementation of the HST. This expense will return to prior levels as the government reverts to a PST/GST taxation structure in 2013/14.

Each year, a portion of BCLC’s net income is redistributed by the provincial government to charities and local governments. In 2012/13, this redistribution amounted to $248 million or 22 per cent of total net income.

BCLC continued its commitment to socially responsible gambling by:

•             expanding GameSense, a program that provides an easily accessible range of materials — including interactive kiosks in all BCLC casinos and community gaming centres, responsible gambling education through traditional and social media, and community outreach programs — that help players make informed decisions about gaming products;

•             training BCLC staff and service providers to make proactive responses to problem gambling;

•             achieving Responsible Gambling Council certification at 13 facilities with plans to certify all venues within two years; and

•             enhancing the voluntary self-exclusion program.

According to the Canadian Partnership for Responsible Gambling (CPRG) — a group of non-profit organizations, gaming providers and gaming regulators — BC ranked fourth out of the 10 provinces in per capita revenue and in proceeds from gaming revenue (see Chart 3.3).

Chart 3.3 Interprovincial gaming comparisons

Source: Canadian Partnership for Responsible Gambling — Canadian Gambling Digest 2011-2012. As 2011/12 data was not available, the per capita amount for NB and the percentage of provincial ratio for PEI reflect 2010/11 information.

More information about BCLC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.bclc.com.

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Insurance Corporation of BC

ICBC is one of BC’s largest corporations and one of Canada’s largest property and casualty insurers. ICBC earns approximately $3.8 billion in insurance premiums from over 3.4 million policies sold annually, and currently holds a $12.3 billion investment portfolio. ICBC offers automobile insurance products and services through a province-wide network of approximately 900 independent brokers, government agents and appointed agents. ICBC processes over 900,000 claims per year through its 24-hour telephone claims handling facility, province-wide network of 38 claim service locations and other claims handling facilities, and corporate website — www.icbc.com.

ICBC was established in 1973 under the Insurance Corporation Act to provide universal property and casualty liability (i.e. Basic) automobile insurance to BC motorists, which was made compulsory. At the time it was established, ICBC was designated the sole provider of all automobile insurance coverage in British Columbia, both Basic and Optional. Soon afterwards, the legislation was amended to allow private insurance companies to compete in the sale of non-compulsory Optional automobile insurance products. As part of its mandate, ICBC also provides driver licensing services, vehicle licensing and registration services, and fines collection on behalf of the provincial government.

Table 3.4                                           Insurance Corporation of British Columbia

Five-Year Income Statement for the Years Ended December 31

($ millions)	2008	2009	2010 [1]	2011	2012
Revenue:
Net premiums	3,631.2	3,650.0	3,667.3	3,673.2	3,811.4
Investment income	280.4	532.5	530.3	441.5	443.1
Service fees	69.2	58.8	54.6	50.3	53.8
	3,980.8	4,241.3	4,252.2	4,165.0	4,308.3
Claims and expenses:
Claims incurred	2,646.2	2,648.2	2,754.1	2,880.1	3,022.7
Prior years’ claims adjustments	(136.4)	2.4	(2.0)	(14.4)	(69.2)
Net claims incurred	2,509.8	2,650.6	2,752.1	2,865.7	2,953.5
Claims services and operations	457.7	488.7	540.6	529.1	500.9
Insurance premium taxes and commissions	429.0	432.0	446.0	457.5	474.4
Deferred premium acquisition cost adjustments (negative amounts are favourable)	(16.9)	2.8	31.2	59.9	(11.4)
Non-insurance operating costs	103.8	104.3	110.1	112.7	117.3
	3,483.4	3,678.4	3,880.0	4,024.9	4,034.7
Income before unusual items	497.4	562.9	372.2	140.1	273.6
Restructuring costs	—	—	—	—	(25.0)
Net income	497.4	562.9	372.2	140.1	248.6
Financial data:
Average premium ($)	1,108	1,100	1,092	1,079	1,100
Claims incurred per thousand earned policies [2]	302	293	273	271	271
Average cost per claim incurred ($) [3]	2,745	2,799	3,077	3,200	3,303
Performance indicators (per cent):
Loss ratio	77.6	81.4	84.0	86.8	85.7
Insurance expense ratio	15.9	16.4	17.0	17.3	16.7
Combined ratio	95.9	100.8	105.8	109.6	106.5
Minimum capital test	209.0	240.0	209.0	189.0	200.0
Return on investments [4]	4.8	5.1	4.6	4.3	5.2

1              Amounts for 2010 have been restated to reflect the adoption of International Financial Reporting Standards (see note 4 in ICBC’s financial statement for details). Years prior to 2010 continue to be reported on a Canadian Generally Accepted Accounting Principles basis.

2              Represents the number of claims reported per thousand policies earned during the year.

3              Average claims incurred cost per claims reported.

4              Four-year annualized return.

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In 2003, the provincial government mandated a number of changes to ICBC’s operations in order to ensure fair competition among all insurance providers in the Optional insurance marketplace. The British Columbia Utilities Commission (BCUC) was directed to regulate ICBC’s Basic insurance rates, and ICBC was required to segregate its reporting on the two lines of business (i.e. Basic and Optional) in order to ensure appropriate cost allocation between the Basic insurance and Optional insurance lines of business for Basic insurance rate setting purposes.

Government also set out minimum capitalization test (MCT) targets for both the Basic and Optional lines of business. Since the above framework was put into place, ICBC’s financial performance has resulted in the corporation meeting or exceeding the minimum MCT for insurance companies in Canada as required by the Office of the Superintendent of financial Institutions (OSFI) guidelines.

In 2010, government revised legislation to further reinforce that ICBC’s Basic and Optional lines of business were governed by separate processes. The BCUC role is unchanged and continues to be restricted to reviewing only Basic operations and rates. BCUC was free to establish a Basic MCT target for these operations as long as it did not fall below the regulatory minimum of 100 per cent. Recent injury claims cost trends and lower prevailing investment returns have negatively impacted the Basic business resulting in reduced capitalization of ICBC’s Basic business to near the regulatory target minimum.

ICBC was directed to use OSFI guidance in setting its Optional MCT target as determined by ICBC’s actuaries and validated by an independent actuary, replacing government direction on this metric. As well, the 2010 legislation included government direction that ICBC transfer Optional capital in excess of the OSFI-derived MCT target to government on an ongoing basis, although Treasury Board was given the authority to reduce the amount of the transfer. All Basic capitalization was to remain in ICBC to mitigate Basic rate increases.

As of December 31, 2012, ICBC has transferred $677 million in excess Optional capital to government’s consolidated revenue fund. Approximately half of this amount reflected accumulated Optional over-capitalization to the end of 2009, with the remainder derived from ICBC’s operations in 2010 and 2011. This amount is net of $400 million that Treasury Board directed remain in ICBC to fund its Transformation Program (see below). In 2012, Treasury Board directed ICBC to retain $373 million of excess Optional capital and use it to bolster Basic insurance capitalization.

In 2010, ICBC commenced a multi-year $400 million Transformation Program that is expected to have the following benefits upon completion:

•             a customer-based risk pricing model resulting in better rates for safer drivers;

•             simplified systems and processes to facilitate better support for customers and business partners with less paperwork; and

•             more efficient business practices.

The Transformation Program will be funded entirely from Optional insurance capital so as to not impact Basic insurance rates.

Since 2008, ICBC has experienced some growth in premium revenue, primarily due to the increasing number of vehicles in the province, higher average optional insurance sales,

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and changes to both Basic and Optional insurance rates. Investment returns have been a strong source of income with returns exceeding comparable market-based benchmarks. Investment returns continue to be an important source of revenue, but are not expected to contribute as much in future as in past years due to current economic and investment market conditions.

ICBC’s loss costs has been increasing since 2008, primarily reflecting rising bodily injury claims costs — a concern throughout the automobile insurance industry. As seen in Chart 3.4, up until 2008 the declining frequency trend for bodily injury claims partially offset the severity trend, keeping overall bodily injury loss cost increases low or even negative. In 2009, the frequency trend began to increase along with the continually rising severity trend, resulting in relatively high loss cost increases and driving the cost per claim upward.

Chart 3.4 ICBC bodily injury claims loss cost trend

Chart 3.5 ICBC collision claims loss cost trend

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Similarly, up until 2009 the collision claims frequency trend was downward while the collision severity trend was flat resulting in a decreasing collision loss cost. After 2009 the collision claims frequency and severity trends leveled off, and have increased slightly in 2012, keeping annual cost per claim increases close to inflation.

However, as is the case with bodily injury claims, the collision claims loss cost trend in this area increased significantly over the last two years. If the trend continues and this metric becomes positive, it too will contribute to the increase in cost per claim.

In response to the loss cost trends, BCUC approved an 11.2 per cent increase to Basic rates in August 2012. ICBC partially offset the impact of this increase by lowering its Optional rates by 6 per cent; however the trend in collision claims loss costs may restrict ICBC’s ability to offer future Optional rate decreases.

More information about ICBC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.icbc.com.

Columbia Power Corporation

CPC was incorporated in 1994 as a precursor to the Columbia Basin Initiative, a unique arrangement under which the provincial government directly shared a portion of the revenue from the sale of downstream power benefits from the Columbia River Treaty with the residents of the Columbia Basin in recognition of the significant economic, environmental and social costs resulting from the construction of the three dams required by the treaty.

Table 3.5              Columbia Power Corporation

Five-Year Income Statement for the Years Ended March 31

($ millions)	2009	2010	2011 [1]		2012		2013
Revenue	49.5	51.6	21.8		19.9		23.0
Expenses:
Water rentals	4.6	5.5	—		—		—
Administration and management	7.4	7.3	3.3		2.9		3.1
Amortization	9.2	9.6	0.6		0.6		0.5
Other costs	1.9	1.9	0.6		0.7		0.5
	23.1	24.3	4.5		4.2		4.1
Operating results	26.4	27.3	17.3		15.7		18.9
Finance charges	(8.0)	(7.5)	—		(1.1)		(1.1)
Unusual items	(0.1)	—	—		—		—
Net income	18.3	19.8	17.3		14.6		17.8
Financial data:
Capital spending on power projects	16.2	7.7	39.0		63.8		67.5
Debt (including current portion)	106.4	100.0	93.2	[2]	240.3	[2]	237.8	[2]
Performance indicators:
Debt to Equity Ratio	23:77	21:79	18:82		36:64		35:65
ROCE (per cent)	5.93	5.96	4.15		3.50		4.07

1    Amounts for 2010/11 have been restated to reflect the adoption of International Financial Reporting Standards (see note 26 in CPC’s financial statement for details). Years prior to 2010/11 continue to be reported on a Canadian Generally Accepted Accounting Principles basis.

2    Under IFRS, the equity method is used to account for investments in joint ventures. Under this presentation debt was offset against associated capital assets to determine CPC’s share of its investments in Columbia Basin power projects. These amounts reflect CPC’s portion of debt incurred to build the power assets.

2013 Financial and Economic Review — August 2013

Chapter 3 — Commercial Crown Corporations Review

The Columbia Basin Initiative was launched in 1995 with the Columbia Basin Trust Act, which created Columbia Basin Trust (CBT), and the 1995 Financial Agreement between the provincial government and CBT. Under the agreement, CPC and CBT each received $250 million over 10 years to provide equity for qualifying power project developments in the region. CBT’s 50 per cent share of power sales from these projects are used by CBT to provide benefits to the people of the region, in accordance with the Columbia Basin Trust Act.

CPC’s mandate is to efficiently develop and operate commercially viable, environmentally sound and safe power project investments through joint ventures with subsidiaries of CBT, and to manage the joint ventures. CPC finances the power projects using the government’s equity contributions, retained earnings and limited-recourse project debt, without government debt guarantees.

CPC is a small organization, with fewer than 50 full-time equivalent positions, located in Castlegar. The corporation focuses on asset management activities while engaging private sector firms to provide construction, plant operation and specialist consulting services. Through its joint ventures, CPC is one of the largest producers of electricity in British Columbia.

The purchase of the Brilliant Dam in 1996 was the first investment by the joint venture partners. In addition, three projects were designated as core to the initiative: Arrow Lakes Generating Station (completed); Brilliant Expansion (completed); and Waneta Expansion (in progress).

The Waneta Expansion Project involves the construction of a second powerhouse immediately downstream of the existing Waneta Dam on the Pend d’Oreille River south of Trail, and a 10 kilometre transmission line from the new facility to the Selkirk substation. The project will generate 335 megawatts of power when it is completed in 2015. Construction of the project is undertaken through a public-private partnership between Fortis Inc. (51 per cent share), CPC (32.5 per cent share) and CBT (16.5 per cent share).

Other generation, distribution and transmission projects can be carried out by CPC and CBT, provided the projects meet the same commercial and other tests as the core projects.

More information about CPC’s financial results and performance measures are provided in the corporation’s annual report available at its website: www.columbiapower.org.

Transportation Investment Corporation

Transportation Investment Corporation (TI Corp) was established in June 2008 under the Transportation Investment Act to implement the Port Mann/Highway 1 Improvement (PMH1) Project.

The PMH1 Project is the largest transportation project in BC history. The project includes the new 10-lane Port Mann Bridge, 37 kilometres of highway widening, the improvement of seven overpasses and the complete replacement of nine interchanges. To support carpooling and alternative modes of transportation, the PMH1 Project includes HOV and transit infrastructure, including 30 kilometers of new HOV/transit lanes, new dedicated interchanges, and allows for the first transit over the Port Mann Bridge in 25 years.

2013 Financial and Economic Review — August 2013

Chapter 3 — Commercial Crown Corporations Review

Table 3.6              Transportation Investment Corporation

Five-Year Income Statement for the Years Ended March 31

($ thousands)	2009 [1]	2010	2011	2012	2013
Revenue	21	219	—	—	15,043
Expenses:
Operating and program costs	46,688	4,626	6,994	16,187	42,014
Borrowing costs	—	—	116	350	24,917
Amortization	—	58	136	182	8,003
	46,688	4,684	7,246	16,719	74,934
Operating results	(46,667)	(4,465)	(7,246)	(16,719)	(59,891)
Effective hedging loss	—	(26,338)	(74,455)	(135,273)	(28,923)
Comprehensive results	(46,667)	(30,803)	(81,701)	(151,992)	(88,814)

1    Reflects the period June 25, 2008 to March 31, 2009. The Operating costs were restated to include bridge decommissioning costs of $39 million.

TI Corp’s primary mandate is to manage and ensure successful delivery and implementation of the PMH1 Project. The corporation is also mandated to recover, through tolling, the capital costs of the project as well as operating and maintenance costs of the bridge and highway.

The Port Mann Bridge and Highway 1 is Metro Vancouver’s primary corridor for commuters and the movement of goods, traversing six municipalities with key connections to the region’s 14 other communities. The PMH1 Project was established in 2003 as part of the Provincial Gateway Program to address the problem of growing regional congestion and to improve the movement of people, goods and transit. Combined with other road, bridge and transit improvements planned or underway, this project is creating an effective transportation network within Metro Vancouver.

The total project cost is $3.3 billion, including construction, operations and maintenance, rehabilitation, and interest. Under the terms of the Concession Agreement between TI Corp and the Province, TI Corp is mandated to collect tolls until 2050 to repay the project debt and pay for the ongoing operations and maintenance of the PMH1 corridor for the term of the Agreement. The PMH1 project uses a free-flow, open road tolling system - a safer, more efficient and cost effective method of tolling than traditional toll booths.

Phase One of the Port Mann/Highway 1 Improvement Project was completed by December 1, 2012 and construction of more time-saving improvements west of the bridge is underway as part of Phase Two. Major work continues along the Highway 1 corridor and by the end of 2013, commuters will save up to an hour per day, delivering on the project’s promises of efficiency, reliability and time savings.

More information about the Port Mann Bridge/Highway 1 project is available at its website: www.pmh1project.com.

British Columbia Railway Company

The British Columbia Railway Company (BCRC) is governed by two principal pieces of legislation. The British Columbia Railway Act establishes the corporation’s structure, responsibilities and accountabilities. The British Columbia Railway Finance Act establishes the borrowing and investment framework for BCRC.

2013 Financial and Economic Review — August 2013

Chapter 3 — Commercial Crown Corporations Review

Table 3.7              British Columbia Railway Company

Five-Year Income Statement for the Years Ended

	Dec. 31	Dec. 31	Mar. 31	Mar. 31	Mar. 31
($ millions)	2008	2009	2011 [1]	2012	2013
Revenue	23.8	20.2	20.8	17.1	18.2
Expenses	25.3	37.7	17.5	12.8	14.9
Income (loss)	(1.5)	(17.5)	3.3	4.3	3.3
Non-operating income (expenses)	11.9	3.0	(0.2)	(1.0)	(1.1)
Income before special items	10.4	(14.5)	3.1	3.3	2.2
Gain on sale of assets	27.3	15.7	14.4	10.3	3.3
Net income (loss)	37.7	1.2	17.5	13.6	5.5

1    BCRC changed its year end from December 31 to March 31 in 2010/11. The figures reported in 2010/11 reflect the company’s 15 month results from January 1, 2010 to March 31, 2011. Amounts for 2010/11 have been restated to reflect the adoption of International Financial Reporting Standards (see note 26 in BCRC’s financial statement for details). Years prior to 2010/11 continue to be reported on a Canadian Generally Accepted Accounting Principles basis.

BCRC’s original mandate was to construct and operate a freight railway in British Columbia. Significant expansion of the corporation occurred in the 1990s, as it added to its rail network and acquired a telecommunications company, deep-sea bulk loading facilities in the Port of Vancouver, and barge operations in northern BC. BCRC also diversified into real estate development, and formed a joint venture management company. At its peak, BCRC was Canada’s fourth largest railway, operating 2,314 kilometres of mainline track and 638 kilometres of industrial and yard track.

In 2002, the provincial government decided to scale down the operations of BCRC. The main initiative was the BC Rail Investment Partnership (BCRIP) agreement with CN, completed in July 2004. Under the agreement, BCRC’s rail operations (with the exception of its Port Subdivision subsidiary — the 24 mile railway line accessing the port terminals at Roberts Bank) were sold to CN. BCRC retained ownership of the railway right-of-way, rail bed, and track infrastructure.

BCRC also divested itself of its North Vancouver ports operations and is in the process of selling surplus real estate holdings not required to support its operations.

BCRC’s current mandate is to support and facilitate the British Columbia Ports Strategy and Pacific Gateway Strategy by providing consulting advice, acquiring and holding railway corridor and strategic port lands, and making related infrastructure investments for the province. BCRC’s mandate includes the ongoing management of the CN agreement, a 40 year non-renewable operating lease agreement with Kinder Morgan Canada Terminals, other port related holdings and the Port Subdivision as part of the provincial government’s overall Pacific Gateway Strategy.

Effective April 1, 2010, the shares of BCRC were transferred to the BC Transportation Financing Authority. This consolidation promotes operational efficiencies while continuing to facilitate strategic priorities. BCRC remains a separate entity and retains its legal and legislative authorities and agreements. The ongoing core functions and mandate of BCRC continue.

More information about BCRC’s financial results and performance measures are provided in the corporation’s website: www.bcrco.com and in the Ministry of Transportation and Infrastructure website: www.th.gov.bc.ca/bcrail.

2013 Financial and Economic Review — August 2013

Appendix 1

Economic Review

Supplementary Tables

Periodically, Statistics Canada’s provincial and territorial economic accounts undergo historical revisions, which are much broader in scope than the regular revisions undertaken on an annual basis. These historical revisions are reserved for incorporating updated international accounting standards, as well as conceptual, classification, presentational and major statistical changes. The most recent revision (released November 2012) includes major changes to the provincial and territorial expenditure and income accounts. The latest revisions date back to 2007 and include data up to 2011. It is anticipated that revisions dating back to 1981 may be released later in 2013. Some of these conceptual changes involve providing more disaggregation of existing information, while other changes involve the inclusion of new categories that were not previously being captured in the data. Updated economic accounts data for 2007 to 2011 can be found in Appendix Tables A1.1A, A1.1B, A1.2, A1.3 and A1.4. As such, these tables appear different from previous versions of the Financial and Economic Review.

Data sourced to Statistics Canada is published under the Government of Canada’s Open License agreement.

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.1A Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2007 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1982	2,877	—	—	—	—	—	1,427	1,253	12.1
1983	2,908	—	—	—	—	—	1,446	1,245	13.9
1984	2,947	—	—	—	—	—	1,465	1,245	15.0
1985	2,975	—	—	—	—	—	1,493	1,280	14.3
1986	3,004	—	—	—	—	—	1,526	1,332	12.7
1987	3,049	—	—	—	—	—	1,567	1,378	12.1
1988	3,115	—	—	—	—	—	1,599	1,435	10.3
1989	3,197	—	—	—	—	—	1,659	1,508	9.1
1990	3,292	—	—	—	—	—	1,703	1,560	8.4
1991	3,374	—	—	—	—	—	1,751	1,578	9.9
1992	3,469	—	—	—	—	—	1,800	1,617	10.1
1993	3,568	—	—	—	—	—	1,848	1,668	9.7
1994	3,676	—	—	—	—	—	1,918	1,743	9.1
1995	3,777	—	—	—	—	—	1,951	1,786	8.5
1996	3,874	—	—	—	—	23,237	1,986	1,813	8.7
1997	3,949	—	—	—	—	22,958	2,032	1,860	8.5
1998	3,983	—	—	—	—	20,759	2,038	1,858	8.8
1999	4,011	—	—	—	—	21,009	2,064	1,894	8.3
2000	4,039	—	—	—	—	20,625	2,080	1,931	7.2
2001	4,076	—	—	—	—	19,271	2,081	1,920	7.7
2002	4,098	—	—	—	—	21,826	2,134	1,953	8.5
2003	4,122	—	—	—	—	22,726	2,172	1,998	8.0
2004	4,155	—	—	—	—	26,052	2,190	2,033	7.2
2005	4,197	—	—	—	—	32,184	2,221	2,092	5.8
2006	4,244	—	—	—	—	33,107	2,255	2,147	4.8
2007	4,310	196,996	196,997	132,579	49,131	33,761	2,322	2,223	4.3
2008	4,384	203,820	199,228	137,095	52,263	27,207	2,376	2,266	4.6
2009	4,460	195,670	194,334	135,575	46,112	28,494	2,403	2,218	7.7
2010	4,530	208,295	200,550	139,055	48,945	30,972	2,443	2,257	7.6
2011	4,577	217,749	206,180	146,351	53,452	30,986	2,458	2,275	7.5
2012	4,623	n/a	n/a	n/a	n/a	30,710	2,479	2,313	6.7

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(% change)	(% change)	($2007 millions)	(% change)	(% change)	(% change)	(% change)	(% change)	(change)
1983	1.1	—	—	—	—	—	1.3	(0.7)	1.8
1984	1.4	—	—	—	—	—	1.3	0.0	1.1
1985	0.9	—	—	—	—	—	1.9	2.8	(0.7)
1986	1.0	—	—	—	—	—	2.2	4.1	(1.6)
1987	1.5	—	—	—	—	—	2.7	3.4	(0.6)
1988	2.2	—	—	—	—	—	2.0	4.1	(1.8)
1989	2.6	—	—	—	—	—	3.8	5.1	(1.2)
1990	3.0	—	—	—	—	—	2.6	3.4	(0.7)
1991	2.5	—	—	—	—	—	2.8	1.1	1.5
1992	2.8	—	—	—	—	—	2.8	2.5	0.2
1993	2.9	—	—	—	—	—	2.7	3.1	(0.4)
1994	3.0	—	—	—	—	—	3.8	4.5	(0.6)
1995	2.8	—	—	—	—	—	1.7	2.4	(0.6)
1996	2.6	—	—	—	—	—	1.8	1.6	0.2
1997	1.9	—	—	—	—	(1.2)	2.3	2.6	(0.2)
1998	0.9	—	—	—	—	(9.6)	0.3	(0.1)	0.3
1999	0.7	—	—	—	—	1.2	1.3	1.9	(0.5)
2000	0.7	—	—	—	—	(1.8)	0.8	2.0	(1.1)
2001	0.9	—	—	—	—	(6.6)	0.0	(0.6)	0.5
2002	0.5	—	—	—	—	13.3	2.6	1.7	0.8
2003	0.6	—	—	—	—	4.1	1.8	2.3	(0.5)
2004	0.8	—	—	—	—	14.6	0.8	1.7	(0.8)
2005	1.0	—	—	—	—	23.5	1.5	2.9	(1.4)
2006	1.1	—	—	—	—	2.9	1.5	2.6	(1.0)
2007	1.6	—	—	—	—	2.0	3.0	3.5	(0.5)
2008	1.7	3.5	1.1	3.4	6.4	(19.4)	2.4	2.0	0.3
2009	1.7	(4.0)	(2.5)	(1.1)	(11.8)	4.7	1.1	(2.1)	3.1
2010	1.6	6.5	3.2	2.6	6.1	8.7	1.7	1.7	(0.1)
2011	1.0	4.5	2.8	5.2	9.2	0.0	0.6	0.8	(0.1)
2012	1.0	—	—	—	—	(0.9)	0.9	1.7	(0.8)

1 As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001 and 2006, and non-permanent residents.

Sources: Statistics Canada (CANSIM Tables 051-0005, 384-0038, 384-0040, 282-0087, 282-0002 - accessed June 2013) and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US [2]	(5 year)
	CPI	CPI	wage rate[1]	employees	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)
1982	57.3	56.6	—	—	—	—	15.8	81.1	18.0
1983	60.4	59.7	—	—	—	—	11.2	81.1	13.2
1984	62.8	62.1	—	—	—	—	12.1	77.2	13.6
1985	64.8	64.0	—	—	—	—	10.6	73.2	12.1
1986	66.7	66.2	—	—	—	—	10.5	72.0	11.2
1987	68.7	68.2	—	—	—	—	9.5	75.4	11.2
1988	71.2	70.6	—	—	—	—	10.8	81.3	11.6
1989	74.4	73.8	—	—	—	—	13.3	84.5	12.1
1990	78.4	77.8	—	—	—	—	14.1	85.7	13.4
1991	82.6	81.9	—	—	—	—	9.9	87.3	11.1
1992	84.8	84.3	—	—	—	—	7.5	82.7	9.5
1993	87.8	87.3	—	—	—	—	5.9	77.5	8.8
1994	89.5	89.1	—	—	—	—	6.9	73.2	9.5
1995	91.6	91.3	—	—	—	—	8.6	72.9	9.2
1996	92.4	92.1	—	—	—	—	6.1	73.3	7.9
1997	93.1	92.6	612.55	—	—	—	5.0	72.2	7.1
1998	93.4	93.0	620.99	—	—	—	6.6	67.4	6.9
1999	94.4	93.9	628.12	—	—	—	6.4	67.3	7.6
2000	96.1	96.0	639.18	—	—	—	7.3	67.3	8.4
2001	97.7	97.8	648.31	—	—	—	5.8	64.6	7.4
2002	100.0	100.0	668.75	—	—	—	4.2	63.7	7.0
2003	102.2	102.0	684.22	—	—	—	4.7	71.4	6.4
2004	104.2	104.0	687.15	—	—	—	4.0	76.8	6.2
2005	106.3	106.0	704.71	—	—	—	4.4	82.5	6.0
2006	108.1	108.0	725.80	—	—	—	5.8	88.2	6.7
2007	110.0	110.2	747.06	98,216	30,763	26,154	6.1	93.1	7.1
2008	112.3	112.8	777.88	102,192	31,271	27,281	4.7	93.7	7.1
2009	112.3	112.9	797.85	100,335	30,398	27,134	2.4	87.6	5.6
2010	113.8	114.9	822.74	102,413	30,699	27,549	2.6	97.1	5.6
2011	116.5	117.5	837.26	107,496	32,001	28,395	3.0	101.1	5.4
2012	117.8	119.0	854.38	n/a	n/a	n/a	3.0	100.1	5.3

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees	per capita	per capita	rate	exchange rate	mortgage rate
	(% change)	(% change)	(% change)	($ millions)	(% change)	(% change)	(change)	(change)	(change)
1983	5.4	5.5	—	—	—	—	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	—	—	—	0.9	(3.9)	0.4
1985	3.2	3.1	—	—	—	—	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	—	—	—	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	—	—	—	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	—	—	—	1.3	5.8	0.5
1989	4.5	4.5	—	—	—	—	2.5	3.2	0.4
1990	5.4	5.4	—	—	—	—	0.7	1.2	1.3
1991	5.4	5.3	—	—	—	—	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	—	—	—	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	—	—	—	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	—	—	—	0.9	(4.3)	0.8
1995	2.3	2.5	—	—	—	—	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	—	—	—	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	—	—	—	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	—	—	—	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	—	—	—	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	—	—	—	0.8	0.0	0.8
2001	1.7	1.9	1.4	—	—	—	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.2	—	—	—	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	—	—	—	0.5	7.7	(0.6)
2004	2.0	2.0	0.4	—	—	—	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.6	—	—	—	0.4	5.7	(0.2)
2006	1.7	1.9	3.0	—	—	—	1.4	5.6	0.7
2007	1.8	2.0	2.9	—	—	—	0.3	4.9	0.4
2008	2.1	2.4	4.1	4.0	1.7	4.3	(1.4)	0.6	(0.0)
2009	—	0.1	2.6	(1.8)	(2.8)	(0.5)	(2.3)	(6.1)	(1.4)
2010	1.3	1.8	3.1	2.1	1.0	1.5	0.2	9.5	(0.0)
2011	2.4	2.3	1.8	5.0	4.2	3.1	0.4	4.0	(0.2)
2012	1.1	1.3	2.0	—	—	—	—	(1.0)	(0.1)

1 Data prior to 1997 are not available.

2 The most typical of those offered by the major chartered banks.

Sources: Statistics Canada (CANSIM Tables 326-0020, 282-0072, 384-0040, 176-0043, 176-0064 - accessed June 2013) and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales[1]	starts	building permits	GDP[2]	GDP[2]	exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,822
1989	—	—	38,894	1,812	—	—	18,307
1990	—	—	36,720	1,833	—	—	16,605
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,033
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,873
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	4,482	5,193	26,699
1998	31,757	35,762	19,931	2,022	4,632	5,528	25,942
1999	36,679	36,373	16,309	2,104	4,807	5,632	29,044
2000	40,699	38,435	14,418	2,089	5,048	6,367	33,639
2001	38,303	40,719	17,234	2,125	5,191	6,388	31,680
2002	38,610	43,265	21,625	1,771	5,238	6,875	28,828
2003	39,772	44,421	26,174	1,880	5,233	7,499	28,264
2004	41,607	47,240	32,925	2,070	5,692	7,988	31,008
2005	42,883	49,444	34,667	3,212	6,150	8,568	34,167
2006	44,480	53,255	36,443	3,921	6,510	9,047	33,466
2007	42,418	57,110	39,195	3,933	6,885	10,342	31,524
2008	39,435	58,010	34,321	3,678	7,077	10,508	33,124
2009	33,025	55,585	16,077	3,139	6,946	10,461	25,240
2010	35,841	58,549	26,479	3,018	7,329	n/a	28,646
2011	38,496	60,405	26,400	3,136	7,352	n/a	32,682
2012	, 39,284	61,565	27,465	4,048	n/a	n/a	31,306

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales[1]	starts	building permits	GDP[2]	GDP[2]	exports
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	12.2
1989	—	—	27.6	10.0	—	—	2.7
1990	—	—	(5.6)	1.2	—	—	(9.3)
1991	—	—	(13.2)	(1.6)	—	—	(8.1)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	3.3	6.5	(2.8)
1999	15.5	1.7	(18.2)	4.0	3.8	1.9	12.0
2000	11.0	5.7	(11.6)	(0.7)	5.0	13.1	15.8
2001	(5.9)	5.9	19.5	1.7	2.8	0.3	(5.8)
2002	0.8	6.3	25.5	(16.6)	0.9	7.6	(9.0)
2003	3.0	2.7	21.0	6.1	(0.1)	9.1	(2.0)
2004	4.6	6.3	25.8	10.1	8.8	6.5	9.7
2005	3.1	4.7	5.3	55.2	8.0	7.3	10.2
2006	3.7	7.7	5.1	22.1	5.9	5.6	(2.1)
2007	(4.6)	7.2	7.6	0.3	5.8	14.3	(5.8)
2008	(7.0)	1.6	(12.4)	(6.5)	2.8	1.6	5.1
2009	(16.3)	(4.2)	(53.2)	(14.7)	(1.9)	(0.4)	(23.8)
2010	8.5	5.3	64.7	(3.9)	5.5	n/a	13.5
2011	7.4	3.2	(0.3)	3.9	0.3	n/a	14.1
2012	2.0	1.9	4.0	29.1	n/a	n/a	(4.2)

1         Retail sales data have been revised from 1991 to 2006 and are now classified under the North American Industry Classification System (NAICS 2002).

2     Data prior to 1997 are not available.

Sources: Statistics Canada (CANSIM Tables 304-0015, 080-0020, 027-0054, 026-0006 - accessed June 2013) and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	—	2,662	1,862	—	11,769	—	48,238	962	241
1983	30,773	—	3,221	2,120	—	11,717	—	47,213	917	210
1984	30,884	—	2,836	2,082	—	20,771	—	52,369	1,005	243
1985	32,994	—	3,298	2,481	—	22,993	2,524	59,126	1,061	378
1986	31,468	—	3,628	2,629	—	20,361	2,512	50,759	1,106	405
1987	37,336	—	4,136	2,762	—	21,990	2,896	63,066	1,122	455
1988	36,736	—	4,141	2,845	—	24,942	3,325	60,943	1,206	573
1989	35,952	—	4,189	2,834	—	24,800	3,344	57,655	1,255	513
1990	33,514	—	3,547	2,992	—	24,557	3,092	60,662	1,299	559
1991	31,406	—	4,014	2,667	858	24,965	2,950	62,981	1,342	492
1992	33,396	—	3,825	2,708	890	17,173	2,577	64,058	1,404	533
1993	33,935	—	4,040	3,110	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	—	4,763	2,983	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,572	2,833	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,390	2,801	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,649	1,588	27,876	3,047	66,961	1,738	604
1998	30,238	65,451	4,462	2,567	1,574	24,868	2,893	67,710	1,780	547
1999	32,397	75,878	4,995	3,016	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,152	3,126	4,783	25,682	2,891	68,241	2,024	667
2001	32,606	69,796	4,710	2,879	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,477	2,900	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,762	2,919	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,690	4,724	2,976	6,784	27,313	3,740	60,496	2,360	635
2005	41,129	83,590	4,932	2,953	8,967	26,718	5,384	67,811	2,388	706
2006	41,198	80,350	4,736	3,019	7,148	23,161	5,991	62,021	2,346	788
2007	36,811	72,684	4,717	2,763	6,912	25,941	5,611	72,217	2,391	723
2008	28,263	61,137	4,021	2,514	9,240	26,163	7,403	65,854	2,523	718
2009	22,935	48,836	3,708	2,021	4,129	21,193	5,622	62,201	2,532	700
2010	26,831	63,323	4,277	1,677	4,433	26,040	7,166	59,477	2,515	870
2011	28,414	69,419	4,491	1,539	4,835	27,431	8,982	66,205	2,631	810
2012	29,043	67,536	4,486	1,453	3,389	28,777	8,312	69,508	2,841	n/a

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Value of
	production	data	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)	(% change)
1983	29.0	—	21.0	13.9	—	(0.4)	—	(2.1)	(4.7)	(12.9)
1984	0.4	—	(12.0)	(1.8)	—	77.3	—	10.9	9.6	15.7
1985	6.8	—	16.3	19.2	—	10.7	—	12.9	5.7	55.6
1986	(4.6)	—	10.0	6.0	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	—	14.0	5.1	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	—	0.1	3.0	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	—	1.2	(0.4)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	—	(15.3)	5.5	—	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	—	13.2	(10.8)	—	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	—	(4.7)	1.5	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	—	5.6	14.8	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	—	17.9	(4.1)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	—	(4.0)	(5.0)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(4.0)	(1.1)	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	3.2	(5.4)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(1.5)	(3.1)	(0.9)	(10.8)	(5.1)	1.1	2.4	(9.4)
1999	7.1	15.9	11.9	17.5	32.8	(0.1)	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	3.1	3.6	128.7	3.4	18.2	0.3	7.4	8.8
2001	(5.1)	(8.2)	(8.6)	(7.9)	18.5	5.2	(0.8)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(4.9)	0.7	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.6	(0.4)	6.4	0.7	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.8)	2.0	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	4.4	(0.8)	32.2	(2.2)	44.0	12.1	1.2	11.2
2006	0.2	(3.9)	(4.0)	2.2	(20.3)	(13.3)	11.3	(8.5)	(1.7)	11.6
2007	(10.6)	(9.5)	(0.4)	(8.5)	(3.3)	12.0	(6.3)	16.4	1.9	(8.2)
2008	(23.2)	(15.9)	(14.8)	(9.0)	33.7	0.9	31.9	(8.8)	5.5	(0.7)
2009	(18.9)	(20.1)	(7.8)	(19.6)	(55.3)	(19.0)	(24.1)	(5.5)	0.3	(2.5)
2010	17.0	29.7	15.3	(17.0)	7.4	22.9	25.8	(4.4)	(0.6)	24.3
2011	5.9	9.6	5.0	(8.2)	9.1	5.3	25.8	11.3	4.6	(6.8)
2012	2.2	(2.7)	(0.1)	(5.6)	(29.9)	4.9	26.8	5.0	8.0	n/a

Sources: Statistics Canada (CANSIM Tables 303-0064, 135-0002, 127-0003, 002-0002 - accessed June 2013) and BC Stats, Ministry of Finance, based on federal, provincial and industry data.

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

	Household	General
	Final	Governments				Intellectual	Business
	Consumption	Final Consumption	Residential	Non-Residential	Machinery and	Property	Gross Fixed
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Capital Formation	Exports	Imports	Real GDP
	(millions of 2007 $, chained)
2007	117,586	35,358	19,077	9,669	8,625	4,404	41,775	80,343	89,824	196,997
2008	120,487	37,590	18,035	11,115	8,619	4,561	42,349	77,978	90,381	199,228
2009	120,513	37,780	16,295	9,894	6,661	3,638	36,488	72,724	82,991	194,334
2010	124,656	38,610	16,504	10,262	8,367	3,783	38,882	80,366	91,045	200,550
2011	127,734	39,064	17,057	11,655	9,514	4,311	42,503	84,306	97,024	206,180
2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	(annual percentage change)
2008	2.5	6.3	(5.5)	15.0	(0.1)	3.6	1.4	(2.9)	0.6	1.1
2009	0.0	0.5	(9.6)	(11.0)	(22.7)	(20.2)	(13.8)	(6.7)	(8.2)	(2.5)
2010	3.4	2.2	1.3	3.7	25.6	4.0	6.6	10.5	9.7	3.2
2011	2.5	1.2	3.4	13.6	13.7	14.0	9.3	4.9	6.6	2.8
2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0038 — accessed June 2013)

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Mining, Quarrying				Transportation	Wholesale	Finance				Real GDP
	Animal	Hunting and	and	Oil and Gas				and	and Retail	and	Real	Other	Public	at Basic
	Production	Trapping	Logging	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	Estate	Services	Administration	Prices
	(millions of 2007 $, chained)
2007	1,084	159	1,998	9,678	15,653	13,722	3,827	10,020	18,932	10,803	27,246	56,984	10,706	181,496
2008	1,084	137	1,776	9,937	14,457	14,573	3,831	9,989	18,780	10,623	27,867	58,573	11,152	183,419
2009	1,059	146	1,199	8,901	12,612	13,949	3,662	9,758	17,767	10,420	28,971	57,734	11,529	178,394
2010	1,061	139	1,502	9,940	13,422	14,080	3,561	10,218	18,579	10,669	29,967	58,391	11,662	183,658
2011	1,082	142	1,676	10,236	13,635	14,858	3,900	10,581	18,880	10,874	31,111	59,241	11,757	188,475
2012	1,072	140	1,651	10,186	13,758	15,524	3,927	10,844	19,258	10,948	31,987	60,213	11,736	191,749
	(annual percentage change)
2008	—	(13.7)	(11.1)	2.7	(7.6)	6.2	0.1	(0.3)	(0.8)	(1.7)	2.3	2.8	4.2	1.1
2009	(2.3)	6.4	(32.5)	(10.4)	(12.8)	(4.3)	(4.4)	(2.3)	(5.4)	(1.9)	4.0	(1.4)	3.4	(2.7)
2010	0.1	(4.7)	25.3	11.7	6.4	0.9	(2.8)	4.7	4.6	2.4	3.4	1.1	1.2	3.0
2011	2.0	1.7	11.5	3.0	1.6	5.5	9.5	3.6	1.6	1.9	3.8	1.5	0.8	2.6
2012	(0.9)	(1.3)	(1.4)	(0.5)	0.9	4.5	0.7	2.5	2.0	0.7	2.8	1.6	(0.2)	1.7

Source: Statistics Canada (CANSIM Table 379-0030 — accessed June 2013)

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees	Surplus	Corporations	Corporations	NPOs	Income	Income	Businesses	Production	Imports	Discrepency	Prices
	$(millions)
2007	98,216	47,120	24,555	17,169	5,396	29,383	23,153	6,230	6,710	15,500	67	196,996
2008	102,192	50,035	25,176	18,882	5,977	30,046	23,313	6,733	7,071	14,533	(57)	203,820
2009	100,335	42,740	17,091	19,555	6,094	31,297	24,502	6,795	6,881	14,296	121	195,670
2010	102,413	50,820	25,052	19,535	6,233	32,870	25,922	6,948	7,088	15,050	54	208,295
2011	107,496	52,095	25,177	20,379	6,539	34,725	27,424	7,301	7,368	16,078	(13)	217,749
2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	(annual percentage change)
2008	4.0	6.2	2.5	10.0	10.8	2.3	0.7	8.1	5.4	(6.2)	—	3.5
2009	(1.8)	(14.6)	(32.1)	3.6	2.0	4.2	5.1	0.9	(2.7)	(1.6)	—	(4.0)
2010	2.1	18.9	46.6	(0.1)	2.3	5.0	5.8	2.3	3.0	5.3	—	6.5
2011	5.0	2.5	0.5	4.3	4.9	5.6	5.8	5.1	4.0	6.8	—	4.5
2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0037 — accessed June 2013)

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.5 Employment by Industry in British Columbia

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
	(thousands)
Total — all industries	1,920	1,953	1,998	2,033	2,092	2,147	2,223	2,266	2,218	2,257	2,275	2,313

Primary industries	66	67	78	72	76	78	83	78	73	73	65	72
Agriculture	25	30	33	37	39	35	36	33	33	32	26	26
Forestry, logging & support activities	25	25	27	21	21	21	24	17	14	16	14	18
Fishing, hunting and trapping	5	3	4	3	2	3	3	2	2	2	—	2
Mining and oil & gas extraction	11	9	13	11	14	19	20	25	24	23	25	26

Manufacturing	194	194	203	206	195	193	199	185	161	166	164	179
Food, beverages & tobacco	26	27	31	31	31	24	28	30	29	27	30	32
Wood products	49	44	48	46	45	44	44	34	27	29	30	27
Paper	15	17	14	12	12	15	15	13	11	10	9	12
Printing & related support activities	9	8	8	8	8	8	6	9	8	7	8	9
Primary metals	8	6	9	7	7	7	6	5	5	7	6	6
Metal fabrication	13	13	14	14	18	15	15	16	13	13	11	16
Transportation equipment	10	13	12	11	9	10	12	10	10	9	9	12
Machinery manufacturing	7	10	9	9	10	9	9	6	6	8	9	11
Other manufacturing	58	57	59	69	56	63	65	61	53	57	51	56

Construction	111	117	117	142	163	174	192	215	193	191	205	193
General contractors	40	41	46	50	64	64	65	83	73	75	83	77
Special trade contractors	71	75	71	91	99	110	127	132	120	115	122	116

Utilities	11	11	11	9	10	8	10	13	12	14	13	15

Transportation and warehousing	113	111	117	117	119	117	124	124	113	119	124	129
Transportation	109	106	111	112	115	110	117	118	107	112	116	118
Warehousing and storage	4	5	6	5	5	6	7	6	6	7	8	11

Trade	303	320	326	311	326	343	359	349	362	370	355	357
Wholesale trade	67	72	76	65	78	80	80	86	86	82	78	85
Retail trade	236	247	250	246	248	263	279	263	275	288	277	272

Finance, Insurance, Real Estate & Leasing	121	125	126	129	132	133	142	143	139	142	139	142
Finance	56	57	60	56	59	59	67	63	59	67	54	65
Insurance	25	24	21	27	26	26	29	30	28	28	32	27
Real estate	28	33	34	35	35	38	37	40	42	38	44	44
Leasing	12	11	11	11	13	10	10	11	10	38	44	44

Public administration	91	90	95	98	94	90	93	100	105	111	109	102
Federal administration	31	33	37	34	33	34	34	37	39	46	44	43
Provincial administration	33	27	29	29	30	27	26	26	27	28	25	29
Local administration	27	29	29	34	32	29	33	37	40	37	40	31

Other service industries	910	918	925	950	977	1,011	1,021	1,060	1,060	1,072	1,100	1,124
Education & related services	136	136	137	132	143	152	154	157	161	167	167	177
Health & welfare services	196	211	214	218	212	230	234	241	257	264	261	275
Professional, scientific & technical	139	134	138	142	159	165	164	169	164	174	182	173
Information, culture & recreation	105	106	106	110	110	111	115	116	114	108	109	116
Services to business management	71	72	79	82	91	96	96	99	94	91	94	98
Accommodation & food services	166	164	158	173	173	168	169	178	170	162	182	172
Miscellaneous services	97	95	93	93	90	89	87	99	100	105	104	114

Source: Statistics Canada (CANSIM Table 282-0088 — accessed June 2013), Labour Force Survey (unpublished data). Totals may not add due to rounding.

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.6 Capital Investment by Industry

					Preliminary		2011	2012
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2008	2009	2010	2011	2012	2013	2012	2013
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	420.6	330.2	346.8	374.0	384.6	343.8	2.8	(10.6)
Mining, quarrying and oil and gas extraction	6,775.0	5,024.3	8,041.3	8,802.7	9,130.1	6,778.7	3.7	(25.8)
Manufacturing	1,455.4	1,147.6	1,555.0	1,309.2	1,914.1	2,851.0	46.2	48.9
Construction	916.4	665.0	809.s6	942.7	868.1	858.9	(7.9)	(1.1)
Transportation and warehousing	3,487.2	2,619.9	1,848.4	2,062.1	2,360.7	3,013.1	14.5	27.6
Utilities	2570.6	3,283.2	3,102.1	3,657.5	4,555.1	4,351.4	24.5	(4.5)
Wholesale trade	527.6	428.6	443.7	446.6	414.1	458.6	(7.3)	10.7
Retail trade	1,617.4	1,297.8	1,199.2	1,244.1	1,367.6	1,558.7	9.9	14.0
Finance and insurance	1,401.9	947.2	1,020.5	1,036.6	1,222.0	1,283.3	17.9	5.0
Real estate, rental and leasing	2,430.0	1,973.3	1,703.8	1,559.2	1,399.7	1,559.7	(10.2)	11.4
Information and cultural industries	1,199.7	1,485.9	1,288.9	1,260.6	1,226.5	1,326.7	(2.7)	8.2
Professional, scientific and technical services	402.7	344.8	467.1	474.8	560.3	652.3	18.0	16.4
Management of companies and enterprises	42.9	74.8	84.0	87.9	85.7	86.9	(2.5)	1.4
Admin, waste and remediation services	252.1	205.5	212.5	237.2	219.1	244.5	(7.6)	11.6
Arts, entertainment and recreation	498.2	351.3	275.3	280.4	287.8	319.7	2.6	11.1
Accommodation and food services	829.3	828.3	690.2	446.2	433.8	445.4	(2.8)	2.7
Educational services	1,243.5	1,241.4	1,320.6	1,133.5	1,301.6	1,117.4	14.8	(14.2)
Health care and social assistance	1,349.2	1,171.4	1,342.6	1,223.7	1,226.7	1,273.5	0.2	3.8
Public administration	3,678.8	3,450.9	3,165.8	2,748.8	2,759.2	3,045.0	0.4	10.4
Other services	246.3	203.3	227.0	306.4	232.3	257.8	(24.2)	11.0
Housing	15,591.1	11,926.3	13,389.3	13,908.0	14,568.1	15,097.1	4.7	3.6
Total	46,935.8	39,001.0	42,533.8	43,542.1	46,517.2	46,923.7	6.8	0.9
Public	10,034.6	8,832.1	8,764.9	9,062.0	9,668.2	10,137.9	6.7	4.9
Private	36,901.1	30,168.9	33,768.9	34,480.1	36,849.0	36,785.8	6.9	(0.2)
Total	46,935.7	39,001.0	42,533.8	43,542.1	46,517.2	46,923.7	6.8	0.9
Machinery and equipment	12,864.0	10,435.9	11,296.8	10,867.9	11,911.3	12,012.4	9.6	0.8
Construction	34,071.8	28,565.1	31,237.1	32,674.2	34,605.8	34,911.3	5.9	0.9
Total	46,935.8	39,001.0	42,533.9	43,542.1	46,517.1	46,923.7	6.8	0.9

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada (CANSIM Tables 029-0005, 029-0024, 032-0002 — accessed June 2013).

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2012

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
	($ millions)
Solid wood products	3,102	946	304	1,358	465	6,175
Lumber (softwood)	2,001	674	127	1,065	337	4,204
Cedar shakes and shingles	134	0	8	0	4	146
Plywood (softwood)	164	3	2	1	3	174
Other panel products	372	34	3	3	15	427
Selected value-added wood products	301	36	6	5	12	361
Logs	53	147	0	283	93	577
Other	76	51	157	1	1	286

Pulp and paper products	1,242	189	168	1,694	692	3,985
Pulp	463	168	161	1,631	429	2,852
Newsprint	79	13	0	25	136	254
Paper, paperboard — excluding newsprint	589	6	6	13	121	735
Other	111	2	1	25	5	144

Agriculture and food other than fish	1,248	62	37	204	315	1,867
Fruit and nuts	239	13	9	3	38	301
Vegetables	207	4	1	0	2	214
Other	802	46	28	201	275	1,352

Fish products	467	96	37	121	132	853
Whole fish; fresh, chilled, frozen — excluding salmon	47	22	8	14	58	148
Whole salmon; fresh, chilled, frozen	315	11	6	12	7	350
Salmon; canned, smoked, etc	12	5	19	0	9	45
Other	94	58	4	96	57	309

Metallic mineral products	818	1,161	114	516	847	3,456
Copper ores and concentrates	0	952	0	487	474	1,912
Molybdenum ores and concentrates	41	49	93	0	40	224
Unwrought aluminum	119	120	0	1	169	408
Unwrought zinc	493	0	0	5	83	581
Other	165	39	21	24	82	331

Fabricated metal products	721	9	12	114	149	1,005

Energy products	2,368	1,554	656	1,391	1,939	7,908
Natural gas	1,302	0	0	0	0	1,302
Coal	146	1,552	656	1,385	1,939	5,679
Electricity	274	0	0	0	0	274
Other	646	2	0	6	0	653

Machinery and equipment	2,200	51	355	171	650	3,426
Motor vehicles and parts	249	1	6	11	73	339
Electrical/electronic/communications	423	23	107	17	107	678
Scientific/photographic/measuring equipment, etc.	245	8	80	20	102	454
Other	1,283	18	162	123	368	1,955

Plastics and articles of plastic	318	1	7	10	26	362
Chemicals and chemical products	459	58	49	81	222	869
Apparel and accessories	65	5	6	1	9	85
Textiles	18	0	2	1	37	58

All other commodities	828	8	46	90	284	1,256
Total	13,854	4,139	1,793	5,752	5,768	31,306

1  As of January 1, 2007, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom.

Source: BC Stats

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2010	2011	2012	2011-2012	2011	2012
	($ millions)			(per cent)
United Kingdom	294	418	328	(21.3)	1.3	1.0
Germany	379	281	248	(11.7)	0.9	0.8
People’s Republic of China	3,837	4,802	5,752	19.8	14.7	18.4
Hong Kong	238	260	219	(16.1)	0.8	0.7
Taiwan	494	724	656	(9.4)	2.2	2.1
Japan	4,193	4,646	4,139	(10.9)	14.2	13.2
South Korea	1,884	2,732	1,890	(30.8)	8.4	6.0
India	135	201	322	59.9	0.6	1.0
Australia	220	274	371	35.4	0.8	1.2
Mexico	192	156	101	(35.2)	0.5	0.3
United States	13,252	14,005	13,854	(1.1)	42.9	44.3
Other	3,529	4,184	3,427	(18.1)	12.8	10.9
Total	28,646	32,682	31,306	(4.2)	100.0	100.0
Market Areas:
Western Europe [1]	2,037	2,331	1,802	(22.7)	7.1	5.8
Pacific Rim [2]	11,569	14,032	13,651	(2.7)	42.9	43.6

1         Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2         Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: BC Stats. Figures may not add due to rounding.

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.9 Historical Commodity Prices (in US Dollars)

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Metals
Copper (London; $/lb)	0.71	0.81	1.30	1.67	3.07	3.24	3.15	2.35	3.42	3.99	3.61
Lead (London; $/lb)	0.21	0.23	0.40	0.44	0.59	1.17	0.94	0.78	0.97	1.09	0.93
Zinc (London; $/lb)	0.35	0.39	0.48	0.63	1.49	1.47	0.85	0.75	0.98	0.99	0.88
Gold (London; $/troy oz)	310	363	409	445	604	697	872	973	1,225	1,568	1,667
Silver (London; $/troy oz)	4.60	4.88	6.66	7.32	11.55	13.38	14.93	14.68	20.15	35.11	31.12
Molybdenum ($/lb)	3.59	5.21	15.92	31.05	24.46	30.22	28.78	11.13	15.77	15.26	12.79
Aluminum (London; $/lb)	0.61	0.65	0.78	0.86	1.17	1.20	1.16	0.76	0.99	1.08	0.92
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, $/1000 bd ft)	235	270	394	355	296	249	219	182	255	254	299
Pulp (Northern Europe; $/tonne; transaction price)	463	523	616	611	674	793	853	656	930	961	814
Newsprint (U.S. Eastcoast; $/tonne)	468	501	549	608	667	597	687	565	571	625	621
Hemlock baby squares (Madison’s Lumber Reporter; 3 9/16”)	593	535	614	540	584	609	727	767	781	802	808
Other
Oil (West Texas Intermediate; $/barrel)	26	31	42	57	66	72	100	62	79	95	94
Natural Gas (Inlet to WEI; $/GJ)	3.21	5.39	5.54	7.27	5.54	5.41	6.90	3.01	2.94	2.47	1.36
Coal (Japan-Australia JFY FOB US$/t) Metallurgical	46.20	43.50	56.00	125.00	107.00	89.00	289.00	120.00	204.00	277.00	176.50
Low Volatile PCl	34.30	32.85	46.50	102.00	66.00	67.50	245.00	90.00	165.00	218.00	144.00
Thermal	28.85	26.75	44.00	53.00	42.50	55.65	125.00	70.00	98.00	129.80	114.30

Sources: Ministry of Finance; Ministry of Energy and Mines; Ministry of Natural Gas Development; Ministry of Forests, Lands and Natural Resource Operations; US Dept of Energy

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

						Change [1]
Indicator	2008	2009	2010	2011	2012	2011-2012
	(million cubic meters)					(per cent)
Wood production
Timber scaled	61.1	48.8	63.3	69.4	67.2	(3.1)
Lumber	28.3	22.9	26.8	28.4	29.0	2.2

	(million cubic meters)
Timber scaled by species
Lodgepole pine	28.8	24.8	29.1	29.7	27.6	(7.2)
Spruce	8.5	6.8	8.9	10.5	11.5	9.7
Hemlock	5.6	4.3	6.8	8.6	7.5	(12.8)
Douglas fir	6.4	5.4	7.6	9.1	8.7	(4.7)
Balsam	3.6	3.0	4.2	5.1	5.5	7.9
Cedar	5.0	2.7	4.1	3.7	4.2	14.5
All others	3.2	1.8	2.7	2.7	2.6	(5.0)
Total [2]	61.1	48.8	63.3	69.4	67.5	(2.7)

	(million cubic meters)
Harvest volumes	61.9	48.0	62.2	69.2	n/a	—

	(million tonnes)
Pulp and paper shipments	6.5	5.7	6.0	6.0	5.9	(1.4)
Market pulp	4.0	3.7	4.3	4.5	4.5	(0.1)
Newsprint, paper and paperboard	2.5	2.0	1.7	1.5	1.5	(5.6)

	(2002=100)
Industrial product price indices
Softwood lumber — British Columbia	77.9	78.7	80.2	77.0	81.7	6.1
Douglas fir plywood	80.3	74.3	73.2	68.0	76.9	13.1
Bleached sulphate pulp	110.0	101.3	109.6	107.6	101.8	(5.4)
Newsprint for export	95.2	99.1	88.5	89.4	89.9	0.6

1 Percentage change based on unrounded numbers.

2 Total may not add due to rounding.

Sources:	Timber scaled — Ministry of Forests, Lands, and Natural Resource Operations
Harvest volumes — Natural Resources Canada (National Forestry Database)
Lumber and plywood production — Statistics Canada (CANSIM Table 303-0064 — accessed June 2013)
Pulp and paper production — Forest Products Association of Canada
Industrial product price indices — Statistics Canada (CANSIM Table 329-0057 — accessed June 2013)

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting — June 4, 2013

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals [1]	Aggregates [2]	Coal	Crude Oil [3]	to Pipeline	and Gas [4]	Total
	($ millions)	($ millions)	($ millions)	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	348	228	972	718	5,396	116	9,130
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	347	1,949	989	5,723	200	12,519
2008	2,590	696	378	3,738	1,215	7,501	524	16,641
2009	1,888	283	306	3,297	719	3,294	116	9,903
2010	2,191	349	373	4,253	915	3,360	158	11,599
2011	2,131	454	325	6,073	1,168	3,381	286	13,816
2012e	2,453	472	328	5,060	1,191	1,931	267	11,701

e Estimate.

1 Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2 Sand and gravel; stone.

3 Includes Pentanes and Condensate.

4 Liquified Petroleum Gases and Sulphur.

Sources: Natural Resources Canada, Ministry of Natural Gas Development, and Ministry of Energy and Mines

Table A1.12 Petroleum and Natural Gas Activity Indicators

											Change
Indicator	Unit of Measure	2004	2005	2006	2007	2008	2009	2010	2011	2012	2011-2012
											(per cent)
Natural gas production (wellhead) [1]	(billion cubic m)	32.0	32.8	32.8	32.6	33.4	33.0	35.0	38.2	41.0	7.4
Crude oil and condensate	(million cubic m)	2.2	1.9	1.9	1.8	1.6	1.6	1.5	1.2	1.5	28.5
Wells authorized	(number)	1,698.0	1,790.0	1,730.0	1,205.0	1,412.0	829.0	870.0	1,135.0	647.0	(43.0)
Wells drilled	(number)	1,281.0	1,429.0	1,435.0	908.0	927.0	626.0	713.0	661.0	477.0	(27.8)
Provincial reserves
Raw gas (remaining reserves)	(billion cubic m)	389.7	444.6	462.4	482.9	605.3	657.9	932.0	974.9	n/a	n/a
Oil (remaining reserves)	(million cubic m)	22.0	20.9	18.2	19.7	18.5	19.3	18.7	18.2	n/a	n/a
Provincial government petroleum and natural gas revenue [2]	($ millions)	1,794.4	2,559.0	2,139.1	2,352.8	4,093.9	1,451.0	1,376.5	731.3	439.5	(39.9)

1 Not including gas retrieved from storage. During 2012, 0.66 billion cubic metres were produced from storage wells.

2 Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Natural Gas Development

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption
	Net Generation			Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand	Net Exports
	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960
2008	58,774	7,080	65,854	12,362	78,216	9,986	68,230	78,216	(2,376)
2009	55,872	6,330	62,201	11,771	73,973	8,134	65,839	73,973	(3,638)
2010	52,762	6,715	59,477	10,418	69,895	7,429	62,467	69,895	(2,990)
2011	60,966	5,240	66,205	10,195	76,401	13,106	63,294	76,401	2,911
2012	63,941	5,567	69,508	8,079	77,587	14,068	63,518	77,587	5,990

1 Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada (CANSIM Table 127-0003 — accessed June 2013)

2013 Financial and Economic Review — August 2013

Appendix 1 — Economic Review

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	37,661	30,633	40,575	28,362	12,213	42,846	4,076,264
2002	(4,445)	32,296	27,851	40,065	28,884	11,181	39,032	4,098,178
2003	3,025	33,620	36,645	40,497	29,320	11,177	47,822	4,122,396
2004	7,785	34,726	42,511	40,490	29,924	10,566	53,077	4,155,170
2005	7,212	43,610	50,822	40,827	30,235	10,592	61,414	4,196,788
2006	12,799	39,612	52,411	41,729	30,688	11,041	63,452	4,243,580
2007	16,776	42,397	59,173	43,649	31,308	12,341	71,514	4,309,524
2008	10,849	54,094	64,943	44,276	32,097	12,179	77,122	4,384,310
2009	9,672	50,389	60,061	44,993	31,440	13,553	73,614	4,459,900
2010	6,212	37,193	43,405	43,826	31,153	12,673	56,078	4,529,508
2011	(120)	35,368	35,248	43,993	31,784	12,209	47,457	4,576,577
2012	(8,657)	35,985	27,328	43,931	32,316	11,615	38,943	4,622,573

1  Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada (CANSIM Tables 051-0012, 051-0037, 053-0001, 051-0005 — accessed June 2013).

2013 Financial and Economic Review — August 2013

Appendix 2

Financial Review

Supplementary Tables

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.1 2012/13 Forecasts — Year in Review

	($ millions)
2012/13 deficit — Budget 2012 Fiscal Plan (February 21, 2012)	(968)				(968)
2012/13 deficit — first Quarterly Report (September 13, 2012)		(1,141)
2012/13 deficit — second Quarterly Report (November 28, 2012)			(1,469)
2012/13 deficit — third Quarterly Report (February 19, 2013)				(1,228)

	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue changes:
Personal income tax — mainly higher 2011 tax assessments	(16)	283	53	27	347
Corporate income tax — changes in federal government installments, higher 2011 tax assessments partly offset by lower prior years taxes	20	25	(109)	2	(62)
Harmonized sales tax — mainly higher rebates	—	—	—	(53)	(53)
Property transfer tax — weaker housing market	—	(95)	(20)	(20)	(135)
Fuel and carbon taxes — weaker sales results in the last half of the year	3	(3)	(22)	(77)	(99)
Other tax sources — mainly property and tobacco taxes	(22)	(13)	15	(16)	(36)
Natural gas royalties — reduced prices and volumes partly offset by savings from lower utilization of royalty and infrastructure programs	(241)	—	(13)	25	(229)
Coal, metals and minerals — mainly higher mining costs and lower prices	(51)	(93)	(24)	(74)	(242)
Columbia River Treaty electricity sales — lower electricity prices	(33)	4	(5)	(2)	(36)
Other natural resources — mainly lower border tax collections, petroleum royalties and sales of Crown land leases partly offset by improved stumpage revenue	(8)	(4)	(16)	22	(6)
Fees, licenses, investment earnings and miscellaneous sources — mainly due to the delay in the completion date of the sale of the Little Mountain property	36	(292)	19	(124)	(361)
Health and social transfers — mainly the impact of preliminary Census net undercount population results	(65)	(1)	16	(190)	(240)
Other federal government transfers — mainly higher SUCH sector income	56	21	(77)	25	25
Commercial Crown agencies operating results:
BC Hydro — lower allowed return on deemed equity set by BC Utilities Commissi	(46)	(8)	4	(7)	(57)
ICBC — mainly higher revenue from premiums and investments, lower claims costs and operating efficiencies	14	(19)	108	2	105
Transportation Investment Corporation — mainly revised tolling framework for the Port Mann Bridge	(24)	—	—	12	(12)
Other commercial Crown agencies changes	—	(7)	—	52	45
Total revenue changes	(377)	(202)	(71)	(396)	(1,046)
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending by ministries:
Emergency program flood related costs	44	(1)	(4)	—	39
Direct forest fire related costs	62	13	(4)	—	71
Other statutory spending (mainly student loan relief)	—	—	—	35	35
Ministry savings due to expenditure management	—	(86)	(185)	(48)	(319)
Unused Contingencies, Legislative and other appropriations	—	—	—	(53)	(53)
Management of public debt (net) — reflects lower interest rates and revisions to scheduled borrowing	(69)	(6)	(15)	—	(90)
Tax credit transfers changes	(34)	69	58	4	97
Prior year liability adjustments	—	(40)	(47)	(72)	(159)
Spending funded by third party recoveries	117	32	(27)	(163)	(41)
(Increase) decrease in operating transfers to service delivery agencies	(215)	(11)	49	7	(170)
Changes in spending profile of service delivery agencies:
School districts — higher salaries and benefits costs	26	4	(1)	(21)	8
Universities — lower operating costs	2	(9)	(19)	(81)	(107)
Colleges — spending related to higher student enrolment	14	9	4	(17)	10
Health authorities and hospital societies — increasing demand for healthcare services	93	24	(91)	62	88
Other service delivery agencies	47	2	(45)	(81)	(77)
Total expense increases (decreases)	87	—	(327)	(428)	(668)
Subtotal	(464)	(202)	256	32	(378)
Manage impact of natural gas royalty reductions	241	(176)	(65)	—	—
Reduction in forecast allowance	50	50	50	50	200
Total changes	(173)	(328)	241	82	(178)
2012/13 deficit — first Quarterly Report	(1,141)
2012/13 deficit — second Quarterly Report		(1,469)
2012/13 deficit — third Quarterly Report			(1,228)
2012/13 deficit — Public Accounts				(1,146)	(1,146)

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.2 Operating Statement — 2001/02 to 2012/13 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Revenue	28,404	27,920	29,323	33,556	36,129	38,676	40,014	38,711	37,980	40,685	41,832	42,055	3.6
Expense	(29,461)	(30,568)	(30,677)	(30,880)	(33,166)	(34,703)	(37,277)	(38,647)	(39,790)	(40,926)	(43,646)	(43,201)	3.5
Surplus/(deficit)	(1,057)	(2,648)	(1,354)	2,676	2,963	3,973	2,737	64	(1,810)	(241)	(1,814)	(1,146)
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	(1,061)	(2,118)	(4,766)	(6,120)	(3,444)	(481)	3,492	6,229	6,293	4,483	4,242	2,428
Accumulated surplus (defict) before other comprehensive income	(2,118)	(4,766)	(6,120)	(3,444)	(481)	3,492	6,229	6,293	4,483	4,242	2,428	1,282
Accumulated other comprehensive income of commercial Crown corporations	—	—	—	—	—	494	412	(25)	456	349	44	103
Accumulated surplus (deficit), end of year	(2,118)	(4,766)	(6,120)	(3,444)	(481)	3,986	6,641	6,268	4,939	4,591	2,472	1,385

Per cent of Nominal GDP: [2]
Surplus (deficit)	-0.8	-1.9	-0.9	1.7	1.7	2.1	1.4	0.0	-0.9	-0.1	-0.8	-0.5
Per cent of revenue:
Surplus (deficit)	-3.7	-9.5	-4.6	8.0	8.2	10.3	6.8	0.2	-4.8	-0.6	-4.3	-2.7
Per capita ($): [3]
Surplus (deficit)	(259)	(646)	(328)	644	706	936	635	15	(406)	(53)	(396)	(248)

1              Figures have been restated to reflect government accounting policies in effect at March 31, 2013.

2              Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2012/13 amounts divided by GDP for the 2012 calendar year). As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes.

3              Per capita revenue and expense is calculated using July 1 population (e.g. 2012/13 amounts divided by population on July 1, 2012).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.3 Statement of Financial Position — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Financial assets:
Cash and temporary investments	2,487	2,652	2,725	3,623	3,864	3,434	5,936	5,167	2,893	3,048	3,223	3,149	2.2
Other financial assets	4,889	4,508	5,411	5,662	5,924	6,728	6,830	5,843	7,139	7,952	7,900	8,160	4.8
Sinking funds	5,518	5,074	4,619	4,516	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	-9.8
Investments in commercial Crown corporations:
Retained earnings	2,498	2,718	3,159	3,330	3,637	4,661	5,329	5,952	7,456	7,090	6,994	7,534	10.6
Recoverable capital loans	7,246	7,231	7,512	6,901	6,916	7,170	7,719	9,149	11,471	12,947	14,846	16,907	8.0
	9,744	9,949	10,671	10,231	10,553	11,831	13,048	15,101	18,927	20,037	21,840	24,441	8.7
Warehouse borrowing program assets	1,067	—	—	—	—	—	—	2,081	—	—	—	—	n/a
	23,705	22,183	23,426	24,032	24,400	25,791	28,463	30,326	30,288	32,447	34,454	37,528	4.3
Liabilities:
Accounts payable & accrued liabilities	5,767	6,140	7,139	6,918	7,484	7,266	8,109	7,451	7,042	7,675	8,874	8,902	4.0
Deferred revenue	2,459	3,122	4,149	5,356	5,917	6,231	7,459	9,480	10,045	10,798	10,488	9,923	13.5
Debt:
Taxpayer-supported debt	27,504	29,370	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	3.0
Self-supported debt	8,578	7,487	7,775	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	6.8
Total provincial debt	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	4.0
Add: debt offset by sinking funds	5,518	5,074	4,619	4,515	4,059	3,798	2,649	2,134	1,329	1,410	1,491	7,778	-9.8
Less: guarantees and non-guaranteed debt	(494)	(450)	(467)	(492)	(495)	(447)	(492)	(496)	(546)	(455)	(730)	(755)	3.9
Financial statement debt	41,106	41,481	41,927	39,892	38,021	36,790	36,794	39,652	42,668	46,109	50,954	56,839	3.0
	49,332	50,743	53,215	52,166	51,422	50,287	52,362	56,583	59,755	64,582	70,316	75,664	4.0
Net liabilities	(25,627)	(28,560)	(29,789)	(28,134)	(27,022)	(24,496)	(23,899)	(26,257)	(29,467)	(32,135)	(35,862)	(38,136)	3.7
Capital and other assets:
Tangible capital assets	22,355	22,630	22,461	23,350	24,874	26,716	28,652	30,539	32,219	34,278	35,692	36,762	4.6
Restricted assets	708	739	771	830	937	1,012	1,180	1,228	1,291	1,362	1,427	1,492
Other assets	446	425	437	510	730	754	708	758	896	1,086	1,215	1,267	10.0
	23,509	23,794	23,669	24,690	26,541	28,482	30,540	32,525	34,406	36,726	38,334	39,521	4.8
Accumulated surplus (deficit)	(2,118)	(4,766)	(6,120)	(3,444)	(481)	3,986	6,641	6,268	4,939	4,591	2,472	1,385	n/a
Per cent of Nominal GDP: [1]
Net liabilities	18.7	20.2	19.9	17.4	15.5	13.1	12.1	12.9	15.1	15.4	16.5	17.0	-0.9
Capital and other assets	17.2	16.8	15.8	15.3	15.3	15.2	15.5	16.0	17.6	17.6	17.6	17.6	0.2
Growth rates:
Net liabilities	6.9	11.4	4.3	-5.6	-4.0	-9.3	-2.4	9.9	12.2	9.1	11.6	6.3	4.0
Capital and other assets	2.6	1.2	-0.5	4.3	7.5	7.3	7.2	6.5	5.8	6.7	4.4	3.1	4.9
Per capita: [2]
Net liabilities	6,287	6,969	7,226	6,771	6,439	5,772	5,546	5,989	6,607	7,095	7,836	8,250	2.5
Capital and other assets	5,767	5,806	5,742	5,942	6,324	6,712	7,087	7,418	7,715	8,108	8,376	8,550	3.6

1     Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2012/13 amount divided by GDP for the 2012 calendar year). As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes.

2     Per capita net liabilities is calculated using July 1 population (e.g. 2012/13 amount divided by population on July 1, 2012).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.4 Changes in Financial Position — 2001/02 to 20112/13

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	Total
(Surplus) deficit for the year	1,057	2,648	1,354	(2,676)	(2,963)	(3,973)	(2,737)	(64)	1,810	241	1,814	1,146	(3,400)
Comprehensive income (increase) decrease	—	—	—	—	—	(494)	82	437	(481)	107	305	(59)	(103)
Change in accumulated (surplus) deficit	1,057	2,648	1,354	(2,676)	(2,963)	(4,467)	(2,655)	373	1,329	348	2,119	1,087	(3,503)
Capital and other asset changes:
Taxpayer-supported capital investments	2,093	1,891	2,068	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	34,936
Less: amortization and other accounting changes	(1,488)	(1,616)	(2,237)	(1,468)	(1,672)	(1,562)	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(20,529)
Increase in net capital assets	605	275	(169)	889	1,524	1,842	1,936	1,887	1,680	2,059	1,414	1,070	14,407
Increase (decrease) in restricted assets	31	31	32	59	107	75	168	48	63	71	65	65
Increase (decrease) in other assets	(45)	(21)	12	73	220	24	(46)	50	138	190	129	52	821
	591	285	(125)	1,021	1,851	1,941	2,058	1,985	1,881	2,320	1,608	1,187	16,012
Increase (decrease) in net liabilities	1,648	2,933	1,229	(1,655)	(1,112)	(2,526)	(597)	2,358	3,210	2,668	3,727	2,274	12,509
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	517	165	73	898	241	(430)	2,502	(769)	(2,274)	155	175	(74)	662
Increase (decrease) in warehouse borrowing investments	(245)	(1,067)	—	—	—	—	—	2,081	(2,081)	—	—	—	(1,067)
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(273)	220	441	171	307	1,024	668	623	1,504	(366)	(96)	540	5,036
Self-supported capital investments	891	891	787	777	811	983	1,299	1,810	3,362	2,470	2,744	2,764	18,698
Less: loan repayments and other accounting changes	(756)	(906)	(506)	(1,388)	(796)	(729)	(750)	(380)	(1,040)	(994)	(845)	(703)	(9,037)
	(138)	205	722	(440)	322	1,278	1,217	2,053	3,826	1,110	1,803	2,601	14,697
Other working capital changes	138	(1,861)	(1,578)	(838)	(1,322)	447	(3,118)	(2,865)	335	(492)	(860)	1,084	(11,068)
	272	(2,558)	(783)	(380)	(759)	1,295	601	500	(194)	773	1,118	3,611	3,224
Increase (decrease) in financial statement debt	1,920	375	446	(2,035)	(1,871)	(1,231)	4	2,858	3,016	3,441	4,845	5,885	15,733
(Increase) decrease in sinking fund debt	482	444	455	104	456	261	1,149	515	805	(81)	(81)	(287)	3,740
Increase (decrease) in guarantees and non-guaranteed debt	(108)	(44)	17	25	3	(48)	45	4	50	(91)	275	25	261
Increase (decrease) in total provincial debt	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	19,734
Represented by increase (decrease) in:
Taxpayer-supported debt	2,400	1,866	630	(1,352)	(1,433)	(1,278)	612	(147)	3,566	1,853	2,838	3,523	10,678
Self-supported debt	(106)	(1,091)	288	(554)	21	260	586	3,524	305	1,416	2,201	2,100	9,056
Total provincial debt	2,294	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	19,734

2013 Financial and Economic review — August2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.5 Revenue by Source — 2001/02 to 20122/13 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Taxation revenue:
Personal income	5,530	4,287	5,014	5,184	5,960	7,020	7,074	6,309	5,769	5,805	6,427	6,977	2.1
Corporate income	1,655	691	874	1,388	1,587	1,732	2,477	2,294	1,625	2,026	2,002	2,204	2.6
Harmonized sales	—	—	—	—	—	—	—	—	—	4,176	5,779	5,950	n/a
Other sales	3,706	3,954	4,165	4,309	4,507	4,886	5,248	5,137	4,945	1,438	151	118	n/a
Fuel	659	687	875	904	911	901	935	891	884	940	928	890	2.8
Carbon	—	—	—	—	—	—	—	306	541	741	959	1,120	n/a
Tobacco	499	606	647	699	702	727	693	709	683	735	636	614	1.9
Property	1,483	1,543	1,576	1,663	1,719	1,734	1,797	1,850	1,887	1,920	1,913	1,985	2.7
Property transfer	303	407	518	604	843	914	1,068	715	887	855	944	758	8.7
Corporation capital	395	198	124	160	162	91	117	108	95	(3)	(5)	1	n/a
Insurance premium	203	223	300	302	330	353	373	389	389	399	411	433	7.1
	14,433	12,596	14,093	15,213	16,721	18,358	19,782	18,708	17,705	19,032	20,145	21,050	3.5
Natural resource revenue:
Natural gas royalties	836	1,056	1,230	1,439	1,921	1,207	1,132	1,314	406	313	339	169	-13.5
Crown land tenures	254	267	320	342	386	441	569	814	867	923	928	868	11.8
Columbia River Treaty	360	100	230	258	319	223	246	231	168	136	110	89	-11.9
Other energy and minerals	173	202	199	256	392	456	367	479	421	514	529	306	5.3
Forests	1,253	1,323	1,014	1,363	1,214	1,276	1,087	557	387	436	482	562	-7.0
Other resources	299	271	301	302	317	342	341	413	398	406	424	479	4.4
	3,175	3,219	3,294	3,960	4,549	3,945	3,742	3,808	2,647	2,728	2,812	2,473	-2.2
Other revenue:
Medical Services Plan premiums	955	1,358	1,453	1,472	1,482	1,524	1,557	1,595	1,666	1,787	1,919	2,047	7.2
Post-secondary education fees	452	580	781	836	892	928	979	1,039	1,126	1,237	1,294	1,345	10.4
Other health-care related fees	221	217	231	228	225	237	248	257	267	308	324	327	3.6
Motor vehicle licences and permits	346	355	367	385	405	427	445	450	449	467	479	489	3.2
BC Ferries tolls	306	315	—	—	—	—	—	—	—	—	—	—	n/a
Other fees and licences	764	739	713	749	682	692	750	667	613	635	709	688	-0.9
Investment earnings	1,277	1,014	947	830	951	1,023	1,133	818	930	843	1,022	1,173	-0.8
Sales of goods and services	1,006	986	714	741	719	678	637	694	728	759	930	942	-0.6
Miscellaneous	916	871	1,147	1,350	1,453	1,775	1,814	1,810	1,899	1,941	1,785	1,681	5.7
	6,243	6,435	6,353	6,591	6,809	7,284	7,563	7,330	7,678	7,977	8,462	8,692	3.1
Contributions from the federal government:
Health and social transfers	2,445	2,606	3,044	3,421	4,220	4,473	4,614	4,743	4,883	5,176	5,384	5,442	7.5
Harmonized sales tax transition payments	—	—	—	—	—	—	—	—	250	769	580	—	n/a
Equalization	158	543	(330)	979	590	459	—	—	—	—	—	—	n/a
Other cost shared agreements	717	674	905	822	1,015	1,455	1,318	1,242	1,784	2,052	1,743	1,600	7.6
	3,320	3,823	3,619	5,222	5,825	6,387	5,932	5,985	6,917	7,997	7,707	7,042	7.1
Commercial Crown corporation net income:
BC Hydro	403	418	111	402	266	407	369	365	447	591	558	509	2.1
Liquor Distribution Branch	637	654	724	779	800	840	858	891	877	891	909	930	3.5
BC Lotteries (net of payments to federal gov’t)	598	663	719	811	914	1,011	1,080	1,082	1,070	1,097	1,099	1,118	5.9
BC Railway Company	(166)	4	41	183	33	30	13	36	2	15	14	6	n/a
ICBC	(242)	80	352	383	191	381	633	512	601	326	102	251	n/a
Transportation Investment Corp. (Port Mann) .	—	—	—	—	—	—	—	(47)	(4)	(7)	(17)	(60)	n/a
Other	3	28	17	12	21	33	42	41	40	38	41	44	27.7
	1,233	1,847	1,964	2,570	2,225	2,702	2,995	2,880	3,033	2,951	2,706	2,798	7.7
Total revenue	28,404	27,920	29,323	33,556	36,129	38,676	40,014	38,711	37,980	40,685	41,832	42,055	3.6

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.6 Revenue by Source Supplementary Information — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Per cent of Nominal GDP: [2]
Taxation	10.5	8.9	9.4	9.4	9.6	9.8	10.0	9.2	9.0	9.1	9.3	9.4	-1.1
Natural resources	2.3	2.3	2.2	2.4	2.6	2.1	1.9	1.9	1.4	1.3	1.3	1.1	-6.6
Other	4.6	4.5	4.3	4.1	3.9	3.9	3.8	3.6	3.9	3.8	3.9	3.9	-1.5
Contributions from the federal government	2.4	2.7	2.4	3.2	3.3	3.4	3.0	2.9	3.5	3.8	3.5	3.1	2.4
Commercial Crown corporation net income	0.9	1.3	1.3	1.6	1.3	1.4	1.5	1.4	1.6	1.4	1.2	1.2	3.0
Total revenue	20.7	19.7	19.6	20.8	20.8	20.7	20.3	19.0	19.4	19.5	19.2	18.7	-0.9

Growth rates (per cent):
Taxation	-0.9	-12.7	11.9	7.9	9.9	9.8	7.8	-5.4	-5.4	7.5	5.8	4.5	n/a
Natural resources	-19.8	1.4	2.3	20.2	14.9	-13.3	-5.1	1.8	-30.5	3.1	3.1	-12.1	n/a
Other	-2.8	3.1	-1.3	3.7	3.3	7.0	3.8	-3.1	4.7	3.9	6.1	2.7	n/a
Contributions from the federal government	0.7	15.2	-5.3	44.3	11.5	9.6	-7.1	0.9	15.6	15.6	-3.6	-8.6	n/a
Commercial Crown corporation net income	-24.2	49.8	6.3	30.9	-13.4	21.4	10.8	-3.8	5.3	-2.7	-8.3	3.4	n/a
Total revenue	-4.9	-1.7	5.0	14.4	7.7	7.0	3.5	-3.3	-1.9	7.1	2.8	0.5	n/a

Per capita ($): [3]
Taxation	3,541	3,074	3,419	3,661	3,984	4,326	4,590	4,267	3,970	4,202	4,402	4,554	2.3
Natural resources	779	785	799	953	1,084	930	868	869	594	602	614	535	-3.4
Other	1,532	1,570	1,541	1,586	1,622	1,716	1,755	1,672	1,722	1,761	1,849	1,880	1.9
Contributions from the federal government	814	933	878	1,257	1,388	1,505	1,376	1,365	1,551	1,766	1,684	1,523	5.9
Commercial Crown corporation net income	302	451	476	619	530	637	695	657	680	652	591	605	6.5
Total revenue	6,968	6,813	7,113	8,076	8,609	9,114	9,285	8,829	8,516	8,982	9,140	9,098	2.5

Real Per Capita Revenue (2012 $)[4]	8,402	8,025	8,199	9,130	9,540	9,932	9,943	9,262	8,933	9,298	9,242	9,098	0.7
Growth rate (percent)	-7.3	-4.5	2.2	11.4	4.5	4.1	0.1	-6.9	-3.6	4.1	-0.6	-1.6	0.2

1       Figures have been restated to reflect government accounting policies in effect at March 31, 2013.

2       Revenue as a percent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2012/13 revenue divided by GDP for the 2012 calendar year). As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes. Totals may not add due to rounding.

3       Per capita revenue is calculated using July 1 population (e.g. 2012/13 revenue divided by population on July 1, 2012). Totals may not add due to rounding.

4       Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2011 CPI for 2011/12 revenue).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.7 Expense by Function 1 — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Function:
Health:
Medical Services Plan	2,273	2,369	2,451	2,458	2,601	2,869	3,168	3,282	3,407	3,641	3,873	3,906	5.0
Pharmacare	717	728	723	793	868	914	955	1,010	1,053	1,129	1,147	1,122	4.2
Regional services	7,107	7,393	7,593	7,781	8,346	8,751	9,321	10,030	10,273	10,597	11,255	11,784	4.7
Other healthcare expenses	313	328	343	361	469	565	667	601	597	625	642	690	7.5
	10,410	10,818	11,110	11,393	12,284	13,099	14,111	14,923	15,330	15,992	16,917	17,502	4.8
Education:
Elementary and secondary	4,495	4,542	4,687	4,757	4,829	5,272	5,521	5,740	5,778	5,802	5,885	6,002	2.7
Post-secondary	3,000	3,125	3,327	3,534	3,912	4,068	4,307	4,573	4,732	4,859	4,907	5,103	4.9
Other education expenses	191	211	198	195	171	147	152	158	528	504	436	423	7.5
	7,686	7,878	8,212	8,486	8,912	9,487	9,980	10,471	11,038	11,165	11,228	11,528	3.8
Social services:
Social assistance	1,286	1,316	1,084	970	1,089	1,231	1,255	1,339	1,454	1,506	1,550	1,552	1.7
Child welfare	1,105	916	774	759	832	964	925	1,073	1,077	1,118	1,112	1,098	—0.1
Low income tax credit transfers	218	212	195	168	135	101	85	188	216	408	509	534
Community living and other services	821	673	725	728	682	586	756	723	729	754	769	806	—0.2
	3,430	3,117	2,778	2,625	2,738	2,882	3,021	3,323	3,476	3,786	3,940	3,990	1.4
Protection of persons and property	1,048	1,099	1,217	1,068	1,245	1,184	1,429	1,429	1,380	1,448	1,512	1,539	3.6
Transportation	1,427	1,587	1,121	1,310	1,197	1,251	1,378	1,401	1,453	1,580	1,544	1,552	0.8
Natural resources & economic development	1,848	1,525	1,648	1,722	1,651	1,782	2,073	1,886	2,159	2,349	1,873	2,092	1.1
Other	799	809	1,064	1,018	1,079	1,232	1,386	1,649	1,382	1,208	1,415	1,346	4.9
General government	1,160	1,013	958	953	1,152	1,252	1,218	1,425	1,375	1,146	1,235	1,262	0.8
Interest	2,770	2,553	2,446	2,305	2,198	2,270	2,237	2,158	2,197	2,252	2,383	2,390	—1.3
Operating expense	30,578	30,399	30,554	30,880	32,456	34,439	36,833	38,665	39,790	40,926	42,047	43,201	3.2

Unusual items:
Joint trusteeship	(1,464)	—	—	—	—	—	—	—	—	—	—	—
Restructuring exit expenses	347	169	123	—	—	—	—	—	—	—	—	—
Negotiating Framework incentive payments	—	—	—	—	710	264	4	2	—	—	—	—
Climate Action Dividend	—	—	—	—	—	—	440	(20)	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	—	—	—	—	—	—	1,599	—
Total expense	29,461	30,568	30,677	30,880	33,166	34,703	37,277	38,647	39,790	40,926	43,646	43,201

Per cent of operating expense:
Health	34.0	35.6	36.4	36.9	37.8	38.0	38.3	38.6	38.5	39.1	40.2	40.5	1.6
Education	25.1	25.9	26.9	27.5	27.5	27.5	27.1	27.1	27.7	27.3	26.7	26.7	0.5
Social services and housing	11.2	10.3	9.1	8.5	8.4	8.4	8.2	8.6	8.7	9.3	9.4	9.2	—1.8
Protection of persons and property	3.4	3.6	4.0	3.5	3.8	3.4	3.9	3.7	3.5	3.5	3.6	3.6	0.4
Transportation	4.7	5.2	3.7	4.2	3.7	3.6	3.7	3.6	3.7	3.9	3.7	3.6	—2.4
Natural resources & economic development	6.0	5.0	5.4	5.6	5.1	5.2	5.6	4.9	5.4	5.7	4.5	4.8	—2.0
Other	2.6	2.7	3.5	3.3	3.3	3.6	3.8	4.3	3.5	3.0	3.4	3.1	1.6
General government	3.8	3.3	3.1	3.1	3.5	3.6	3.3	3.7	3.5	2.8	2.9	2.9	—2.3
Interest	9.1	8.4	8.0	7.5	6.8	6.6	6.1	5.6	5.5	5.5	5.7	5.5	—4.4
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1              Figures have been restated to reflect government accounting policies in effect at March 31, 2013.

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.8 Expense by Function 1 Supplementary Information — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Per cent of Nominal GDP: [2]
Health	7.6	7.6	7.4	7.0	7.1	7.0	7.2	7.3	7.8	7.7	7.8	7.8	0.2
Education	5.6	5.6	5.5	5.2	5.1	5.1	5.1	5.1	5.6	5.4	5.2	5.1	-0.8
Social services	2.5	2.2	1.9	1.6	1.6	1.5	1.5	1.6	1.8	1.8	1.8	1.8	-3.1
Protection of persons and property	0.8	0.8	0.8	0.7	0.7	0.6	0.7	0.7	0.7	0.7	0.7	0.7	-1.0
Transportation	1.0	1.1	0.8	0.8	0.7	0.7	0.7	0.7	0.7	0.8	0.7	0.7	-3.7
Natural resources & economic development	1.4	1.1	1.1	1.1	0.9	1.0	1.1	0.9	1.1	1.1	0.9	0.9	-3.3
Other	0.6	0.6	0.7	0.6	0.6	0.7	0.7	0.8	0.7	0.6	0.7	0.6	0.2
General government	0.8	0.7	0.6	0.6	0.7	0.7	0.6	0.7	0.7	0.6	0.6	0.6	-3.7
Interest	2.0	1.8	1.6	1.4	1.3	1.2	1.1	1.1	1.1	1.1	1.1	1.1	-5.7
Operating expense	22.3	21.5	20.5	19.1	18.7	18.4	18.7	19.0	20.3	19.6	19.3	19.2	-1.4

Growth rates (per cent):
Health	12.2	3.9	2.7	2.5	7.8	6.6	7.7	5.8	2.7	4.3	5.8	3.5	n/a
Education	6.7	2.5	4.2	3.3	5.0	6.5	5.2	4.9	5.4	1.2	0.6	2.7	n/a
Social services	6.1	-9.1	-10.9	-5.5	4.3	5.3	4.8	10.0	4.6	8.9	4.1	1.3	n/a
Protection of persons and property	4.4	4.9	10.7	-12.2	16.6	-4.9	20.7	0.0	-3.4	4.9	4.4	1.8	n/a
Transportation	-1.5	11.2	-29.4	16.9	-8.6	4.5	10.2	1.7	3.7	8.7	-2.3	0.5	n/a
Natural resources & economic development	4.8	-17.5	8.1	4.5	-4.1	7.9	16.3	-9.0	14.5	8.8	-20.3	11.7	n/a
Other	11.6	1.3	31.5	-4.3	6.0	14.2	12.5	19.0	-16.2	-12.6	17.1	-4.9	n/a
General government	17.8	-12.7	-5.4	-0.5	20.9	8.7	-2.7	17.0	-3.5	-16.7	7.8	2.2	n/a
Interest	-7.2	-7.8	-4.2	-5.8	-4.6	3.3	-1.5	-3.5	1.8	2.5	5.8	0.3	n/a
Operating expense	6.9	-0.6	0.5	1.1	5.1	6.1	7.0	5.0	2.9	2.9	2.7	2.7	n/a

Per capita ($): [3]
Health	2,554	2,640	2,695	2,742	2,927	3,087	3,274	3,404	3,437	3,531	3,696	3,786	3.6
Education	1,886	1,922	1,992	2,042	2,124	2,236	2,316	2,388	2,475	2,465	2,453	2,494	2.6
Social services	841	761	674	632	652	679	701	758	779	836	861	863	0.2
Protection of persons and property	257	268	295	257	297	279	332	326	309	320	330	333	2.4
Transportation	350	387	272	315	285	295	320	320	326	349	337	336	-0.4
Natural resources & economic development	453	372	400	414	393	420	481	430	484	519	409	453	0.0
Other	196	197	258	245	257	290	322	376	310	267	309	291	3.7
General government	285	247	232	229	274	295	283	325	308	253	270	273	-0.4
Interest	680	623	593	555	524	535	519	492	493	497	521	517	-2.5
Operating expense	7,502	7,417	7,411	7,431	7,733	8,116	8,548	8,819	8,921	9,037	9,186	9,346	2.0
Real Per Capita Operating Expense (2012 $) [4]	9,045	8,738	8,543	8,402	8,570	8,844	9,153	9,251	9,359	9,353	9,290	9,346	0.3
Growth rate (per cent)	4.1	-3.4	-2.2	-1.7	2.0	3.2	3.5	1.1	1.2	-0.1	-0.7	0.6	0.6

1       Figures have been restated to reflect government accounting policies in effect at March 31, 2013.

2       Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2012/13 expense divided by GDP for the 2012 calendar year). Totals may not add due to rounding. As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes.

3       Per capita expense is calculated using July 1 population (e.g. 2012/13 expense divided by population on July 1, 2012). Totals may not add due to rounding.

4       Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2012 CPI for 2012/13 expense).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.9 Full-Time Equivalents (FTEs) — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	33,495	29,751	29,049	27,252	27,129	28,647	30,224	31,874	31,353	30,221	27,228	27,326	-1.8
Service delivery agencies [1]	8,447	7,814	4,570	3,822	3,992	3,917	4,128	4,403	4,508	4,295	4,346	4,508	-5.5
Total FTEs	41,942	37,565	33,619	31,074	31,121	32,564	34,352	36,277	35,861	34,516	31,574	31,834	-2.5

Growth rates:
Ministries and special offices (CRF)	-0.3	-11.2	-2.4	-6.2	-0.5	5.6	5.5	5.5	-1.6	-3.6	-9.9	0.4	-1.7
Service delivery agencies	0.0	-7.5	-41.5	-16.4	4.4	-1.9	5.4	6.7	2.4	-4.7	1.2	3.7	-4.4

Population per FTE: [2]
Total FTEs	97.2	109.1	122.6	133.7	134.9	130.3	125.5	120.9	124.4	131.2	144.9	145.2	3.7

1              Service delivery agency FTE amounts do not include SUCH sector staff employment.

2              Population per FTE is calculated using July 1 population (e.g. population on July 1, 2012 divided by 2012/13 FTEs).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.10 Capital Spending — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Taxpayer-supported:
Education
Schools (K-12)	459	383	313	239	286	322	380	413	449	433	560	509	0.9
Post-secondary	391	403	601	695	784	874	779	630	669	924	655	591	3.8
Health	275	422	420	568	848	760	881	892	927	916	732	742	9.4
BC Transportation Financing Authority	344	275	407	513	713	821	884	881	918	1,080	921	1,005	10.2
BC Transit	19	33	7	8	24	13	37	77	150	39	37	48	8.8
Rapid Transit Project 2000	210	35	14	15	16	15	—	—	—	—	—	—	n/a
BC Ferries	55	58	—	—	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	—	—	56	51	85	105	251	242	41	10	1	—	n/a
BC Place redevelopment	—	—	—	—	—	—	—	45	75	197	194	6	n/a
Government operating (ministries)	228	208	214	215	320	355	335	430	306	261	245	267	1.4
Other	112	74	36	53	60	139	117	133	184	250	220	111	-0.1
	2,093	1,891	2,068	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	4.2
Self-supported:
BC Hydro	531	696	574	528	610	807	1,076	1,397	2,406	1,519	1,703	1,929	12.4
BC Transmission Corporation	—	—	—	—	21	50	70	19	12	—	—	—	n/a
Columbia River power projects	118	54	100	84	30	19	29	32	16	67	108	94	-2.0
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	215	778	730	734	540	n/a
BC Railway Company	78	52	33	30	15	19	20	10	14	6	9	10	-17.0
ICBC	107	41	26	31	27	22	23	22	22	48	92	73	-3.4
BC Lottery Corporation	20	30	49	93	83	44	60	97	92	81	74	97	15.4
Liquor Distribution Branch	37	9	1	10	19	22	18	17	19	18	19	10	-11.2
Other	—	9	4	1	6	—	3	1	3	1	5	11
	891	891	787	777	811	983	1,299	1,810	3,362	2,470	2,744	2,764	10.8
Total capital spending	2,984	2,782	2,855	3,134	3,947	4,387	4,963	5,553	7,081	6,580	6,309	6,043	6.6

Per cent of Nominal GDP: [1]
Taxpayer-supported	1.5	1.3	1.4	1.5	1.8	1.8	1.9	1.8	1.9	2.0	1.6	1.5	-0.4
Self-supported	0.7	0.6	0.5	0.5	0.5	0.5	0.7	0.9	1.7	1.2	1.3	1.2	6.0
Total	2.2	2.0	1.9	1.9	2.3	2.3	2.5	2.7	3.6	3.2	2.9	2.7	1.9
Growth rates:
Taxpayer-supported	-18.4	-9.7	9.4	14.0	33.1	8.5	7.6	2.2	-0.6	10.5	-13.3	-8.0	4.9
Self-supported	15.3	0.0	-11.7	-1.3	4.4	21.2	32.1	39.3	85.7	-26.5	11.1	0.7	14.1
Total	-10.6	-6.8	2.6	9.8	25.9	11.1	13.1	11.9	27.5	-7.1	-4.1	-4.2	7.3
Per capita: [2]
Taxpayer-supported	513	461	502	567	747	802	850	854	834	907	779	709	3.0
Self-supported	219	217	191	187	193	232	301	413	754	545	600	598	9.6
Total	732	679	693	754	940	1,034	1,152	1,267	1,588	1,453	1,379	1,307	5.4

Real Per Capita Capital Spending (2012 $) [3]	883	800	798	853	1,042	1,127	1,233	1,329	1,665	1,504	1,394	1,307	3.6
Growth rate (per cent)	-12.9	-9.4	-0.2	6.8	22.2	8.1	9.5	7.7	25.4	-9.7	-7.3	-6.2	2.8

1              Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2012/13 amounts divided by GDP for the 2012 calendar year). As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes. Totals may not add due to rounding.

2              Per capita capital spending is calculated using July 1 population (e.g. 2012/13 amounts divided by population on July 1, 2012). Totals may not add due to rounding.

3              Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2012 CPI for 2012/13 capital spending).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.11 Provincial Debt — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Taxpayer-supported debt:
Provincial government operating	12,811	14,315	14,340	12,894	9,952	6,928	5,330	3,048	4,663	4,268	5,117	6,712	-5.7
Provincial government general capital	508	642	840	1,075	1,391	1,961	2,274	2,696	2,696	2,696	2,696	2,696	n/a
Provincial government direct operating	13,319	14,957	15,180	13,969	11,343	8,889	7,604	5,744	7,359	6,964	7,813	9,408	-3.1
Other taxpayer-supported debt (mainly capital):
Education facilities
Schools	4,341	4,562	4,649	4,737	4,860	5,013	5,216	5,522	5,777	6,016	6,407	6,830	4.2
Post-secondary institutions	1,777	1,832	2,180	2,385	2,752	3,013	3,422	3,611	3,824	4,092	4,185	4,315	8.4
	6,118	6,394	6,829	7,122	7,612	8,026	8,638	9,133	9,601	10,108	10,592	11,145	5.6
Health facilities	2,186	2,265	2,343	2,253	2,635	3,053	3,511	3,936	4,389	4,895	5,293	5,691	9.1
Highways, ferries and public transit
BC Transportation Financing Authority	2,514	2,661	2,764	2,474	2,699	3,237	3,948	4,586	5,211	5,785	6,287	7,084	9.9
SkyTrain extension	1,044	1,105	1,119	1,135	1,145	1,153	1,153	1,154	1,154	1,155	1,174	1,174	1.1
Public transit	982	979	965	957	959	950	958	997	997	997	1,000	1,000	0.2
BC Transit	79	87	83	78	80	96	84	94	140	158	183	163	6.8
Rapid Transit Project 2000 Ltd	47	3	—	—	—	—	—	—	—	—	—	—	n/a
BC Ferries	19	—	—	—	—	—	—	—	—	—	—	—	n/a
	4,685	4,835	4,931	4,644	4,883	5,436	6,143	6,831	7,502	8,095	8,644	9,421	6.6
Other
Social Housing	299	161	156	133	189	216	218	286	305	511	674	658	7.4
Provincial government general capital	—	—	—	—	—	—	—	—	294	570	808	1,073	n/a
BC Immigration Investment Fund	9	18	29	88	148	167	256	287	289	347	398	363	n/a
Homeowner Protection Office	113	123	129	130	110	110	136	150	144	—	—	—	n/a
BC Pavilion Corporation	—	—	—	—	—	—	—	—	49	250	383	383	n/a
BC Buildings	596	456	317	241	246	—	—	—	—	—	—	—	n/a
552513 BC Ltd. (Skeena Cellulose)	—	—	—	—	—	—	—	—	—	—	—	—	n/a
Other	179	161	86	68	49	40	43	35	36	81	54	40	-12.7
	1,196	919	717	660	742	533	653	758	1,117	1,759	2,317	2,517	7.0
Total other taxpayer-supported debt	14,185	14,413	14,820	14,679	15,872	17,048	18,945	20,658	22,609	24,857	26,846	28,774	6.6
Total taxpayer-supported debt	27,504	29,370	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	3.0

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	6,670	6,784	7,040	6,906	6,892	7,144	7,633	9,054	10,792	11,710	12,978	14,167	7.1
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	—	20	544	1,148	1,779	2,610	n/a
Post-secondary institutions’ subsidiaries	28	32	32	45	52	69	130	149	220	173	173	215	n/a
Columbia River power projects	184	165	215	257	247	236	219	208	196	183	481	475	9.0
BC Transmission Corporation	—	—	—	—	30	30	79	70	70	—	—	—	n/a
BC Lottery Corporation	—	—	—	—	—	—	—	—	60	85	90	132	n/a
BC Rail	614	494	477	—	—	—	—	—	—	—	—	—
Other	15	12	11	13	21	23	27	30	35	34	33	35	n/a
	7,511	7,487	7,775	7,221	7,242	7,502	8,088	9,531	11,917	13,333	15,534	17,634	8.1
Warehouse borrowing program	1,067	—	—	—	—	—	—	2,081	—	—	—	—	n/a
Total self-supported debt	8,578	7,487	7,775	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	6.8
Total provincial debt	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	4.0

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.12 Provincial Debt Supplementary Information — 2001/02 to 2012/13

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	9.7	10.6	10.2	8.6	6.5	4.8	3.9	2.8	3.8	3.3	3.6	4.2	-7.4
Education facilities	4.5	4.5	4.6	4.4	4.4	4.3	4.4	4.5	4.9	4.9	4.9	5.0	0.9
Health facilities	1.6	1.6	1.6	1.4	1.5	1.6	1.8	1.9	2.2	2.4	2.4	2.5	4.3
Highways, ferries and public transit	3.4	3.4	3.3	2.9	2.8	2.9	3.1	3.4	3.8	3.9	4.0	4.2	1.9
Other	0.9	0.6	0.5	0.4	0.4	0.3	0.3	0.4	0.6	0.8	1.1	1.1	2.3
Total taxpayer-supported debt	20.1	20.7	20.1	17.7	15.6	13.9	13.5	13.0	15.3	15.3	15.9	17.0	-1.5
Self-supported debt:
Commercial Crown corporations & agencies	5.5	5.3	5.2	4.5	4.2	4.0	4.1	4.7	6.1	6.4	7.1	7.8	3.3
Warehouse borrowing program	0.8	—	—	—	—	—	—	1.0	—	—	—	—	n/a
Total self-supported debt	6.3	5.3	5.2	4.5	4.2	4.0	4.1	5.7	6.1	6.4	7.1	7.8	2.1
Total provincial debt	26.4	26.0	25.3	22.2	19.8	17.9	17.6	18.7	21.4	21.7	23.1	24.8	-0.5
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	15.0	12.3	1.5	-8.0	-18.8	-21.6	-14.5	-24.5	28.1	-5.4	12.2	20.4	-1.7
Education facilities	6.6	4.5	6.8	4.3	6.9	5.4	7.6	5.7	5.1	5.3	4.8	5.2	5.6
Health facilities	7.8	3.6	3.4	-3.8	17.0	15.9	15.0	12.1	11.5	11.5	8.1	7.5	9.3
Highways, ferries and public transit	10.7	3.2	2.0	-5.8	5.1	11.3	13.0	11.2	9.8	7.9	6.8	9.0	6.7
Other	-21.7	-23.2	-22.0	-7.9	12.4	-28.2	22.5	16.1	47.4	57.5	31.7	8.6	10.5
Total taxpayer-supported debt	9.6	6.8	2.1	-4.5	-5.0	-4.7	2.4	-0.6	13.5	6.2	8.9	10.2	3.2
Self-supported debt:
Commercial Crown corporations & agencies	1.9	-0.3	3.8	-7.1	0.3	3.6	7.8	17.8	25.0	11.9	16.5	13.5	8.4
Warehouse borrowing program	-18.7	-100.0	—	—	—	—	—	—	-100.0	—	—	—	n/a
Total self-supported debt	-1.2	-12.7	3.8	-7.1	0.3	3.6	7.8	43.6	2.6	11.9	16.5	13.5	7.6
Total provincial debt	6.8	2.1	2.5	-5.0	-3.9	-3.0	3.6	9.7	10.2	7.8	11.2	11.2	4.2
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	3,267	3,650	3,682	3,362	2,703	2,095	1,764	1,310	1,650	1,537	1,707	2,035	-4.2
Education facilities	1,501	1,560	1,657	1,714	1,814	1,891	2,004	2,083	2,153	2,232	2,314	2,411	4.4
Health facilities	536	553	568	542	628	719	815	898	984	1,081	1,157	1,231	7.9
Highways, ferries and public transit	1,149	1,180	1,196	1,118	1,164	1,281	1,425	1,558	1,682	1,787	1,889	2,038	5.3
Other	293	224	174	159	177	126	152	173	250	388	506	545	5.8
Total taxpayer-supported debt	6,747	7,167	7,277	6,895	6,485	6,112	6,161	6,022	6,719	7,025	7,573	8,260	1.9
Self-supported debt:
Commercial Crown corporations & agencies	1,843	1,827	1,886	1,738	1,726	1,768	1,877	2,174	2,672	2,944	3,394	3,815	6.8
Warehouse borrowing program	262	—	—	—	—	—	—	475	—	—	—	—	n/a
Total self-supported debt	2,104	1,827	1,886	1,738	1,726	1,768	1,877	2,649	2,672	2,944	3,394	3,815	5.6
Total provincial debt	8,852	8,994	9,163	8,632	8,210	7,880	8,037	8,670	9,391	9,969	10,967	12,075	2.9
Real Per Capita Provincial Debt (2012 $) [3]	10,673	10,594	10,562	9,759	9,099	8,587	8,607	9,095	9,851	10,319	11,090	12,075	1.1
Growth rate (per cent)	4.1	-0.7	-0.3	-7.6	-6.8	-5.6	0.2	5.7	8.3	4.7	7.5	8.9	1.3

1              Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2012/13 debt divided by GDP for the 2012 calendar year). As nominal GDP for the calendar year ending in 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes. Totals may not add due to rounding.

2       Per capita debt is calculated using July 1 population (e.g. 2012/13 debt divided by population on July 1, 2012). Totals may not add due to rounding.

3       Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2012 CPI for 2012/13 debt).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.13 Key Provincial Debt Indicators — 2001/02 to 2012/13 1

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	change
													(per cent)
Debt to revenue (per cent)
Total provincial	91.6	103.8	100.1	84.7	74.4	68.8	68.9	77.2	86.5	88.5	94.8	104.2	1.2
Taxpayer-supported	99.3	109.3	106.5	87.9	77.4	69.3	69.0	71.0	82.6	78.8	85.1	93.7	-0.5
Debt per capita ($) [2]
Total provincial	8,852	8,994	9,163	8,632	8,210	7,880	8,037	8,670	9,391	9,969	10,967	12,075	2.9
Taxpayer-supported	6,747	7,167	7,277	6,895	6,485	6,112	6,161	6,022	6,719	7,025	7,573	8,260	1.9
Debt to nominal GDP (per cent) [3]
Total provincial	26.4	26.0	25.3	22.2	19.8	17.9	17.6	18.7	21.4	21.7	23.1	24.8	-0.5
Taxpayer-supported	20.1	20.7	20.1	17.7	15.6	13.9	13.5	13.0	15.3	15.3	15.9	17.0	-1.5
Interest bite (cents per dollar of revenue) [4]
Total provincial	6.2	6.4	5.9	4.7	4.3	4.3	4.0	4.3	4.6	4.2	4.3	4.4	-3.2
Taxpayer-supported	6.3	6.3	6.0	5.0	4.4	4.2	3.9	4.2	4.2	4.0	4.0	3.9	-4.3
Interest costs ($ millions)
Total provincial	2,456	2,258	2,228	1,997	2,007	2,069	2,010	2,138	2,205	2,155	2,300	2,336	-0.5
Taxpayer-supported	1,758	1,690	1,703	1,633	1,542	1,570	1,488	1,570	1,534	1,596	1,625	1,590	-0.9
Interest rate (per cent) [5]
Taxpayer-supported	6.7	5.9	5.7	5.6	5.5	5.9	5.7	5.9	5.4	5.2	4.9	4.4	-3.8

Background Information:
Revenue ($ millions)
Total provincial [6]	39,411	35,499	37,725	42,356	46,285	48,619	50,253	49,214	48,434	51,021	52,966	53,570	2.8
Taxpayer-supported [7]	27,692	26,873	28,156	32,577	35,182	37,450	38,468	37,195	36,274	40,380	40,738	40,744	3.6
Debt ($ millions)
Total provincial	36,082	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	4.0
Taxpayer-supported [8]	27,504	29,370	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	3.0
Provincial nominal GDP ($ millions) [9]	136,905	141,703	149,341	161,679	173,973	186,879	196,996	203,820	195,670	208,295	217,749	224,823	4.6
Population (thousands at July 1) [10]	4,076	4,098	4,122	4,155	4,197	4,244	4,310	4,384	4,460	4,530	4,577	4,623	1.1

[1]	Figures for prior years have been restated to conform with the presentation used for 2012/13 and to include the effects of changes in underlying data and statistics.
[2]	The ratio of debt to population (e.g. 2012/13 debt divided by population at July 1, 2012).
[3]

The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2012/13 debt divided by 2012 nominal GDP). As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes.

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
[5]	Weighted average of all outstanding debt issues.
[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
[9]

Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2012 is used for the fiscal year ended March 31, 2013). As nominal GDP for the calendar year ending 2012 is not available, the 2012 GDP projected in June 2013 has been used for the fiscal year ended March 31, 2013 for demonstration purposes.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2012 is used for the fiscal year ended March 31, 2013).

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.14 Historical Operating Statement Surplus (Deficit)

				Crown	SUCH				Surplus
				Corporations	Sector &				(Deficit)
	Consolidated Revenue Fund			and	Regional	Other		Surplus	as a Per cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Authorities	Adjustments		(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	—	—	—		—	0.0
1970/71	1,373	1,274	99	—	—	—		—	1.0
1971/72	1,558	1,474	84	—	—	—		—	0.8
1972/73	1,772	1,675	97	—	—	—		—	0.8
1973/74	2,217	2,071	146	—	—	—		—	0.9
1974/75	2,769	2,779	(10)	—	—	—		—	(0.1)
1975/76	3,124	3,534	(410)	—	—	—		—	(2.1)
1976/77	3,785	3,691	94	—	—	—		—	0.4
1977/78	4,372	4,168	204	—	—	—		—	0.8
1978/79	4,853	4,582	271	—	—	—		—	0.9
1979/80 [1]	5,860	5,318	542	(88)	—	—		454	1.3
1980/81	5,982	6,239	(257)	45	—	—		(212)	(0.5)
1981/82	7,139	7,323	(184)	43	—	—		(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	—	—		(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	—	—		(963)	(2.0)
1984/85	8,807	9,801	(994)	172	—	—		(822)	(1.6)
1985/86	9,160	10,127	(967)	110	—	—		(857)	(1.6)
1986/87	9,463	10,624	(1,161)	526	—	—		(635)	(1.1)
1987/88	11,007	11,055	(48)	119	—	—		71	0.1
1988/89	12,570	11,834	736	194	—	—		930	1.3
1989/90	13,656	13,200	456	40	—	—		496	0.6
1990/91	14,236	15,010	(774)	107	—	—		(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	—	—		(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	—	—		(1,476)	(1.6)
1993/94	17,923	18,833	(910)	11	—	—		(899)	(0.9)
1994/95	19,506	19,953	(447)	219	—	—		(228)	(0.2)
1995/96	19,698	20,054	(356)	38	—	—		(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	—	—		(385)	(0.3)
1997/98	20,216	20,135	81	(248)	—	—		(167)	(0.1)
1998/99	20,312	20,527	(215)	(689)	(56)	—		(960)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	—		(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)	[3]	1,192	0.9
2001/02	22,987	24,977	(1,990) [2]	(711) [2]	180	1,464	[3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	—		(2,648)	(1.9)
2003/04	23,408	25,477	(2,069)	347	368	—		(1,354)	(0.9)
2004/05	27,562	26,306	1,256	1,035	385	—		2,676	1.7
2005/06	29,711	27,174	2,537	550	586	(710)	[4]	2,963	1.7
2006/07	31,506	28,506	3,000	841	396	(264)	[4]	3,973	2.1
2007/08	32,317	30,565	1,752	995	434	(444)	[4,5]	2,737	1.4
2008/09	30,926	32,032	(1,106)	975	177	18	[4,5]	64	0.0
2009/10	29,133	32,273	(3,140)	803	527	—		(1,810)	(0.9)
2010/11	32,807	33,577	(770)	(208)	737	—		(241)	(0.1)
2011/12	33,269	34,590	(1,321)	255	851	(1,599)	[6]	(1,814)	(0.8)
2012/13	33,363	35,120	(1,757)	120	491	—		(1,146)	(0.5)

1              The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79 the CRF balance is used in place of the summary accounts surplus/(deficit).

2              Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3              Impact of move to joint trusteeship for public service pension plans.

4              Negotiating framework incentive payments.

5              Climate Action Dividend.

6              Onetime HST transition repayment

2013 Financial and Economic Review — August 2013

Appendix 2 — Financial Review Supplementary Tables

Table A2.15 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total				Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	Total Debt	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	as a Per	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	Cent of GDP	Cent of GDP
		(millions)							(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.1	6.4
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.8	10.1
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.1	12.7
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.4	12.7
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.2	13.8
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.6	14.9
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.5	13.8
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.1	12.7
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.0	11.5
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.2	12.1
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.9	15.0
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.2	17.8
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.9	18.6
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.2	18.5
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.5	18.4
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.3	19.1
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.9	18.9
Information from 1998/99 onwards has been restated to include the SUCH sector and re-allocation of sinking fund.
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.1	19.6
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.8	20.3
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.1	18.6
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.4	20.1
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	26.0	20.7
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	25.3	20.1
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	22.2	17.7
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.8	15.6
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.9	13.9
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.6	13.5
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.7	13.0
2009/10 [4]	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.4	15.3
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.7	15.3
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	23.1	15.9
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	24.8	17.0

1               Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable. Figures for 1998/99 onwards have been restated to conform with the presentation used for 2006 and to reflect changes in underlying data.

2               Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3               Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

4               In 2009/10, sinking funds for government debt related to schools, post-secondary education, health care and public transit were liquidated and the proceeds ($763 million) used to offset direct operating borrowings requirements. Figures for prior years have been restated to reflect this decision.

2013 Financial and Economic Review — August 2013

Appendix 3

12-Year Financial Review:

2001/02 to 2012/13

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

Introduction

The past twelve years can be divided into three four-year segments, which reflect both the three successive mandates and natural groupings of economic and fiscal events. The first four years (2001/02 to 2004/05) saw the realignment of government’s tax structure, through reductions in personal and corporation income tax rates, and the restructuring of government programs through Core Review.

The first period ended with the onset of robust economic growth that carried on through the following four year period (2005/06 to 2008/09). High revenue growth in this period enabled government to post large operating surpluses and reduce debt, despite a significant increase in base government spending and capital expansion. While the 2008 financial crisis significantly impaired government revenue in the final year, mainly due to the impact of reduced personal income growth on taxation revenue, BC did not experience an economic downturn until 2009/10.

The final four year period (2009/10 to 2012/13) began with a contraction in BC’s economy before economic growth resumed in the second year, albeit at a slower rate. During these years of operating deficits government strove to deal with the impact of a sluggish economic recovery on revenue, and implemented expenditure growth management measures as part of a five-year plan to return to balanced budgets.

Despite the changing economic times, government maintained an emphasis on three broad fiscal policies that influenced decisions over the entire twelve years: balanced budgets, affordable debt (as determined by the taxpayer-supported debt to GDP ratio) and a competitive tax structure. Selected information from Appendix Tables A2.2 to A2.13 has been used in the analysis below to illustrate some of the changes that occurred during those twelve years, including the impacts of those three fiscal policies.

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Appendix 3 — 12-Year Financial Review

Operating Overview

Chart A3.1 depicts the relative trends in nominal GDP, revenue and base spending over the last twelve years. Spending has been adjusted to remove the impacts of extraordinary natural disasters and one-time initiatives such as joint trusteeship, restructuring, and incentive payments.

Chart A3.1  Nominal GDP, Revenue and Base Expense Trends

Average annual growth trends:

	2001/02	2005/06	2009/10
	to	to	to
	2004/05	2008/09	2012/13	Overall
Nominal GDP	5.7%	6.0%	2.5%	4.6%
Revenue	5.7%	3.6%	2.1%	3.6%
Base spending	0.0%	6.4%	2.8%	3.3%

Generally, the revenue trend followed the nominal GDP trend, although usually at a lower rate of growth. However, exceptions can occur as a result of policy choices, such as the reduction in income tax rates in 2001/02, or externalities, such as the boom in commodity prices (especially natural gas) from 2004/05 to 2007/08 followed by their collapse in 2008/09 and 2009/10.

Extraordinary revenue growth often funds the expansion of government programs with it, resulting in above average spending growth as is demonstrated in the second four-year period above. That period (from 2005/06 to 2008/09) also demonstrates the volatility inherent in BC’s revenue base. The commodity price boom in the first three years resulted in revenue growth of 6.0 per cent. However, the economic downturn in the fourth year (2008/09) cut the previous three years’ revenue growth by 40 per cent, so that overall growth for the period was 3.6 per cent.

The periodic changes in spending growth lag revenue changes by one year and reflect government’s commitment to balancing the budget. Both the core program review undertaken from 2002/03 to 2004/05 and the implementation of expenditure growth management beginning in 2009/10 were intended to eliminate non-essential government spending in the face of revenue losses, with the eventual goal of balancing the budget when historical revenue growth reasserted itself.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

The periodic changes in spending growth also highlight a weakness in the balanced budget model. While the commitment to balancing the budget can drive reductions in spending growth, there is no similar incentive to restrict spending growth during periods of extraordinary revenue growth such as occurred during 2004/05 to 2007/08.

Revenue Trends

Total revenue reached $42.1 billion by 2012/13, a 48 per cent increase since 2001/02. This level of increase is reflected in taxation revenue, and to a slightly lesser extent other revenue. However, during this period, natural resource revenue decreased by 22 per cent, while federal transfers and commercial Crown corporation net income each more than doubled.

Chart A3.2 depicts the relative percent share of total revenue from each of the major revenue sources. If a revenue source maintains a constant share of total revenue, then the revenue source has grown in amount by the overall average annual rate of revenue growth (i.e. 3.6 per cent — see Operating Overview). Therefore, an increase share of total revenue indicates higher than average growth, and vice versa.

Chart A3.2  Revenue Share Trends

Composition and average annual growth trend of revenue:

			Annual
	2001/02	2012/13	Growth
Taxation	51%	50%	3.5%
Natural resources	11%	6%	-2.3%
Other	22%	21%	3.1%
Federal transfers	12%	17%	7.1%
Commercial Crown income	4%	7%	7.7%

The annual changes in taxation revenue share mainly reflect income tax trends, both personal and corporate. The reduction in revenue share in 2002/03 was mostly due to the reduction in income tax rates introduced with the change in government in 2001. (The spike in 2003/04 was due to declines in other revenue sources.) Between 2004/05 and 2007/08, there was significant growth in income tax revenue due to personal income growth and higher corporate profits.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

Taxation revenue actually declined in 2008/09 and 2009/10, reflecting the impact of the financial market decline and economic downturn on personal income and corporate profits, before resuming higher than average growth and increasing revenue share. By 2012/13, taxation revenue comprised 50 per cent of total revenue, approximately the same share it had in 2001/02. This is partially attributable to the decline in natural resource revenue.

Other revenue (comprised of fees, investment earnings and miscellaneous sources) declined as a share of total revenue in 2003/04 due to the loss of fee revenue from the spinoff of BC Ferries as an independent, regulated organization. Since then, the other source revenue share has been fairly constant at an average 20 per cent.

The relative stability of the share of total revenue from other sources tends to obscure changes in its composition. Fee revenue, primarily from MSP and post-secondary fees, increased from 49 per cent of Other revenue in 2001/02 to 56 per cent of Other revenue in 2012/13, despite the loss of BC Ferries toll revenue when that corporation was privatized. The shift in composition reflects the indexing of MSP premiums to the annual increase in healthcare costs, and removal of the freeze on tuition fees. The shift also reflects negative growth in investment income from sinking funds.

The increasing share of total revenue from federal transfers (12 per cent in 2001/02 rising to 17 per cent in 2012/13) reflects increases in Canada health and social transfers as well as the devolution of federal programs for immigration and labour market development to provincial administration. The share of total revenue has declined slightly in the last two years as the federal government has recently repatriated the delivery of immigration programs.

The natural resource share of total revenue peaked at 13 per cent in 2005/06 in conjunction with the spike in commodity prices before declining to 5.9 per cent by 2012/13 (half of what it was in 2001/02). The significant decline in revenue share in 2009/10 was due to the impact of the global economic downturn on commodity prices, plus the collapse of natural gas prices due to the oversupply in North America market from development of shale gas resources.

The increase in revenue share from commercial Crown net income is mainly due to an 87 per cent increase in gaming revenue and a return to profitability by the Insurance Corporation of BC. The overall 127 per cent increase in revenue is partially inflated by losses sustained by ICBC and BC Rail in 2001. Excluding these costs, commercial Crown net income increased by 93 per cent from 2001/02 to 2012/13.

The historical real per capita revenue trend reflects the volatility of government revenue, which primarily was due to fluctuations in taxation revenue. The decline in 2002/03 was due to the tax measures introduced in 2001. This was followed by a spike resulting from robust economic growth, followed by a second decline after the economic downturn in 2008/09. The commodity price boom collapse in 2009/10 amplified the tax revenue volatility. Real per capita revenue has been relatively stable since 2010/11.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

Chart A3.3  Real Per Capita Revenue Trends

The increasing gap between own-source and total per capita revenue demonstrates the increasing footprint of federal transfers as a revenue source for government. In real terms, by 2012/13, the amount of revenue extracted directly by government from British Columbians (i.e. own-source revenue) increased by 2.1 per cent compared to 2001/02. During the same period, federal transfers per capita increased by 55 per cent.

Expense Trends

Total base expense (i.e. excluding major statutory and one-time costs) reached $43.1 billion by 2012/13, a 43 per cent increase since 2001/02. The majority of this increase was for spending in Health (up 68 per cent) and Education (up 50 per cent). Spending on Social Services only increased by 16 per cent during this period, while other program spending increased by 32 per cent and debt servicing costs decreased by 14 per cent.

Chart A3.4 depicts the relative percent share of total expense from each of the major expense categories (i.e. functions). If the expense in a category maintains a constant share of total expense, then that category of expense has grown in amount by the overall average annual rate of expense growth (i.e. 3.3 per cent — see Operating Overview). Therefore, an increase share of total expense indicates higher than average growth, and vice versa.

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Appendix 3 — 12-Year Financial Review

Chart A3.4  Base Expense Share Trends

(net of major statutory and one-time items)

Composition and average annual growth trend of base expense:

			Annual
	2001/02	2012/13	Growth
Health	35%	41%	4.8%
Education	26%	27%	3.8%
Social services	11%	9%	1.4%
Other	19%	18%	2.5%
Debt servicing	9%	6%	-1.3%

Health is the only expense category with significant above average growth, as is demonstrated by the increasing share of total expense from 35 per cent in 2001/02 to 41 per cent by 2012/13. A large portion of the growth occurred during the extraordinary revenue growth years (2005/06 to 2008/09 — see Operating Overview). Annual growth in health expense averaged 7.0 per cent during those years. By 2012/13, the growth rate was cut in half, reflecting proactive measures introduced by government to bend down the health spending cost curve, such as “patient-focused funding”.

Education’s share of total expense is materially unchanged from 2001/02, increasing only one percentage point (from 26 per cent to 27 per cent) by 2012/13. After an initial period of expansion in Education expense, subsequent years’ growth has not been as robust, reflecting declining K-12 enrolment and the introduction of expenditure management.

Wage mandates, successfully concluded with no additional funding put into the system, played a large part in expenditure management in both the health and education sectors, as well as in other areas of government.

Other expense in Chart A3.4 also includes protection of persons/property, transportation, natural resources/economic development, and general government. This category’s share of total expense declined from 19 per cent in 2001/02 to 18 per cent in 2012/13.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

Growth rates were not evenly distributed among the types of expenses grouped under “Other”. Spending on transportation and general government averaged less than one per cent annual growth, whereas spending on community grants, cultural activities and housing averaged 4.9 per cent annual growth.

The share of total expense allocated to social services declined from 11 per cent in 2001/02 to 8.3 per cent in 2007/08 before rebounding to 9.3 per cent in 2012/13. This track roughly follows the economic trend of the last twelve years. Demand for temporary income assistance declined during the relatively high economic growth period (2005/06 to 2008/09 — see Operating Overview), before increasing with the onset of the economic downturn in 2009/10. Social service spending received a further boost with the introduction of the low income HST tax credits in 2010/11.

Debt servicing’s share of total expense declined from 9.2 per cent in 2001/02 to 5.6 per cent in 2008/09 as the annual surpluses to that point reduced operating debt and partially funded capital spending. Debt servicing’s share of total expense has been fairly constant at this level since then, mainly sustained by declining interest rates.

The historical real per capita expense trend reflects government spending initiatives, primarily made in response to changes in revenue. For example, from 2001/02 to 2004/05, spending growth was nil as government implemented core review, resulting in a decline in per capita expense as population increased (see Chart A3.5). This was disproportionately borne by spending outside of health care and education, as real per capita spending in these two areas remained constant.

Chart A3.5  Real Per Capita Base Expense Trends

The increases in spending per capita from 2005/06 to 2008/09 resulted from average annual spending growth of 6.4 per cent as government reacted to higher than average revenue growth from 2004/05 to 2007/08 by increasing program spending, especially in health and education. As well, this four-year period was the only one out of the past twelve years that saw significant increases in public sector compensation, with average annual salary increases of 2.5 per cent.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

From 2009/10 to 2012/13, government gradually exerted increasing expenditure growth constraint in response to the revenue declines in 2008/09 and 2009/10, effectively keeping expense per capita constant. Overall, real per capita spending on health care and education increased by 17 per cent over the last twelve years, which was mostly offset by a 15 per cent decline in real per capita spending in other areas.

Capital Spending Trends

Total capital spending reached $6.0 billion in 2012/13, more than double the spending in 2001/02. Capital spending is classified as either taxpayer-supported or self-supported, depending on the nature of the organizations making the expenditures.

Taxpayer-supported capital spending increased from $2.1 billion in 2001/02 to $3.3 billion in 2012/13, reflecting average annual spending growth of 4.2 per cent. Spending peaked at $4.1 billion in 2010/11, primarily as a result of the federal government’s accelerated infrastructure program which required matching provincial contributions.

Chart A3.6  Historical Taxpayer-supported Capital Spending

Composition and average annual growth of taxpayer-supported capital spending:

			Annual
	2001/02	2012/13	Growth
Health	13%	23%	7.2%
Education (K-12)	22%	14%	-0.2%
Post-secondary	19%	21%	4.0%
Transportation	30%	29%	2.8%
Other	16%	13%	1.4%

The Other category of capital spending includes social housing and government ministry capital, plus projects such as the Vancouver Convention Centre and the BC Place redevelopment.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

Capital spending is financed from a number of sources, and not just debt. Operating cash flows and working capital (i.e. management of cash balances, receivables, and payables) can finance a significant portion of capital spending, especially in those years when government posts operating surpluses. Since 2005/06, $8.5 billion of capital spending has been financed from this source.

As well, the federal government and other organizations outside of government make significant contributions towards health, post-secondary and transportation projects. Since 2005/06, government has received $4.4 billion in capital contributions from these sources.

Chart A3.7  Financing Taxpayer-supported Capital Spending

Government began financing capital through P3 contracts (public-private partnerships) in 2004/05 with the construction of the Abbotsford Hospital and Cancer Centre. Including AHCC, $2.0 billion of capital spending has been financed via P3 contracts since 2005/06, mainly in the health and transportation sectors.

While P3 financing is more expensive than government’s cost of borrowing, two main features of P3 projects make this a viable form of capital financing:

•         risk transference — most of the construction risk is borne by the proponent; and

•         debt retirement — the annual service payment includes a P3 liability reduction (i.e. debt repayment) component.

In addition, P3 projects offer the benefits of on-time and on-budget construction, with operating costs known for the term of the contract.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

With the exception of the Port Mann Bridge project (from 2008/09 to 2012/13), the vast majority of self-supported capital spending relates to power projects, mainly in BC Hydro. The Columbia River power projects managed by the Columbia Power Corporation comprise the remainder of power project capital spending. Other capital spending is done mainly by ICBC in support of its operations and by BCLC for gaming equipment.

Chart A3.8  Historical Self-supported Capital Spending

The 2009/10 amount includes $850 million for the purchase of Waneta Dam by BC Hydro.

Beginning in 2006/07, BC Hydro began an aggressive campaign of refurbishing existing heritage generation and transmission assets, and expansion of generating capacity in major dams where spillways were unused. In the last seven years, annual spending on power projects has more than tripled from $661 million in 2005/06 to $2.2 billion by 2012/13.

Overall, from 2001/02 to 2012/13, capital spending on power projects totalled $15.1 billion. Of this, $7.9 billion was debt financed, with the remainder financed from Crown corporation operations.

2013 Financial and Economic Review — August 2013

Appendix 3 — 12-Year Financial Review

Debt Trends

Total debt reached $55.8 billion by 2012/13, representing a 55 per cent increase since 2001/02, primarily resulting from debt incurred to finance capital spending. (Direct operating debt declined by 29 percent during this period.) Debt is classified as either taxpayer-supported or self-supported, depending on the nature of the organizations doing the borrowing.

Taxpayer-supported debt increased from $27.5 billion in 2001/02 to $38.2 billion in 2012/13 — a 39 per cent increase — mainly due to requirements for financing capital spending for health, education, post-secondary, transportation and other infrastructure.

Chart A3.9  Historical Taxpayer-supported Debt

Composition and average annual growth of taxpayer-supported debt:

			Annual
	2001/02	2012/13	Growth
Health	8%	15%	9.2%
Education (K-12)	16%	18%	4.3%
Post-secondary	7%	11%	8.3%
Transportation	17%	25%	6.6%
Other	4%	24%	7.9%
Direct operating	48%	13%	-3.3%

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Appendix 3 — 12-Year Financial Review

Self-supported debt more than doubled from $8.6 billion in 2001/02 to $17.6 billion in 2012/13, exclusively due to requirements for financing capital spending.

Chart A3.10  Historical Self-supported Debt

(excluding the Warehouse Borrowing Program)

Composition and average annual growth of self-supported debt:

			Annual
	2001/02	2012/13	Growth
Power projects	80%	84%	7.3%
Transportation	7%	14%	13.6%
Other	13%	2%	-10.2%

With the exception of the Port Mann Bridge project, the vast majority of self-supported debt relates to power projects, mainly in BC Hydro. The Columbia River power project debt comprises only 2.4 per cent of power project debt.

Other self-supported debt includes borrowing by the BC Lottery Corporation to finance gaming equipment purchases, the debt owed by the commercial subsidiaries of post-secondary institutions, and warehouse program debt.

Debt relative to GDP is often used as an indicator for assessing the financial health of a government. Rating agencies focus on taxpayer-supported debt to GDP as one measure of government’s control over its finances.

Limiting increases in the taxpayer-supported debt to GDP ratio and returning to a declining trend in this measure is seen as key to maintaining BC’s AAA credit rating, which keeps borrowing costs low. Commitment to this target has provided a framework under which capital spending has been managed since the economic downturn in 2008/09.

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Appendix 3— 12 Year Financial Review

Chart A3.11  Debt to GDP ratios

The total debt to GDP ratio includes self-supported debt, which is financed by revenue generated from the sale of services to individuals and organizations outside of government; it does not have a significant influence on the province’s credit rating. The primary driver for the increase in debt is BC Hydro’s aggressive capital spending program.

Debt is an expression of government’s excess cash requirement compared to its cash supply. The two major influences on debt are operating cash flows and capital spending. In order for debt reduction to occur, operating cash flows (i.e. operating results adjusted for non-cash expenses and working capital changes) must exceed capital spending requirements. This occurred from 2004/05 to 2006/07 (see Chart A3.12).

Chart A3.12  Components of Changes in Taxpayer-supported Debt

(excluding the Warehouse Borrowing Program)

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Appendix 3 — 12-Year Financial Review

Operating surpluses during those three years totaled $9.6 billion with an additional $3.3 billion in cash derived from non-cash expenses and working capital. This operating cash flow was offset by $8.9 billion in capital spending, resulting in a $4.1 billion reduction in debt over the three-year period.

The low point in the taxpayer-supported debt to GDP ratio occurred in 2008/09 (see Chart A3.11). This corresponded to an unusual increase in working capital, mainly due to deferred revenue from cash receipts for Crown land oil and natural gas tenures which are amortized to revenue over a nine-year period. Additional deferred revenue in the form of accelerated infrastructure grants from the federal government sustained the working capital impact, mitigating debt increases for an additional three years.

However, since 2008/09 there has been a significant reduction in the market for oil and gas tenures, reflecting an oversupplied energy market and slow economy, so that by 2012/13 the working capital effect began to reverse itself. This is due to cash receipts for tenures being significantly less than the amortized revenue from prior year receipts. In 2012/13, the gap between amortized revenue and cash receipts was $788 million, which impacted borrowing for operating purposes.

Deferred operating revenue, such as the Crown land oil and gas tenures, can skew the impact of operating results on debt trends and amplify changes in the taxpayer supported debt to GDP ratio. This is demonstrated in Chart A3.12 by the impact of non-cash expenses and working capital (which includes deferred revenue) on the annual change in debt in 2008/09 compared to the same impact in 2012/13.

The 13.0 per cent debt to GDP ratio in 2008/09 understated government’s potential debt situation at the time because of the effect of receiving significant amounts of cash that would be declared as revenue in subsequent years. The jump in the ratio from 2011/12 to 2012/13, despite lower capital spending and a reduction in the deficit, is partially due to the deficit containing a significant amount of non-cash deferred revenue based on cash received four years earlier.

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Appendix 4

Supplementary Information

• General Description of the Province

• Constitutional Framework

• Provincial Government

• Annual Financial Cycle

• Government’s Financial Statements

• Provincial Taxes

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General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters of the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC—Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

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BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest Canadian province in terms of population, which was estimated at 4.6 million persons—accounting for 13.3 per cent of Canadians on July 1, 2012. BC’s population grew at an average annual compound rate of 1.2 per cent between 2002 and 2012, slightly faster than the annual growth rate of the overall Canadian population which averaged 1.1 per cent for the same period.

Greater Vancouver, a major Canadian shipping, manufacturing and services centre, had the largest urban population in BC with 2,443,744 persons in 2012. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 376,422 persons in 2012.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

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Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

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Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle1

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP as set by a recognized standard setting organization and determined by Treasury Board (see page 117); publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart A4.1 summarizes the annual financial process of the province. This process consists of four main stages.

1 Reflects the financial cycle for normal years.

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Chart A4.1 Financial Planning and Reporting Cycle Overview

Planning and Budget Preparation

Treasury Board reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes decisions on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also

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be tabled. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•          ministries;

•          service delivery agencies;

•          the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•          commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

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The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations2 and commercial subsidiaries owned by service delivery agencies are disclosed on a modified equity basis — i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

While PSAB GAAP makes specific pronouncements for fully consolidated entities, it prescribes adherence to International Financial Reporting Standards for entities consolidated on a modified equity basis. Modified equity means that there are no adjustments for differences between the accounting policies used by the entity being consolidated and the parent organization.

The government of British Columbia recently passed legislation that authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternate standard adopted by Treasury Board must come from other areas of Canadian GAAP, or from a widely-accepted accredited accounting standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). As authorized by the BTAA, Treasury Board mandated one variance from IFRS — the use of regulatory accounting by BC Hydro — to ensure financial reporting reflects the policy framework within which the Crown corporation operates.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2012/13 Public Accounts.

2 Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Summary of Tax Changes Announced in 2013

June 27, 2013 Budget Update

Income Tax Act

Top Charitable Donations Tax Credit Rate Maintained at 14.7 Per Cent

The province’s personal income tax charitable donations tax credit for total annual donations over $200 is valued at 14.70 per cent, which is equal to the current top provincial personal income tax rate.

With the temporary increase in the top provincial personal income tax rate, from 14.70 per cent to 16.80 per cent for the 2014 and 2015 tax years, the tax credit rate on donations over the $200 threshold will be maintained at 14.70 per cent.

Provincial Sales Tax Act

Transitional Rules for Certain Taxable Services Clarified

With the re-implementation of the provincial sales tax effective April 1, 2013, transitional rules set out when and how provincial sales tax applies to transactions that straddle April 1, 2013.

Effective April 1, 2013, the provincial sales tax transitional rules for legal services, related services and telecommunication services are clarified.

Carbon Tax Act

Exemption for Coloured Gasoline and Coloured Diesel Fuel Purchased by Farmers Provided

As announced on February 19, 2013, an exemption from carbon tax is provided to farmers. The exemption, effective January 1, 2014, is on the purchase of coloured gasoline and coloured diesel fuel by farmers for the same farm purposes that farmers are authorized to use coloured fuel under the Motor Fuel Tax Act.

February 19, 2013 Budget Measures

Income Tax Act

New Top Personal Income Tax Bracket Introduced

A new top personal income tax bracket is introduced for the 2014 and 2015 tax years only. The income threshold for the new top bracket will be set at $150,000 in 2014. Taxable income exceeding $150,000 will be subject to a provincial personal income tax rate of 16.80 per cent. This will increase the rate of tax from 14.70 per cent to 16.80 per cent on taxable income over $150,000.

This two-year temporary measure will expire December 31, 2015.

General Corporate Income Tax Rate Increased

The increase to the general corporate income tax rate to 11 per cent from 10 per cent that was announced as a provisional measure in Budget 2012 to be effective April 1, 2014 is accelerated. The new effective date of the 11 per cent rate is April 1, 2013.

Medicare Protection Act

Medical Services Plan Premiums Increased and Premium Assistance Enhanced

Medical Services Plan premiums are increased effective January 1, 2014 to help fund health care for British Columbians.

Maximum monthly premium rates will increase by about 4 per cent or $2.75 per month to a total of $69.25 for single persons, by $5.00 per month to a total of $125.50 for two person families and by $5.50 per month to a total of $138.50 for families of three or more persons.

Also effective January 1, 2014, premium assistance is enhanced to ensure those

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receiving assistance will not be affected by the increase. Details will be available later in 2013.

Forest Act

Forest Revenue Audit Program Compliance Enhanced

Effective on Royal Assent, the Act is amended to authorize the commissioner to assess a penalty for failure to comply with information and records requests and to authorize the Supreme Court of British Columbia to grant an order to enforce compliance with such requests.

Tobacco Tax Act

Tobacco Tax Rates Increased

In Budget 2012 government announced that, with the elimination of the HST, it would adjust the tobacco tax rates to generally keep the overall tax on tobacco and tobacco prices constant. As a result, effective April 1, 2013 the tax rate on cigarettes is increased from $37.00 to $42.60 per carton of 200 cigarettes, the tax rate on fine-cut tobacco is increased from 18.5 cents per gram to 21.3 cents per gram, and the tax rate on cigars is increased from 77 per cent of the sale price to 90.5 per cent of the sale price. The maximum tax imposed on cigars is also increased from $6 per cigar to $7 per cigar.

Effective October 1, 2013, the tax rate on cigarettes is further increased from $42.60 to $44.60 per carton of 200 cigarettes, and the tax rate on fine-cut tobacco is increased from 21.3 to 22.3 cents per gram.

Home Owner Grant Act

Threshold for Home Owner Grant Phase-out Increased

As announced on January 2, 2013, the threshold for the phase-out of the home owner grant is increased from $1,285,000 to $1,295,000 for the 2013 tax year. This increase ensures that at least 95 per cent of homeowners are eligible for the full grant, consistent with longstanding government policy.

For properties valued above the threshold of $1,295,000, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

Home Owner Grant Benefit Allowed for Certain Homeowners Who Claimed the Grant Incorrectly

The Home Owner Grant Program allows qualifying homeowners to apply for a grant on property that is their principal residence. If the grant is approved and the grant administrator subsequently determines the property was not the homeowner’s principal residence, the homeowner is disentitled from the grant.

Effective January 2011, the Home Owner Grant Program is amended to provide relief to homeowners who have been disentitled from the grant because they incorrectly applied for a grant on a second residential property rather than on their principal residence.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate setting policy is that average residential school property taxes, before application of the Home Owner Grant, increase by the previous year’s provincial inflation rate. This rate setting policy has been in place since 2003 and will continue in 2013. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy,

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the rates for 2013, except the rate for the industrial property classes, will be set so that non-residential school tax revenue will increase by inflation plus new construction. This general approach to setting non-residential school tax rates has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The exceptions to the general rate setting policy are the industrial property classes. The major industry class tax rate will be set to be the same rate as the business class tax rate, consistent with the policy announced in Budget 2008. The light industry class tax rate will be set as discussed below.

School Property Tax Credit for Light Industry Phased-out

The province currently offers a school property tax credit that reduces school taxes payable on class 4 (major industry) and class 5 (light industry) properties by 60 per cent.

Starting in 2013, the value of the credit for class 5 will be phased-out over two years. Class 5 properties include sand and gravel operations, oil and gas production pipelines, textile and knitting mills, wineries and printing and publishing facilities.

For 2013, this will be achieved through the setting of the class 5 school tax rate. The class 5 rate will provisionally be determined according to the general rate setting policy for provincial non-residential school property tax rates set out above. The final rate for 2013 will be set such that the benefit of the school property tax credit for class 5 will be halved.

The benefit of the credit for class 5 will be eliminated for the 2014 taxation year.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2013.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available in the spring.

Land Tax Deferment Act

Deferment Program for Families with Children Expanded

Currently the Property Tax Deferment Program for Families with Children allows eligible homeowners who financially support a child under age 18 to defer their property taxes.

Effective on Royal Assent, the program is expanded to allow an eligible homeowner who financially supports a child aged 18 or over to defer taxes if the child is enrolled in an educational institution or is disabled. Under the expanded program, the child must either be the child or step child of the homeowner, or be a child who qualifies a homeowner to defer if that homeowner already defers under the current Families with Children program.

To be eligible, a homeowner must financially support the child, meet the basic eligibility criteria for the program, and have at least 15 per cent equity in the home. Simple interest is charged on deferred taxes at the prime rate.

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Appendix 4 — Supplementary Information

Deferment Programs Amended to Allow Partial Disposal of Property

Under the property tax deferment programs, eligible homeowners can defer property taxes until the home is sold, transferred to a new owner or becomes part of an estate, if they meet a minimum equity requirement. Currently, the agreement ends and repayment of deferred taxes is required if a homeowner disposes of any part of the property, regardless of size.

Effective on Royal Assent, the Act is amended to allow the deferment agreement to continue when the homeowner disposes of a portion of the property if the homeowner:

•  continues to own the portion of the property on which the principal residence is located;

•  continues to meet the minimum equity requirements of the program in respect of the portion of the property on which the principal residence is located; and

•  retains no interest in the disposed property.

Property Transfer Tax Act

Exemption for the Transfer of a Family Farm from a Deceased’s Estate Expanded

The transfer of a deceased person’s family farm currently qualifies for exemption from property transfer tax if the deceased owned, used, and was farming the land immediately before death.

Effective on Royal Assent, the Act is amended to expand the exemption to include a family farm owned by the deceased that was, immediately before the deceased’s death, used and farmed by one or more of the deceased, the deceased’s family members, or a family farm corporation.

Hydro and Power Authority Act

Payments by BC Hydro to Taxing Treaty First Nations Authorized

As a Crown corporation, BC Hydro is exempt from most property taxation.

However, BC Hydro pays grants-in-lieu of property tax to local governments and to the province and, through its Community Development Fund, makes payments to non-Treaty First Nations. Unlike local governments and non-Treaty First Nations, taxing Treaty First Nations do not currently receive grants or payments from BC Hydro.

Effective on Royal Assent, the Act is amended to authorize BC Hydro to pay grants to taxing Treaty First Nations.

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Table A4.1 Provincial Taxes (as of July 2013)

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income (1) Corporate.	The general corporate income tax rate increased from 10% to 11% of taxable income effective April 1, 2013. The small business corporate income tax rate is 2.5%.

The Canada Revenue Agency administers BC’s personal and corporate taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credits. In addition, the political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

	(2) Personal.	Tax rates of 5.06%, 7.7%, 10.5%, 12.29% and 14.7% corresponding to tax brackets of up to $37,568, $37,568.01 to $75,138, $75,138.01 to $86,268, $86,268.01 to $104,754 and over $104,754.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

BC Family Bonus and BC Earned Income Benefit are combined with the federal government’s Canada Child Tax Benefit in a single monthly payment to families. Tax credits include training tax credits, political contributions tax credit, BC Low Income Climate Action Tax Credit, BC Sales Tax Credit, the mining flow- through share tax credit and venture capital tax credits.

Real Property Transfers — Property Transfer Tax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties.

BC Transition Tax on New Housing— New Housing Transition Tax and Rebate Act

Taxable sales of new housing or an interest in new housing by a builder, or a builder’s self- supply of new housing, where (a) the GST (rather than the HST) becomes payable on the sale or self-supply on or after April 1, 2013 and before April 2015, and (b) the construction or substantial renovation of the housing was 10% or more complete before April 1, 2013.

The tax is generally 2% of the consideration. A rebate may available to some builders of new housing that is subject to the tax.

The BC Transition Tax and Rebate are temporary measures to ease the transition from the HST to the PST. They are designed to help ensure that the amount of tax payable in respect of a new home during the transition, regardless of when construction begins, is comparable to the amount of tax payable in respect of a home fully constructed under the PST.

Retail Sales Tax Provincial Sales Tax Act	Purchase and lease of tangible personal property Purchase of software, accommodation, related services, telecommunication services and legal services Gifts of vehicles, boats and aircraft	General rate 7% Liquor 10% Accommodation 8% Vehicles 7 to 12% Boats and aircraft 7% or 12% Manufactured buildings reduced rate of tax.

Collected through businesses required to be registered under the Act and paid by purchasers and lessees.

Major consumer exemptions include, but are not limited to:

•    Food for human consumption (all food including prepared food)

•    Residential energy

•    Children’s clothing and footwear(child-sized clothing and adult- sized clothing for children under 15 years of age)

•    Basic cable and residential land-line telephone services

•    Vitamins, drugs, and household medical aids

Major business exemptions include, but are not limited to:

•    Goods acquired solely for re-sale or re-lease

•    Goods purchased to be incorporated into goods for sale or lease

•    Certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	21.3 cents per cigarette or tobacco stick and per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

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Table A4.1 Provincial Taxes (as of July 2013) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Carbon Dioxide Equivalent Emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use or, in certain circumstances, transfer or importation of

•    Aviation Fuel

•    Gasoline

•    Heavy Fuel Oil

•    Jet Fuel

•    Kerosene

•    Light Fuel Oil

•    Methanol (not produced from biomass)

•    Naphtha

•    Butane

•    Coke Oven Gas

•    Ethane

•    Pentane Plus

•    Gas Liquids

•    Natural Gas

•    Propane

•    Refinery Gas

•    High Heat Value Coal

•    Low Heat Value Coal

•    Coke

•    Petroleum Coke

•    Also combustion of peat and tires (whole or shredded) when used to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible.

Tax rates effective July 1, 2012 are equivalent to $30 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not considered as domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax Acts for administrative and technical reasons.

Motor Fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. Qualifying persons with disabilities who own or lease a vehicle are entitled to refunds of provincial tax paid up to an annual maximum of $500. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

Clear gasoline

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 25.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

2013 Financial and Economic Review — August 2013

Appendix 4 — Supplementary Information

Table A4.1 Provincial Taxes (as of July 2013) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor Fuel — Motor Fuel Tax Act (continued)	Motive fuel.

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 26 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels. Refunds of 0.5 cents per litre are available for motive fuel used in private passenger vehicles.

Motor Fuel — Motor Fuel Tax Act (Continued)	Alternative motor fuels. (Natural Gas, , Hydrogen, Methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

	Coloured fuel, marine diesel fuel.	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

	Locomotive fuel.	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	Propane	2.7 cents per litre

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling or used by qualifying farmers solely for a farm purpose and for small containers of propane.

	Aviation fuel.	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	Jet fuel.	2 cents per litre. Exempt for international flights.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	Natural gas used in stationary engines.	7% of price if purchased. 1.1 cents per 810.32 litres if used but not purchased.	Tax applies to natural gas used in stationary engines other than pipeline compressors.

	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.	Tax applies to natural gas used in a stationary engine at a pipeline compressor station.

	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt

	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	Marine bunker.	Exempt	Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship.

	Marine gas oil.	Exempt	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.

2013 Financial and Economic Review — August 2013

Appendix 4 — Supplementary Information

Table A4.1 Provincial Taxes (as of July 2013) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.

—Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	BC premiums.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance, and 7% for all contracts with unlicensed insurers.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2013, the rates were set so that total non- residential rural tax revenues increase by inflation plus new construction. For 2013, the rates are 0.052% for farms; 0.053% for managed forest lands; 0.055% for residential; 0.092% for recreational property/non- profit organizations; 0.292% for light industry, business and other property not contained in any other class; 0.396% for utilities; 0.511% for major industry and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2013 rates range from about 0.117% to 0.524%; weighted average 0.182%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax on residential class property if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

2013 Financial and Economic Review — August 2013

Appendix 4 — Supplementary Information

Table A4.1 Provincial Taxes (as of July 2013) — Continued

Type and Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Non-residential school tax — School Act	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2013, except for the major and light industry property classes, the rates are set so that total non-residential school tax revenues increase by inflation plus new construction. The major industry property class rate is set to be the same as the business property class rates. The light industry property class rate is set so that the benefit of the industrial school tax credit for class 5 is halved from 60% to 30%.

For 2013 the rates are 0.34% for recreational property/non-profit organizations; 0.23% for managed forest land; 0.69% for farms; 1.08% for light industry, 0.62% for major industry, business and other property not contained in any other class 1.40% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties. The rate is 60% for 2011 and subsequent taxation years. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

In Budget 2013, government announced its intention to phase out the Industrial Property Tax Credit for light industrial properties over two years. In 2013 the benefit of the credit for class 5 was halved through the setting of the class 5 school tax rate.

Effective in 2011, a 50% Provincial Farm Land Property Tax Credit reduces the provincial school property tax on farm land (class 9).

Police Tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

2013 Financial and Economic Review — August 2013

Appendix 4 — Supplementary Information

Table A4.2 Interprovincial Comparisons of Tax Rates — 2013

(Rates known and in effect as of July 1, 2013)1

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- Foundland
Corporation income tax [2]
(per cent of taxable income)
General rate	11	10	12	12	11.5	11.9	12	16	16	14
Manufacturing rate	11	10	10	12	10	11.9	12	16	16	5
Small business rate	2.5	3	2	0	4.5	8	4.5	3.5	4.5	4
Small business threshold ($000s)	500	500	500	400	500	500	500	400	500	500
Corporation capital tax
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Financial	Nil	Nil	.7/3.25	5.0	Nil	Nil	4.0	4.0	5.0	4.0
Health care premiums/month [3]
Individual/family	66.5/133	Nil	Nil	Nil	Nil	up to 83/167	Nil	Nil	Nil	Nil
Payroll tax (per cent) [4]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) [5]	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) [6]
Gasoline	21.17	9.0	15.0	14.0	23.6	30.3	22.3	26.7	22.6	25.6
Diesel	22.67	9.0	15.0	14.0	22.9	31.3	28.3	26.4	30.5	25.8
Sales tax (per cent) [7]
General rate	7	Nil	5	8	8	9.975	8	10	9	8
Tobacco tax (dollars per carton of 200 cigarettes) [8]	42.60	40.00	54.80	65.28	30.36	25.80	44.72	56.34	53.19	47.96

1 Rates shown are those known and in effect as of June 1, 2013.

2 BC intends to increase its general corporate income tax rate to 11 per cent effective April 1, 2013. Nova Scotia intends to decrease its small business corporate income tax rate to 3 per cent and reduce the small business threshold to $350,000 both effective January 1, 2014. Manitoba intends to increase its small business threshold to $425,000 effective January 1, 2014.

3 British Columbia has a two-person rate of $120.50; rates will increase effective January 1, 2014 to $69.25 per month for single persons, $125.50 for two- person families, and $138.50 for families of three or more persons. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Quebec levies a health contribution that varies with income. Quebec’s health contribution is capped at $150 annually per adult for modest income earners and increases to a maximum of $1,000 annually per adult for high income earners. Ontario levies a health premium as part of its provincial personal income tax system.

4 Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions.

5 The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland and Labrador specific sales taxes also apply to insurance premiums, except those related to individual life and health.

6 Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Newfoundland and Labrador and Prince Edward Island include provincial sales tax based on average pump prices as of June 2013. The Prince Edward Island excise rate consists of an ad valorem tax rate capped at 8.7 cents per litre and a volume-based motor fuel tax rate set at 4.4 cents per litre for gasoline and 11.5 cents per litre for diesel fuel.

7 The rates shown are statutory rates. As part of its GST harmonization, Quebec’s tax rate increased from 9.5 to 9.975% but will no longer apply on top of GST. Ontario, Nova Scotia, New Brunswick, Newfoundland and Labrador and Prince Edward Island also have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

8 Includes estimated provincial sales tax in all provinces except Alberta, British Columbia and Quebec. British Columbia intends to increase its tobacco tax rate to $44.60 effective October 1, 2013.

2013 Financial and Economic Review — August 2013